Exhibit 4.1
Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “***.” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
Dated 28 May 2007
THE ROYAL BANK OF SCOTLAND GROUP PLC
and
BANCO SANTANDER CENTRAL HISPANO, S.A.
and
FORTIS N.V. and FORTIS SA/NV
and
RFS HOLDINGS B.V.
CONSORTIUM AND SHAREHOLDERS’ AGREEMENT
LINKLATERS LLP
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref M. Middleditch

I.	Table of Contents

Contents		Page

1	Definitions and Interpretation	2

2	Incorporation of Company	10

3	Conduct of the Offer	11

4	Subscriptions	12

5	The Restructuring	14

6	The Retained Group	18

7	Governance	18

8	Termination and Conditionality	21

9	Determinations	22

10	Representations and Warranties	24

11	Provision of Information and Preparation of Accounts	24

12	Transfer Restrictions for the Investors	26

13	Further Funding	27

14	New Shareholders	28

15	Distributions	29

16	Confidentiality and Announcements	30

17	Advisers and Costs	30

18	Supremacy of this Agreement	30

19	Entire Agreement and Non Reliance	31

20	General	32

21	Notices	34

22	Choice of law and arbitration	35

	Schedule 1 Investor Commitments	36

	Schedule 2 The Offer	37

	Schedule 3 — Part 1 Transfer of the Acquired Businesses	41
 i

 ii

This Agreement is made on 28 May 2007 between:
(1)	THE ROYAL BANK OF SCOTLAND GROUP PLC, a company incorporated in Scotland (registered no. SC45551), whose registered office is at 36 St Andrew Square, Edinburgh, EH2 2YE (“RBS”);
(2)
BANCO SANTANDER CENTRAL HISPANO, S.A., a company incorporated in Spain (registered at the Cantabria Commercial Registry), whose registered office is at Paseo de Pereda 9-12, Santander, Spain (“Santander”);

(3)
FORTIS N.V., a company incorporated in The Netherlands (registered no. 300.72.145 at the Utrecht Trade Register), whose registered office is at Archimedeslaan 6, 3584 BA, Utrecht, The Netherlands and FORTIS SA/NV, a company incorporated in Belgium (registered no. 0.451.406.524), whose registered office is at 20 Rue Royale, Brussels B-1000, Belgium (together “Fortis”); and

(4)	RFS HOLDINGS B.V., a company incorporated in the Netherlands (registered no. 34273228), whose registered office is at Strawinskylaan 3105, 1077 ZX Amsterdam, The Netherlands (the “Company”).
Recitals:
(A)
The Investors propose to invest in the Company, a limited company newly incorporated for the purpose of making an offer to acquire the whole of the issued share capital of ABN AMRO. It is proposed that the Offer will be announced by means of the Press Announcement.

(B)
This Agreement regulates the relationship between the Investors and between the Investors and the Company, sets out the terms on which the Investors are willing to acquire Shares in the Company and on which the Investors and the Company are to effect the Offer, and governs the ongoing management of the Company, before and after the Offer Satisfaction Date.

(C)
Subject to, and conditional on, the Offer Going Wholly Unconditional, the parties have reached agreement that certain assets of the ABN AMRO Group are to be transferred directly or indirectly to certain parties (or members of their respective Groups) and that certain arrangements are to be implemented in relation to the Retained Group, in each case on the terms, and subject to the conditions, set out herein.

(D)
Each of the Investors considers the acquisition of the respective Acquired Businesses to be in the best interests of the various businesses comprising the ABN AMRO Group and their individual shareholders, since they believe that the strategic fit with their assets and businesses will lead to substantial value creation and benefits. Accordingly, it is the intention of each of the Investors that the restructuring of ABN AMRO and resultant acquisition of the Acquired Businesses directly or indirectly by each of the Investors be effected in the most efficient way and as promptly as reasonably practicable in accordance with this Agreement, with the aim to create maximum value for their respective shareholders. Until such time as the reorganization of ABN AMRO is complete, the parties intend to operate the business in accordance with the Business Plan.

It is agreed as follows:
1	Definitions and Interpretation
1.1	Definitions
"ABN AMRO” means ABN AMRO Holding N.V.;
"ABN AMRO Accounts” means the audited consolidated accounts of the ABN AMRO Group for the year ended 31 December 2006;
"ABN AMRO ADRs” means American Depositary Receipts of ABN AMRO each representing one ABN AMRO Share;
"ABN AMRO Bank” means ABN AMRO Bank N.V.;
"ABN AMRO Group” means ABN AMRO and its subsidiaries and subsidiary undertakings and “ABN AMRO Group Company” shall be construed accordingly;
"ABN AMRO Shares” means ordinary shares in the capital of ABN AMRO (including such shares underlying ABN AMRO ADRs) and financial preference shares and formerly convertible preference shares in the capital of ABN AMRO;
"Acquired Business(es)” in the case of each Investor, means the businesses to be acquired directly or indirectly by that Investor or a member of its Group pursuant to this Agreement as described in Part 2 of Schedule 3, in each case including the Acquired Business Assets relevant to that business but subject to the Liabilities, to the extent that such Liabilities relate to such business;
"Acquired Business Assets” in the case of each Acquired Business, means the Business Assets of that business;
"Acquired Business Manager” shall have the meaning set out in Clause 7.5.1;
"Acquired Companies” in the case of each Investor, means the members of the ABN AMRO Group to be acquired by that Investor or a member of its Group pursuant to this Agreement and “Acquired Company” shall mean any one of such members;
"Acquired Company Shares” means such of the shares in the Acquired Companies as are held by any member of the ABN AMRO Group or in which any member of the ABN AMRO Group is interested;
"Adjusted Consortium Proportions” means:
(a)	with respect to RBS, 53.0988%; and

(b)	with respect to Fortis, 46.9012%
subject to adjustment in the event that there is an adjustment to the Consortium Proportions;
"Affiliate” means in relation to any person, its connected persons and any company which is its subsidiary or holding company or another subsidiary of any such holding company from time to time;
"AFM” means the Autoriteit Financiële Markten (The Netherlands Authority of the Financial Markets);
"Articles” means the current articles of association of the Company or, following their adoption in accordance with Clause 2.2, the New Articles or as the articles of association of the Company may be subsequently altered from time to time in accordance with this Agreement, and references in this Agreement to an “Article” shall be construed accordingly;

"Assumed Equity Value” means
(a)	with respect to the RBS Acquired Businesses taken as a whole, 97.485% of RBS’s Consortium Proportion of the total value of the consideration payable under the Offer;
(b)	with respect to the Santander Acquired Businesses taken as a whole, 97.485% of Santander’s Consortium Proportion of the total value of the consideration payable under the Offer; and
(c)	with respect to the Fortis Acquired Businesses taken as a whole, 97.485% of Fortis’ Consortium Proportion of the total value of the consideration payable under the Offer.
For the purposes of this definition, the value of the consideration payable under the Offer shall be calculated as at the Unconditional Date;
"Bank of Spain” means Banco de Espana;
"Board” means the board of directors of the Company;
"Board Reserved Matter” means a matter listed in Schedule 6;
"Business Assets” means, in the case of any Acquired Business or the Retained Business, that business and the assets, rights, benefits and other property owned by any member of the ABN AMRO Group which are exclusively or principally used, and accounted for, by that business as at the Unconditional Date (including the goodwill attached to such business and including the shares of each member of the ABN AMRO Group the activities of which exclusively or principally involve the carrying on of that business);
"Business Employees” means, in the case of each Acquired Business or the Retained Business and at any particular time, those employees of members of the ABN AMRO Group who are exclusively or principally engaged in that business at the relevant time;
"Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which banks generally are open for business in London, Amsterdam, Brussels and Madrid;
"Business Plan” means the business plan for the Company’s Group to be adopted by the Board as soon as practicable but in any event prior to the Offer Satisfaction Date and as amended or replaced by the Board from time to time in accordance with this Agreement;
"Business Unit” means a business unit through which the ABN AMRO Group carries on business, as described in the ABN AMRO Accounts;
"CBFA” means the Commission Bancaire Financière et Assurances;
"Chairman” means the chairman of the Board of the Company from time to time, as appointed pursuant to Clause 7.2;
"Challenge” has the meaning given to it in Clause 12.1.4(i);
"Companies Act” means the Companies Act 1985;

"Completion” means, in the case of each transfer of all or part of an Acquired Business or Acquired Company hereunder, Completion of that transfer pursuant to the provisions of paragraph 4 of Schedule 3 — Part 1;
"Completion Date” means, in respect of any Completion, the date on which such Completion takes place, being the effective date of any Legal Demerger or, in the case of a transfer of all or part of any Acquired Business by way of sale and purchase, the date agreed between the parties for such completion;
"Consortium Proportions” means:
(a)	with respect to RBS, 38.2780%;

(b)	with respect to Santander, 27.9117%; and

(c)	with respect to Fortis, 33.8103%.
"Deed of Accession” means a deed substantially in the form set out in Schedule 8;
"Default Interest Rate” means a rate equal to LIBOR plus 100 basis points;
"Director” means a director of the Company;
"DNB” means De Nederlandsche Bank (the Netherlands Central Bank);
"Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or another type of agreement or arrangement having similar effect;
"Fortis Acquired Businesses” means the Acquired Businesses to be acquired directly or indirectly hereunder by Fortis or a member of its Group as set out in Part 2 of Schedule 3;
"Fortis Acquired Companies” means the companies to be acquired directly or indirectly hereunder by Fortis or a member of its Group;
"Fortis Director” means, from time to time, any Director appointed to the Board upon a nomination by Fortis, or a wholly owned Group member of Fortis holding the F Shares, pursuant to Clause 7.1;
“Fortis Sub” means Fortis B.V., a company incorporated in the Netherlands with registered address Archimedeslaan 6, 3584 BA, Utrecht, the Netherlands;
"FSA” means the Financial Services Authority;
"F Shares” means the F Shares in the Company, the rights of which are to be set out in the New Articles and which are to be allotted to Fortis or a wholly owned member of its Group in accordance with Clause 4;
"Group” means, in relation to any company, its holding companies, subsidiaries and subsidiary undertakings and subsidiaries or subsidiary undertakings of such holding companies from time to time (but, in the case of RBS, shall exclude the Company and its subsidiaries and subsidiary undertakings and, in the case of the Company, shall exclude RBS and its Group);
"holding company” means a holding company as defined in section 736 and 736A of the Companies Act;
"ICC” means the International Chamber of Commerce;

"Initial Subscription Cost” means the subscription amount of the Shares pursuant to the Subscription;
"Investor” means any one of RBS, Santander and Fortis and “Investors” means two or more of them as the context requires;
"Investor Commitment” means, in relation to each Investor, the cash value set out against its name in column 2 of Schedule 1 which shall, in the case of RBS, include the Investor Share Commitment;
"Investor Share Commitment” means, in relation to RBS, that number of RBS Shares which are to be issued by RBS to shareholders of ABN AMRO whose ABN AMRO Shares are acquired pursuant to the Offer, compulsory acquisition procedures or otherwise;
"Investor Director” means a director appointed to the Board upon a nomination by one or more of the Investors in accordance with Clause 7;
"Investor Group” means, in relation to an Investor, that Investor and the members of its Group and “member of an Investor Group” shall be construed accordingly;
"Issue Price” means the price agreed between the Investors as being the issue price of any Shares to be issued pursuant to this Agreement;
"Legal Demerger” means a division by acquisition in accordance with Article 2 and/or 25 of the Sixth Company Law Directive;
"Liabilities” means losses, liabilities, costs, charges, actions, proceedings, claims, demands, duties and obligations of every description, including fines and penalties, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, known or unknown, ascertained or unascertained, claimed or unclaimed, disputed or acknowledged and whether related to contracts or other obligations which have been wholly or partly completed or performed and whether owed or incurred severally or jointly and whether owed as principal or surety and, in each case, whether incurred before or after Completion (including, without limitation, accrued tax liabilities and regulatory fines);
"LIBOR” means:
(a)
the British Bankers Association Interest Settlement Rate for Sterling and for a period most closely approximating the period for which a LIBOR rate is required displayed on the appropriate page of the Telerate screen, provided that if such page is replaced or the Telerate service ceases to be available, the parties may agree another page or service displaying the appropriate rate; or

(b)
(if no such rate is available for the relevant currency or relevant period) the rate as supplied to the parties at their request quoted by Barclays Bank plc to leading banks in the London interbank market;

"New Articles” means the articles of association of the Company proposed to be adopted in accordance with Clause 2.2;
"New Company” means the Company and any company formed as part of or pursuant to the Restructuring (including any reorganisation under Clause 5.1.2(ii));

"Offer” means the offer to be made by the Company for all of the issued and to be issued ABN AMRO Shares, as amended, varied, revised, supplemented or extended in accordance with this Agreement;
"Offer Documents” means the documents which together make, amend, vary, revise, supplement or extend the Offer (and related transmittal documents), setting out the terms and conditions thereof, to be issued by or on behalf of the Company;
"Offer Going Wholly Unconditional” means the Offer becoming or being declared by the Company wholly unconditional;
"Offer Satisfaction Date” means the first date on which the consideration due to holders of ABN AMRO Shares under the Offer is deposited with the exchange agent for the Offer;
"Permitted Disclosure” means any disclosure set out in Schedule 9;
"Potential Transfer Asset” means a Business Asset which is exclusively or principally used, and accounted for, by the Retained Business or by an Acquired Business to be acquired by an Investor (and accordingly which is a Business Asset of the Retained Business or that Acquired Business), but which another Investor wishes to acquire as part of an Acquired Business to be acquired by it;
"Press Announcement” means the press announcement which announces the Offer and its terms, to be released in accordance with paragraph 1.1 of Schedule 2;
"Proceeding” means any proceeding, suit or action arising out of or in connection with this Agreement or any other Transaction Document;
"Purchaser” means an Investor or any member of an Investor Group which that Investor nominates to be the company which is to acquire all or any part of any Acquired Business to be acquired pursuant to this Agreement by such Investor (or a member of its Group);
"Qualifying Group Payment” means, with respect to each Acquired Company to be acquired by an Investor or a member of its Group, a payment made on or after 31 December 2006 from any such Acquired Company to any member of the Retained Group or to any Acquired Company to be acquired by another Investor or a member of its Group by way of dividend or other distribution (whether in cash or in specie), repayment of capital or purchase of own share capital, provided that in the case of any such payment in respect of which a provision shall have been made and reflected in the ABN AMRO Accounts, the amount of the Qualifying Group Payment shall be limited to the amount (if any) by which the relevant payment exceeds the provision made in respect thereof as at such date and provided further that the payment of a dividend or other distribution in a manner and amount consistent (in all material respects) with the past practice of the relevant Acquired Company shall not constitute a Qualifying Group Payment;
"Qualifying Group Transfer” means a transfer of any assets on or after 31 December 2006 made between a member of the Retained Group and any Acquired Company or between any Acquired Company to be acquired by an Investor or a member of its Group and any Acquired Company to be acquired by another Investor or a member of its Group (or, to the extent ascertainable from the ABN AMRO Group’s accounting records, between Business Units within the same entity that are to be acquired by different Investors) at a value below the value at which the relevant assets were reflected in the ABN AMRO Accounts and which, in any case, is material to the relevant Business Unit;

"RBS Acquired Businesses” means the Acquired Businesses to be acquired directly or indirectly hereunder by RBS or a member of its Group, as set out in Part 2 of Schedule 3;
"RBS Acquired Companies” means the companies to be acquired directly or indirectly hereunder by RBS or a member of its Group;
"RBS Director” means, from time to time, any Director appointed to the Board upon a nomination by RBS, or a wholly owned Group member of RBS holding the R Shares, pursuant to Clause 7.1;
"RBS Shares” means ordinary shares of 25p each in the capital of RBS;
"Regulators” means the DNB, AFM, Bank of Spain, CBFA, FSA and any other central bank or regulatory authority having the responsibility for regulatory oversight over any member of the ABN AMRO Group or an Investor;
"Restructuring” means the transactions to be carried out under Clause 5 and Schedule 3;
"Retained Business” means, as described in Part 3 of Schedule 3, the assets and undertakings of ABN AMRO and each member of the ABN AMRO Group other than the assets and Liabilities which form part of the Acquired Businesses, including shares in the members of the Retained Group, but subject to such Liabilities as relate to such assets or undertakings;
"Retained Business Shares” means the Retained Business Shares in the capital of the Company, the rights of which are to be set out in the New Articles and which are to be allotted to RBS, Fortis and Santander (or wholly owned members of their Groups) in accordance with Clause 4;
"Retained Group” means the ABN AMRO Group, excluding the Acquired Companies;
"R Shares” means the R Shares in the capital of the Company, the rights of which are to be set out in the New Articles and which are to be allotted to RBS (or a wholly owned member of its Group) in accordance with Clause 4;
"Santander Acquired Businesses” means the Acquired Businesses to be acquired hereunder by Santander or a member of its Group as set out in Part 2 of Schedule 3;
"Santander Acquired Companies” means the companies to be acquired hereunder by Santander or a member of its Group;
"Santander Director” means, from time to time, any Director appointed to the Board upon a nomination by Santander or a wholly owned Group member of Santander holding the S Shares pursuant to Clause 7.1;
"SEC” means the US Securities and Exchange Commission;
"Shareholder” means a holder of Shares from time to time;
"Shares” means ordinary shares in the capital of the Company which, for the avoidance of doubt, rank pari passu as to dividends and other distributions, voting and return of capital or, following the adoption of the New Articles, F Shares, R Shares, S Shares and/or Retained Business Shares, as the context may require;
"S Shares” means the S Shares in the capital of the Company, the rights of which are to be set out in the New Articles and which are to be allotted to Santander (or a wholly owned member of its Group) in accordance with Clause 4;

"Subscription” means the subscription by the Investors for Shares in accordance with Clause 4;
"Subscription Dates” means each date after the Unconditional Date which the Company may notify to the Investors as being the date(s) by which the Company requires funds to acquire any ABN AMRO Shares held by persons other than the Company, whether pursuant to the Offer, compulsory acquisition rules under Dutch Law or otherwise and “Subscription Date” shall mean any one of such Subscription Dates;
"subsidiary” means a subsidiary as defined in section 736 and section 736A of the Companies Act;
"subsidiary undertaking” means a subsidiary undertaking as defined in section 258 of the Companies Act;
"Super Board Majority” means in respect of a meeting of the Board or a committee of the Board, a decision agreed to by at least one RBS Director, one Santander Director and one Fortis Director;
"Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;
"Tax Agreement” means the agreement to be entered into pursuant to Schedule 3 Part 10;
"Tax Correspondence” means computations and returns relating to Taxation, claims, elections, surrenders, disclaimers, notices and consents for Taxation purposes and any correspondence with any Tax authority in relation thereto;
"Tax Dispute” means any contention by a Tax authority (including by way of the issuance of any assessment or correspondence) that a liability to Tax may arise or that a Tax Relief may not be available;
"Tax Relief” includes any relief, loss, allowance, exemption, set-off, deduction or credit in computing or against profits or Taxation and any right to repayment of Taxation;
"Third Party Indebtedness” means all loans and other borrowings in the nature of indebtedness (including all interest thereon and in particular debt securities issued under any debt issuance programme) owed or guaranteed by an Acquired Company or a member of the Retained Group to persons other than an Acquired Company or a member of the Retained Group;
"Trade Mark Licences” means the licences in respect of the trade marks used by members of the ABN AMRO Group to be entered into between the relevant members of the ABN AMRO Group and each of RBS, Santander, Fortis and members of the Retained Group (as the case may be) as provided for in Part 7 of Schedule 3;
"Transaction Documents” means this Agreement, the Articles, the Business Plan, the Tax Agreement, the Trade Mark Licenses and any other agreements entered into pursuant to this Agreement;

"Transaction” means the Subscription, the acquisition of ABN AMRO Shares pursuant to the Offer and the implementation of the Restructuring;
"Transfer” means, in relation to any share, loan note or other security or any legal or beneficial interest in any share, to:
(a)	sell, assign, transfer or otherwise dispose of it;

(b)	create or permit to subsist any Encumbrance over it;

(c)	direct (by way of renunciation or otherwise) that another person should, or assign any right to, receive it;

(d)	enter into any agreement in respect of the votes or any other rights attached to the share other than by way of proxy for a particular shareholder meeting; or

(e)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing, and “Transferred”, “Transferor” and “Transferee” shall be construed accordingly;
"Transfer Conditions” means the conditions set out in paragraph 1 of Part 1 of Schedule 3, being the conditions precedent to the transfer of any Acquired Business;
"Transfer Taxes” means stamp duties and taxes, stamp duty reserve tax, real estate transfer taxes, registration duties and taxes and duties of a similar nature payable in respect of a direct or indirect transfer of assets or shares;
"Unconditional Date” means the date of the Offer Going Wholly Unconditional;
"VAT” means within the European Community such tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Community any tax levied by reference to added value or sales; and
"Wrong Box Asset” means a Business Asset which, as at the Unconditional Date, is owned by a member of the Retained Group but which is an asset which is exclusively or principally used, and accounted for, by an Acquired Business (and accordingly should be an Acquired Business Asset) or which is owned by an Acquired Company to be acquired by one Investor but which is exclusively or principally used, and accounted for, by an Acquired Business of another Investor or by the Retained Business (and accordingly should be an asset of such Acquired Business or the Retained Business as the case may be).
1.2	Interpretation
In this Agreement, save where the context otherwise requires:
1.2.1	the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders;

1.2.2	headings and the use of bold typeface shall be ignored;
1.2.3
references to any enactment shall include references to such enactment as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted save where any amendment or modification to such enactment increases any liability under this Agreement or imposes obligations which are additional hereto;

1.2.4	unless otherwise expressly provided, expressions defined in the Companies Act have the meanings there given to them;
1.2.5
a reference to a “party” is to a party to this Agreement for the time being and a reference to the “parties” is, unless otherwise stated to the contrary, a reference to all parties to this Agreement for the time being;

1.2.6	“including” and similar expressions are not to be construed as words of limitation;
1.2.7	references to times of the day are to London time (unless otherwise specified);
1.2.8	a person shall be deemed to be connected with another if that person is connected with another within the meaning of Section 839 ICTA 1988;
1.2.9	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;
1.2.10
any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and a reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11
a specific Transaction Document is a reference to that document as amended, varied, novated, supplemented or replaced from time to time (other than in breach of the provisions of this Agreement) or the relevant Transaction Document; and

1.2.12	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of the Investors and the Company.
1.3
Where a consent or approval is expressed in this Agreement to be required of Directors, it may be given, without limitation and without prejudice to the Articles at a board meeting at which the requisite quorum of Directors is present (such quorum to be determined in accordance with the provisions of this Agreement), provided that:

1.3.1
the relevant matter is recorded clearly in the minutes of that board meeting as a matter which requires and has received the requisite level of consent of the Directors in accordance with the terms of this Agreement; and

1.3.2
a copy of the board minutes of the relevant meeting has been acknowledged in writing or countersigned as representing a true and accurate record of the matters discussed and agreed at that meeting by those Directors present.

1.4
The Schedules are part of this Agreement and shall have effect accordingly, and terms defined therein and not in the main body of this Agreement shall have the meanings given to them in such Schedules.

2	Incorporation of Company
2.1	Appointment of Directors and Allotment of Shares
The Investors have procured upon incorporation of the Company:
2.1.1	the appointment of:

(i)	Mark Fisher and Miller McLean as the first RBS Directors;
(ii)	José Antonio Álvarez and Ignacio Benjumea as the first Santander Directors; and
(iii)	K.A.M. de Boeck and A.M. Kloosterman as the first Fortis Directors; and
2.1.2	that 6,000 Shares with a nominal value of EUR 1 each were subscribed for and allotted to each of RBS, Santander Holanda B.V. and Fortis Sub.
Each Investor shall have equal Board representation until the Offer Satisfaction Date.
2.2	Agreement and adoption of the New Articles
As soon as reasonably practicable after the date hereof but in any event before the Unconditional Date:
2.2.1
the parties shall negotiate in good faith and use all reasonable endeavours to agree the form of, and have all Shareholders adopt a written resolution to amend the Articles and execute a deed of amendment of the Articles before a Dutch civil law notary, implementing the agreed form of the New Articles;

2.2.2
the New Articles shall contain provisions reflecting (i) that the Company is the vehicle to be used by Fortis, RBS and Santander to acquire ABN AMRO and to give effect to the subsequent Restructuring and (ii) the parties’ intention to implement the Restructuring and to acquire their respective Acquired Businesses as promptly as reasonably possible; and

2.2.3	the New Articles shall contain provisions which are consistent with those contained in clauses 7.1 to 7.9 (other than clause 7.3).
2.2.4	the New Articles shall include the rights of the F Shares, R Shares, S Shares and Retained Business Shares. Such rights shall include:
(i)
in respect of income, the exclusive right to receive such dividends, distributions and other payments as the Board may resolve to pay out of distributable profits attributable to such class of shares, in each case in accordance with Clause 15 hereof;

(ii)	in respect of capital, the exclusive right on a winding up or other return of capital to receive the net assets attributable to such class of shares; and
(iii)	in respect of voting, the right to cast one vote in respect of each share held.
In the case of each class of shares, distributable profits or net assets (“Entitlements”) attributable to the relevant class shall be those attributable to the Acquired Business to be acquired by RBS (in the case of the R Shares), Fortis (in the case of the F Shares) and Santander (in the case of the S Shares) and shall be those attributable to the Retained Business (in the case of the Retained Business Shares). For the avoidance of doubt, the Entitlements attributable to any Acquired Business or the Retained Business shall include the proceeds of sale of any such business (whether to the appropriate Investor or a third party).
3	Conduct of the Offer
The provisions of Schedule 2 shall apply.

4	Subscriptions
4.1	Application for and issuance of Shares
By signing and exchanging this Agreement each of the Investors (on behalf of itself and any nominee it nominates pursuant to Clause 4.8), subject to and in accordance with this Agreement, agrees that it shall:
4.1.1	apply for and agree to accept the Shares to be subscribed for by it pursuant to this Agreement, subject to the Articles;
4.1.2
procure that all Shareholders it controls shall exercise their voting rights in general meetings of Shareholders of the Company or adopt a written resolution to issue the Shares (to be) subscribed for by each of the Investors pursuant to this Agreement and to exclude any pre-emptive rights the Shareholders may have pursuant to law and/or the Articles in connection with such issuance(s) of Shares; and

4.1.3	execute a deed of issuance of Shares before a Dutch civil law notary, in each case to effect such issuance.
4.2	Classes of Share to be allotted
Each Investor’s obligation to take up Shares under this Agreement shall be satisfied by the Company:
4.2.1	in respect of 3.4383 per cent of the Shares to be allotted, by the allotment of Retained Business Shares at the Issue Price to the Investors in the Consortium Proportions; and
4.2.2
in respect of the balance of the Shares to be allotted, by the allotment, in each case at the Issue Price, of R Shares to RBS, F Shares to Fortis and S Shares to Santander in the Consortium Proportions.

4.3	Obligations on each Subscription Date
At 12.00 (CET) noon on each Subscription Date:
4.3.1
each Investor shall pay such amount into such account as shall be notified to it in writing by the Company at least 3 Business Days prior to the Subscription Date, for immediate value in the Netherlands in cleared funds, in consideration for its subscription for Shares of the relevant class, such amount (when added to all other amounts paid by such Investor under this clause) not to exceed that Investor’s Commitment and to be consistent with its Consortium Proportions which, if appropriate for this purpose, shall be reduced in respect of RBS to reflect the proportion of the total consideration RBS is to satisfy by the issue of RBS Shares;

4.3.2	RBS shall issue and allot the relevant number of RBS Shares forming part of its Investor Share Commitment in accordance with the terms of the Offer;
4.3.3
the Company shall issue, pursuant to a deed of issuance of Shares to be executed before a Dutch civil law notary, and allot to each Investor or to a wholly owned member of its Group the relevant number of Shares of the relevant class (including, in the case of RBS, the allotment at the Issue Price of the appropriate number of Shares to be allotted in consideration of the allotment by RBS of the RBS Shares in accordance with Clause 4.3.2) and the Company shall enter its name in the register of members of the Company of the relevant class in respect thereof; and

4.3.4
unless otherwise agreed by the Investors, the subscriptions under Clause 4.2.2 are to occur simultaneously, on the terms set out below and promptly so as to ensure that the Company is able to and will satisfy the consideration payable under the Offer in accordance with its terms, and any relevant legal or regulatory requirements.

4.4	No Opposition
Each of the Investors severally undertakes that it shall not exercise its rights as a shareholder or through its nominee directors of the Company to prevent the Company from exercising its rights to enforce the obligations of the Investors to subscribe for Shares in cash as set out in this Agreement. Notwithstanding any other provision of this Agreement or any agreement or document to be entered into in connection with it, the parties agree that: (i) upon the Unconditional Date their respective obligations under this Clause 4 shall be unconditional and irrevocable; and (ii) until the Company has satisfied its obligations to pay to holders of ABN AMRO Shares the consideration due to them, whether under the Offer, compulsory acquisition rules under Dutch law or any relevant legal or regulatory requirement or otherwise, none of the parties shall:
4.4.1	invoke any provision of this Agreement as a ground for refusing to comply with its obligations under this clause 4;
4.4.2	exercise any right, power or discretion to terminate or cancel this Agreement or its obligations under this clause 4;
4.4.3	have or exercise any right of rescission or similar right or remedy which it may have in respect of this Agreement or its obligations under this clause 4; or
4.4.4	exercise any right of set-off or counterclaim in respect of its obligations under this clause 4.
4.5	Application of Subscription Monies
The subscription monies received by the Company pursuant to this Clause 4 shall be applied to fund any part of the cash consideration due under the Offer and any part of the Company’s expenses incurred in accordance with this Agreement.
4.6	Terms of Allotment
All Shares to be subscribed, allotted and issued in accordance with this Agreement shall respectively be subscribed, allotted and issued fully paid and free from all Encumbrances and with all the rights attaching to them pursuant to the Articles or the New Articles, respectively.
4.7	Investors’ existing ABN AMRO Shareholdings
The Investors and the Company agree to co-operate in good faith in order to structure the Offer and/or to conduct themselves in a manner that avoids legal, Tax or regulatory issues being caused to any Investor or any member of its Group as a result of their existing holding of ABN AMRO Shares and the issue of RBS Shares to such Investor or Group member pursuant to the Offer. Each Investor undertakes that any ABN AMRO Shares which are owned and controlled by it or any member of its Group will be assented to the Offer.

4.8	Identity of Subscriber
It is acknowledged that any Shares which any Investor is required to subscribe for pursuant to this Clause 4 may also, on nomination by the relevant Investor, be subscribed for by such person as would be permitted to be a Transferee pursuant to Clause 12.1.2, subject to compliance with the requirements imposed on such a Transferee pursuant to this Agreement. It is further acknowledged that, subject to compliance with such requirements:
4.8.1	any Shares for which Santander is required to subscribe will be subscribed for by Santander or Santander Holanda B.V.; and
4.8.2	any Shares for which Fortis is required to subscribe will be subscribed for by Fortis or Fortis Sub.
5	The Restructuring
5.1	Restructuring Terms and Intentions
5.1.1
This clause 5 and Schedule 3 set out the principles and terms on which the ABN AMRO Group shall be operated with effect from the Offer Satisfaction Date and on which Acquired Businesses are proposed to be acquired from the ABN AMRO Group directly or indirectly by RBS, Santander and Fortis or members of their respective Groups. The parties acknowledge that the overriding principle of this Agreement and the basis on which the Investor Commitments have been determined is that each Investor shall acquire the assets and Liabilities attributable to its Acquired Businesses as described in Part 2 of Schedule 3. The provisions of this Agreement shall be construed in accordance with this overriding principle.

5.1.2	The parties acknowledge and agree that:
(i)
they do not know many of the key facts relating to the ABN AMRO Group, including the precise identity and ownership of the Acquired Businesses and the Retained Business or the extent to which parts of the ABN AMRO Group rely on or receive services provided by other parts of the ABN AMRO Group or share assets or services;

(ii)
there will need to be a reorganisation of the ABN AMRO Group after the Unconditional Date (i) with a view to ensuring, consistent with the provisions of Schedule 3, that the Acquired Business Assets of each Acquired Business can be managed and transferred in a manner which is as efficient as is reasonably practicable for the relevant Investor from a Tax, regulatory, human resources, financial and operational point of view, while minimising the impact on any other Investor or its Acquired Business or the Retained Group and (ii) with the aim of ensuring that each of the Investors shall achieve the profit streams as used to calculate the valuation (as at the date of the ABN AMRO Accounts) used by the Investors as the basis for the Offer; and

(iii)
they will negotiate in good faith, and will use commercially reasonable efforts to apply the principles set out in this Agreement (and in particular this Clause 5.1), to resolve all issues arising out of or in connection with the management of the Acquired Businesses or the Retained Business, after the Unconditional Date and the Restructuring.

5.1.3
The intention of the parties is that, after the Unconditional Date, the management and acquisition by the individual Investors or members of their respective Groups of the Acquired Businesses, the management of the Retained Business and any reorganisation of the ABN AMRO Group prior to such acquisition should be implemented in a manner that is:

(i)	consistent with the principles set out in Schedule 3 and the Business Plan; and
(ii)
as efficient for all parties and the ABN AMRO Group as is reasonably practicable from a Tax, regulatory, human resources, financial and operational point of view taking into account (in the case of Tax) the principles in Part 10 of Schedule 3.

5.1.4	It is possible that:
(i)	one Investor may be left as the owner of the companies forming the ABN AMRO Group (excluding those to be acquired by the other two Investors and those forming the Retained Business);
(ii)
accordingly, that Investor would not actually acquire its Acquired Business directly; if this occurs it is intended that, as between that Investor and the other Investors, the terms of this Agreement will be applied as nearly as is practicable as if that Acquired Business had been acquired from the ABN AMRO Group and the terms of Schedule 3 shall be construed accordingly.

5.2	Due Diligence and Revisions
Pursuant to the agreement, acknowledgments and intentions set out in or contemplated by Clause 5.1, the parties shall:
5.2.1
seek to undertake as much due diligence as is permitted by ABN AMRO and as is reasonably practicable with a view to ensuring, as far as and as soon as reasonably practicable, that the assets and Liabilities forming part of each Acquired Business are identified and that the disposal by the ABN AMRO Group of each Acquired Business is effected in accordance with the principles of Clause 5.1 and Schedule 3;

5.2.2
as soon as reasonably practicable after the Unconditional Date and subject to Clause 5.2.3 below, and to the extent necessary to reflect (i) amendments to the terms set out in this Agreement or (ii) terms agreed to be supplementary to the terms set out in this Agreement, negotiate in good faith to finalise definitive agreements for the:

(i)	transfer to each Investor or member of its Group of its Acquired Business;
(ii)
provision of transitional or ongoing services between all or any of the Acquired Businesses and the Retained Business or between two or more Acquired Businesses (including, without limitation, information technology, operations and infrastructure support services) which are reasonably necessary to conduct the Acquired Businesses and the Retained Business on terms and in a manner which is in accordance with Clause 5.7 and Schedule 3;

(iii)	matters referred to in paragraph 1.3 of Schedule 3 Part 6;
(iv)	allocation of Taxes and Tax Relief and dealing with Tax Correspondence and Tax Disputes, as provided for in Part 10 of Schedule 3;
(v)	granting of trade mark licences as provided for in Part 7 of Schedule 3; and
(vi)	implementation of such other matters as the parties consider appropriate, in each case on terms which are consistent with the intention and principles set out in this Clause 5 and Schedule 3;
5.2.3
consider and negotiate in good faith any reasonable changes proposed by an Investor to the arrangements contemplated by this Agreement or the Transaction Documents (including, without limitation the terms of Schedule 3) and that they will use their reasonable endeavours to consider and agree any necessary amendments to this Agreement or the Business Plan or to any other relevant document in order to give effect to such changes, where such changes:

(i)	are reasonably required:
(a)	in order to assist in or facilitate the Tax, regulatory, human resources, financial or operational planning of an individual Investor; or
(b)	if all or part of an Acquired Business cannot sensibly be transferred to an Investor with reasonable promptness after the Offer Satisfaction Date or at all; and
(ii)
do not or are not (in the reasonable opinion of any of the Investors) likely to materially prejudice the rights or powers or Tax, regulatory, human resources, financial or operational position of another Investor, the Company or the ABN AMRO Group;

5.2.4
consider and negotiate in good faith any reasonable changes proposed by an Investor to the arrangements contemplated by this Agreement or the Transaction Documents to take account of any acquisitions or disposals of companies, businesses or undertakings since 31 December 2006.

5.3	Failure to agree
If any of the terms of the definitive agreements to implement the Restructuring, referred to in or contemplated by Clause 5.1 or 5.2 are not agreed between the Investors within 180 days after the Unconditional Date (or within such longer period as the Investors may agree), the matters in dispute shall, on the application of any Investor, be determined in accordance with Clause 9. Following agreement or determination of such terms, the parties agree that they shall execute (or procure the execution of) such documents as may be required to implement such terms.
5.4	Timing of the Restructuring
Taking into account the intention to maximise the efficiency of the Restructuring from a Tax, regulatory, human resources, financial and operational point of view, as well as with the aim to maximise so far as reasonably practicable value to each Investor and its shareholders, each party shall use all reasonable endeavours to implement the Restructuring as soon as reasonably practicable after the Unconditional Date. It is acknowledged that disposals by the ABN AMRO Group of any of the Acquired Businesses need not be effected simultaneously.

5.5	Accounting between the Parties
The parties acknowledge that the operation of this Clause 5 and Schedule 3 is likely to lead to a number of adjustments and payments between the parties which, in the absence of agreement between the Investors, shall be determined in accordance with Clause 9. The parties will put in place reasonable arrangements to record such adjustments and the liability to make such payments on the basis that, in order to avoid numerous de minimis matters having to be dealt with, the Investors will settle (or procure that the relevant ABN AMRO Group Companies settle) such Liabilities between themselves on a monthly basis (unless otherwise agreed). Paragraph 1.1.8 of Schedule 3 Part 10 shall apply as regards the manner of making such payments and adjustments.
5.6	Adjustment of Assumed Equity Value
Notwithstanding any other provision of this Agreement but without prejudice to Schedule 3, no adjustment shall be made to the Assumed Equity Value of all or any part of an Acquired Business.
5.7	Intra Group Arrangements
5.7.1
It is acknowledged that the Investors have agreed the Consortium Proportions and their relative contributions to the Company based on the ABN AMRO Accounts and that such accounts reflect the arrangements within the ABN AMRO Group for the use of assets, facilities and services which were in place during 2006.

5.7.2
Accordingly, if as of the Unconditional Date any Acquired Company or any of the Acquired Businesses to be acquired by any one Investor (or a member of its Group) uses any assets, facilities or services (including the management and allocation of credit default swaps and other derivatives exposure) of any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any other Investor (or a member of its Group) or if any member of the Retained Group uses any assets, facilities or services (including as aforesaid) of any Acquired Company or Acquired Business the Investors shall, and the Company shall procure that the Retained Group shall, following the Unconditional Date, use their respective reasonable endeavours to procure that such arrangements are continued to the extent necessary to enable the relevant companies or businesses using such assets, facilities or services (including as aforesaid) to carry on their business in the manner in which it is carried on on the Unconditional Date. Notwithstanding any other provision of this Agreement (to the intent that this sentence will prevail to the extent of any inconsistency between this sentence and any other such provision), any such arrangements shall (unless otherwise agreed between the Investors) be on the same terms (including in relation to transfer pricing) as applied within the ABN AMRO Group as at 31 December 2006.

5.7.3
Without prejudice to clause 5.7.2, the parties further agree that as soon as reasonably practicable following the Unconditional Date, they shall conduct a review of the basis on which such services are provided with a view to identifying anomalous terms and inappropriate pricing so as to, where appropriate, make recommendations for changes to the Board for consideration.

6	The Retained Group
Each of the parties agrees that, with respect to the Retained Group and the Retained Business, the terms of Schedule 4 shall apply.
7	Governance
7.1	Appointment of Directors of the Company
With effect from the Offer Satisfaction Date, the Board shall comprise four Directors, who shall, subject to Clause 7.8, be nominated for appointment by the Investors as follows:
•	RBS — two Directors (including the Chairman)
•	Santander — one Director
•	Fortis — one Director
Any Investor Director may be proposed for appointment, suspension or removal by the relevant Investor by written notice served on the Company and the other Investors. In such event, the Investors and the Company shall promptly take such steps as may be necessary to effect any such appointment, suspension or removal, including but not limited to procuring that all Shareholders shall (i) exercise their voting rights in a general meeting of Shareholders of the Company or adopt a resolution in writing to appoint, suspend or remove the relevant Investor Director and (ii) abstain from exercising their voting rights in the general meeting of Shareholders of the Company or adopt a resolution in writing in respect of the appointment, suspension or removal of an Investor Director other than in accordance with a proposal to that effect in accordance with this Clause 7 by the relevant Investor.
A Director may appoint another Director as his proxy for any specified meeting of the Board. In the case of the Fortis and Santander Directors, such proxy shall not be resident for Tax purposes in the United Kingdom. Such proxy may attend the specified meeting and exercise the votes of the Director who has appointed him and such appointing Director may direct his replacement on how to exercise such votes.
The parties agree that:
7.1.1	no Santander Director shall be resident for tax purposes in the United Kingdom; and

7.1.2	no Fortis Director shall be resident for tax purposes in the United Kingdom.
7.2	Appointment of the Chairman
The Chairman of the Board with effect from the Offer Satisfaction Date shall be Sir Frederick Anderson Goodwin. Thereafter the Chairman shall be appointed by RBS from amongst the RBS Directors appointed by RBS. The Chairman shall have a casting vote.
7.3	Phase 1 Governance
The parties agree that, subject always to the need to comply with all applicable legal and regulatory requirements and with the fiduciary obligations of each Director and of the Board of the Company, prior to the Offer Satisfaction Date, all decisions of the Board (including all decisions relating to the conduct of the Offer and any decisions relating to the waiver of any conditions to which the Offer is subject or declaring such conditions to be satisfied) shall be taken:

7.3.1	subject to Clause 7.3.2, so as to be consistent with the provisions of this Agreement; and
7.3.2 by Super Board Majority.
7.4	Phase 2 Governance
The parties agree that, subject always to the need to comply with all applicable legal and regulatory requirements and with the fiduciary obligations of each Director and of the Board of the Company, with effect from the Offer Satisfaction Date, the Company and the ABN AMRO Group shall be managed, and the governance of the Board shall be conducted in accordance with, the following principles:
7.4.1	unless otherwise provided in this Agreement, Board decisions shall be taken by majority vote and so as to be consistent with the provisions of this Agreement;
7.4.2	the RBS Acquired Business shall be managed by such person(s) as may be appointed pursuant to Clause 7.5 (subject as provided in Clause 7.5.5);
7.4.3	the Santander Acquired Business shall be managed by such person(s) as may be appointed pursuant to Clause 7.5 (subject as provided in Clause 7.5.5);
7.4.4	the Fortis Acquired Business shall be managed by such person(s) as may be appointed pursuant to Clause 7.5 (subject as provided in Clause 7.5.5);
7.4.5	the Board shall procure that there is reasonable consultation with each Investor on all matters which relate to its Acquired Business or to the Retained Business.
7.5	Management of the Acquired Businesses
7.5.1
Subject to the remaining provisions of this Clause 7.5, the Acquired Businesses shall be managed by such persons as may be appointed by the Board (each such person, an “Acquired Business Manager”). If at any time an Investor’s Acquired Businesses have no Acquired Business Manager (whether due to lack of appointment, resignation, dismissal or otherwise), the Investor to whose Acquired Businesses the vacancy relates shall be entitled (following discussion at the remuneration and nomination committee referred to in Clause 7.15) to propose to the Board a list of no less than three candidates that it considers are appropriate and have requisite experience for the vacant position. The relevant Investor may indicate to the Board an order of preference for the candidates.

7.5.2	The Board will appoint one of the candidates proposed by the relevant Investor to be the Acquired Business Manager unless it has reasonable grounds not to do so.
7.5.3
If the Board decides on reasonable grounds not to appoint any of the candidates proposed by the relevant Investor in respect of a vacancy, a candidate identified by the Board shall be appointed as the Acquired Business Manager for that Investor’s Acquired Businesses by a majority decision of the Board as soon as reasonably practicable.

7.5.4
Any Acquired Business Manager appointed by the Board from time to time shall be appointed on terms determined by the Board that are standard for a senior executive responsible for the management of a substantial business unit of a multi-national banking business. All Acquired Business Managers shall also be required to manage the relevant Acquired Businesses in accordance with the terms of this Agreement.

7.5.5
The Board shall delegate the responsibility for day to day management of the Acquired Businesses in the ordinary course to the respective Acquired Business Managers bearing in mind the context of the parties’ intention to implement the Restructuring pursuant to Clause 5 and the Investors’ economic interests pursuant to their Shareholdings. Such delegation shall however be subject to the Board retaining control of the financial and operating policies of the Company and to such safeguards and controls as may be reasonably appropriate for regulatory purposes. Subject to such conditions, the Acquired Business Managers shall be entitled to delegate such parts of their authority as they consider appropriate (acting reasonably) to such person or persons as they consider appropriate.

7.5.6
Subject to an obligation to act reasonably if it does so, the Board shall have the power to remove any Acquired Business Manager. If the Investor whose Acquired Businesses are being managed by an Acquired Business Manager wishes the Acquired Business Manager to be removed, it shall be entitled to make representations to the Board and the Board shall act in accordance with the relevant Investor’s wishes unless it has reasonable grounds to object to them. Upon any such removal, the provisions of this clause 7.5 shall apply in respect of the appointment of a replacement.

7.6	Other Senior Managers
Notwithstanding Clause 7.5, the Board shall procure that each of the individuals nominated to senior management positions in the ABN AMRO Group shall exercise their duties in a reasonable manner, bearing in mind the context of the parties’ intention to implement the Restructuring pursuant to Clause 5 and to maximise the joint and several economic interests of the Investors.
7.7	Board Reserved Matters
The Company undertakes for the benefit of each Investor that none of the Board Reserved Matters shall be carried out without the approval of the Super Board Majority.
7.8	Regulation of Board Meetings
Board meetings of the Company shall be conducted in accordance with the provisions in Part A and Part C of Schedule 5 and other matters relating to the Board shall be regulated in accordance with Part D of Schedule 5.
7.9	Regulation of Shareholder Meetings
General meetings shall be conducted in accordance with the provisions in Part B and Part C of Schedule 5.
7.10	Tax Matters
The Investors agree that they will use all reasonable endeavours to ensure that the Company is resident for tax purposes in the Netherlands and not in any other jurisdiction.

7.11	Investor Directors
Each of the Investors shall procure that its Investor Directors shall act in accordance and in a manner consistent with the terms of this Agreement (subject only to them not being in breach of their fiduciary duties as a result), including but not limited to exercising their voting rights in meetings of the Board or otherwise.
7.12	Shareholders Interests
It is agreed that the Company will be managed in good faith in the interests of all Shareholders.
7.13	Voting Trust
The parties shall procure that the Shareholders shall at all times exercise their voting rights in the general meeting of Shareholders of the Company so as to ensure, or shall otherwise procure, that full effect is given to the terms of this Agreement.
7.14	Accounting Policies
The accounting policies of the Company and its Group for use in the Company’s own accounts and in its Group consolidated accounts shall be determined by the Board. Subject to this and to the application of the Group’s accounting policies on consolidation of the individual Acquired Companies’ accounts into the Company’s consolidated accounts, each Investor shall be entitled to determine the accounting policies used in the individual accounts of each of its Acquired Companies.
7.15	Remuneration and Nomination Committee
The Investors shall procure that, with effect from the Offer Satisfaction Date, there is established a committee which shall comprise equal numbers (two in each case unless otherwise agreed) of representatives of each of the Investors, the role of which shall be to make recommendations to the Board concerning (a) nominations of individuals to senior management positions in the ABN AMRO Group and (b) the remuneration of managers within the ABN AMRO Group. Such recommendations shall only be effective if agreed unanimously by such committee. Such committee shall not be deemed to be a committee of the Board and the Board shall not be obliged to follow any such recommendations but shall consider such recommendations acting reasonably. Any member of such committee may convene a meeting of such committee on not less than five Business Days’ notice (unless otherwise agreed by the Investors). The quorum for any meeting of such committee shall be three, comprising at least one representative of each of the Investors.
7.16	Business Plan
The parties shall cooperate to procure that, as soon as reasonably practicable after the date of this Agreement, a Business Plan is produced for approval by the Board.
7.17	Human Resources Steering Group
Notwithstanding the fact that Part 4 of Schedule 3 generally only applies with effect from the Offer Satisfaction Date, the provisions of paragraphs 15 to 19 of Part 4 of Schedule 3 shall apply from the date of this Agreement.
8	Termination and Conditionality
8.1	Termination
Save as specified in this Agreement, this Agreement shall terminate only:

(i)	with the unanimous written consent of the Investors;
(ii)	with immediate effect without notice on any date after Subscription that all of the Shares are legally owned by one Investor or members of its Group;
(iii)	on the failure of the Press Announcement to be released in accordance with paragraph 1.1 of Schedule 2 on or before 31 May 2007 (or such later date as the Investors may agree);
(iv)	if the Offer lapses or is withdrawn; or
(v)	if the shareholders of any Investor deny an approval for the Offer or the Transaction as required pursuant to Clause 8.2 below.
The following provisions of this Agreement shall survive termination of this Agreement: Clause 1 and Clauses 18 to 22. Termination shall not affect a party’s rights and obligations which have accrued as at the date of such termination.
8.2	Conditionality
The parties acknowledge that some or all of the Investors may require approval of the Offer and/or the Transaction (or any part thereof) by their shareholders before being able to perform certain of their obligations pursuant to this Agreement. Accordingly and without prejudice to the effectiveness of all other provisions of this Agreement, the Investors’ obligations pursuant to Clauses 4, 5, 6 and 13 shall be conditional upon the relevant shareholder approvals being obtained. The Investors agree to seek any approval required from their respective shareholders for the full implementation of this Agreement at the same time as any required approval of the terms of the Offer is sought (all approvals in any event to have been sought before the Unconditional Date) and agree to use all reasonable endeavours to procure that such approvals are obtained from their respective shareholders as soon as reasonably practicable in the context of the overall expected timetable for the Offer.
9	Determinations
9.1
Any matter which this Agreement expressly states shall be determined in accordance with this Clause 9 shall first be referred for agreement to the Chief Executive of each Investor (or such persons as they may nominate for the purpose). If agreement is not reached within 40 Business Days of such referral the matter will, on the application of any Investor, be determined by the Independent Accountants. For the purposes of this Agreement, the Independent Accountants shall be a firm of independent chartered accountants of international repute, selected as soon as reasonably practicable by a unanimous decision of the Investors (acting reasonably and without delay) for the purposes of this Clause 9, or failing such agreement within 10 Business Days, nominated on the application of any Investor by the President for the time being of the Institute of Chartered Accountants in England and Wales (the “Independent Accountants”). The Independent Accountants shall be fully briefed by the Investors as to their intended role as soon as reasonably practicable after their appointment and shall be engaged by the Company to deal with all matters referred to them in accordance with this Clause 9. The parties shall use all reasonable endeavours to agree the terms of engagement of the Independent Accountants and shall not unreasonably withhold consent to the entry into by the Company of an engagement letter with the Independent Accountants on normal market terms, (including provisions relating to the indemnification by the Company of the Independent Accountants against Liabilities arising out of their engagement and the exclusion of liability of the Independent Accountants for their acts or omissions, subject in both cases to exceptions).

9.2
In making any determination pursuant to this Agreement, the Independent Accountants shall act as experts and not arbitrators and their determination shall be final and binding in the absence of manifest error. The fees and costs of the Independent Accountants incurred in connection with this Agreement shall be borne as they shall direct or, failing such direction, equally between the Investors which are parties to the determination.

9.3
For the purpose of the Company and the Investors (including any matter between two or more Investors) agreeing any matter pursuant to this Agreement or for the purposes of any determination of any matter by the Independent Accountants, each Investor and the Company shall procure that the other(s), its/their advisers and (where applicable) the Independent Accountants shall be given reasonable access at reasonable times to the books and records relating to such matter which are in its possession or control, or the possession or control of any of its subsidiaries, and shall procure that the other(s), its/their advisers and (where applicable) the Independent Accountants are allowed to take copies of such books and records and the Company shall procure that ABN AMRO takes such actions as are necessary for the Company or an Investor to comply with its obligations under this Clause 9.3.

9.4	Except to the extent that the parties agree otherwise, the Independent Accountants shall determine their own procedure, but:
9.4.1	shall make their determination pursuant to the provision of this Agreement as soon as is reasonably practicable;

9.4.2	the procedure of the Independent Accountants shall:
(i)	give the relevant parties a reasonable opportunity to make written and oral representations to them;
(ii)	require that the relevant parties supply each other with a copy of any written representations at the same time as they are made to the Independent Accountants; and
(iii)
permit each relevant party to be present while oral submissions are being made by any other party (save to the extent that the Independent Accountants determine that this would lead to a breach of confidence or the divulging of business secrets by any party).

9.5
The determination of the Independent Accountants pursuant to Clause 9.1 shall be made in writing and made available for collection by the parties at the offices of the Independent Accountants at such time as they shall determine and, unless otherwise agreed by the parties, include reasons for each relevant determination.

9.6	The parties shall co-operate with the Independent Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement.
9.7
Subject to Clause 9.8, nothing in this Clause 9 shall entitle a party or the Independent Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument.

9.8	A party shall not be entitled by reason of Clause 9.7 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.
9.9
Each party and the Independent Accountants shall, and shall procure that its and their advisers shall, keep all information and documents provided to them pursuant to this Clause 9 confidential and shall not use the same for any purpose, except for use in connection with the proceedings of the Independent Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

9.10
The Independent Accountants shall be entitled to obtain financial, legal, actuarial or other specialist advice as they may consider necessary or desirable for the purpose of fulfilling their obligations hereunder and the costs of obtaining such advice shall be met as provided in Clause 9.2.

9.11	Any challenge to a determination by Independent Accountants on the basis of manifest error shall be resolved by arbitration in accordance with Clause 22.
10	Representations and Warranties
Each of the Investors represents and warrants to each of the other parties on the terms set out in Schedule 7 as at the date of this Agreement.
11	Provision of Information and Preparation of Accounts
11.1
The Company shall procure that, with effect from the Unconditional Date, each Investor is supplied with such information relating to, and such access to, (i) the Acquired Business to be acquired by it or (ii) the Retained Business as it may reasonably require but not to the extent that any such sharing of such information is in breach of any applicable legal and regulatory requirements.

11.2
Each of the Investors shall share with the other Investors information received by it relating to the Acquired Business to be acquired by it to the extent reasonably necessary to implement the provisions of this Agreement (including Clause 5 and Schedule 3) or to the extent that such information relates also to the Retained Business or to the extent necessary to enable any other Investor to comply with its legal and regulatory obligations but not to the extent that any such sharing of such information is in breach of any applicable legal and regulatory requirements.

11.3
The Company shall, subject to applicable legal and regulatory requirements, supply each Investor with all information and documents necessary or desirable to enable it to give proper consideration over a reasonable period to any proposed transaction or matter on which its approval or consent is sought or required under the terms of this Agreement.

11.4
The Company shall direct the auditors of the Company or other relevant advisers to supply such information to each Investor that is reasonably required to comply with its obligations under this Clause 11.

11.5	An Investor may pass information on to those persons to whom the Investors are entitled to pass information under Clause 16.
11.6
Each of the Investors shall ensure that information provided to it relating to any Acquired Business (other than the Acquired Business to be acquired by it) is used only for the purpose of implementing the provisions of this Agreement (including Clause 5 and Schedule 3) or for compliance with applicable legal or regulatory obligations.

11.7
The Company shall prepare such audited consolidated financial information in relation to the Company and its Group as is determined by the Board to be required for the purposes of complying with the Company’s and its Group’s obligations to prepare statutory accounts in accordance with Dutch generally accepted accounting principles and/or International Financial Reporting Standards (with the latter in any event being applied in relation to the Company’s Group’s audited consolidated financial information) and for the purposes of the accounts of the Company and its Group being consolidated into the consolidated accounts of RBS. In addition, the Company shall prepare such financial information as the Investors require for their consolidated accounts as set out in Clause 11.8 below.

11.8	The Board shall procure the production and distribution to the Investors of the following accounting information relating to the affairs of the Company and its Group:
11.8.1	prepared in accordance with International Financial Reporting Standards and the Company’s and its Group’s accounting policies:
(i)	consolidated monthly management accounts which will comprise an income statement, balance sheet and statement of change in equity;
(ii)
a consolidated income statement, cash flow statement, balance sheet and statement of change in equity in respect of each quarter, including such notes and disclosures as are required by the Investors for their own financial reporting requirements; and

(iii)
a consolidated income statement, cash flow statement, balance sheet and statement of change in equity in respect of each financial year including such notes and disclosures as are required by International Financial Reporting Standards;

11.8.2
in respect of the accounting information referred to in Clause 11.8.1 above, a schedule detailing, in relation to the relevant Investor’s Acquired Businesses and the Retained Business, the adjustments required to the accounting information being distributed to Investors to reconcile them to the Investor’s accounting policies (subject to having been provided with sufficient details of the relevant Investor’s accounting policies to enable the production of such a schedule); and

11.8.3	such other financial information as Investors may reasonably request for their own regulatory compliance, tax and other requirements.
11.9
The financial information to be prepared pursuant to Clause 11.8.1 shall be segmented to show the Entitlements of RBS, Santander and Fortis in accordance with the rights attaching to the R Shares, the S Shares, the F Shares and the Retained Business Shares. The Company agrees that, to the extent reasonably practicable, it will provide the information to be provided by it pursuant to Clause 11.8 within such timeframes as may reasonably be requested by the Investors for the purposes of meeting their own financial reporting requirements.

11.10
The financial information to be prepared pursuant to Clauses 11.8.1 to 11.8.3 and 11.9 (other than the financial information specified in Clause 11.8.1(i)) shall be subject to a review by the Company’s auditors on a quarterly basis resulting in a quarterly review opinion and an annual audit conducted in accordance with International Standards on Auditing (resulting in an annual auditors report).

11.11
The Company shall procure that each Investor is given the ability to review on a quarterly basis the consolidated statutory accounts of the Company and its Group including related notes, disclosures and detailed schedules as referred to in Clauses 11.7, 11.8.1(ii) and (iii), 11.8.2, 11.8.3 and 11.9. Such reviews will, to the extent that the Company is able to procure it using its reasonable endeavours, be performed by the relevant Investor’s auditors being given access to the Company’s auditors and the relationship between the respective auditors will be arranged in accordance with International Standards on Auditing, in particular ISA 600 (“Using the work of another auditor”). In the event that the Company cannot procure such access using its reasonable endeavours, it will provide the Investors’ auditors with all information they reasonably require.

12	Transfer Restrictions for the Investors
12.1	General Restrictions
12.1.1
Notwithstanding any provision to the contrary in this Agreement or the Articles, each Investor undertakes to each of the other Investors and to the Company that it shall not at any time during the life of this Agreement Transfer Shares, unless:

(i)	the Transfer is permitted by Clause 12.1.2 or has been approved by the Board by a Super Board Majority;
(ii)	the proposed Transferee has entered into a Deed of Accession to this Agreement, in the form required by this Agreement and delivered this to the Company;
(iii)
the Company and the Investors have received from the proposed Transferee a legal opinion addressed to each of them in a form approved by the Board confirming that the Transferee has capacity and authority to enter into the document referred to in Clause 12.1.1(ii) and that such document, this Agreement and the Articles will constitute legal, valid and binding obligations on the Transferee (or their successors and assigns), which are enforceable in accordance with their terms; and

(iv)	it has obtained any necessary third party and regulatory consents.
12.1.2
Notwithstanding Clause 12.1.1(i), an Investor may transfer Shares to a wholly owned member of its Group provided that the Transferee undertakes to the Company that if the Transferee is to cease to be a wholly-owned member of its Group of the relevant Investor, all its Shares in the Company will, before the cessation, be Transferred to the original Investor (but only if such Investor would not have been in breach of this clause had that Investor continued to hold the Shares) or one of its wholly-owned Group members. Each of the Investors shall procure that its Investor Directors shall exercise their voting rights in meetings of the Board or otherwise to approve any Transfer of Shares in accordance with this Clause 12.1.2.

12.1.3
Following a transfer of Shares under this Clause 12.1, the original transferring Investor (but not a subsequent Transferor in a series of transfers to wholly-owned Group members) shall remain party to this Agreement and shall be jointly and severally liable with the Transferee under this Agreement as a Shareholder in respect of the transferred Shares.

12.1.4	Each Investor acknowledges and undertakes as follows:
(i)	it shall not challenge the validity or enforceability of the restrictions in this Clause 12 either as a matter of law or otherwise (“Challenge”); and
(ii)
in the event of a Challenge, the Investor making such Challenge shall indemnify and keep indemnified each other Investor and the Company against each loss, liability and cost which such other Investor or the Company may incur arising out of or in connection with a Challenge including each loss, liability and cost reasonably incurred as a result of settling or defending a Challenge.

12.2	Intermediate Changes of Control
Except as otherwise expressly provided in this Agreement:
12.2.1
RBS undertakes to procure that the Shares subscribed or taken up by it under this Agreement and any further Shares issued to it or to one of its wholly-owned Group members are at all times held and beneficially owned by a wholly-owned member of its Group;

12.2.2
Santander undertakes to procure that the Shares subscribed for by it under this Agreement and any further Shares issued to it or one of its wholly-owned Group members are at all times held and beneficially owned by a wholly-owned member of its Group; and

12.2.3
Fortis undertakes to procure that the Shares subscribed for by it under this Agreement and any further Shares issued to it or one of its wholly-owned Group members are at all times held and beneficially owned by a wholly-owned member of its Group.

13	Further Funding
13.1
Subject to Clause 4 and the remainder of this Clause 13, the Investors shall not have any obligation to provide any funding to either the Company or any member of the ABN AMRO Group, nor any guarantee, collateral or security in respect thereof.

13.2
In the event that any relevant Regulator requires the Company or any part of the ABN AMRO Group to be provided with further capital or other funding, or for any guarantee, collateral or security to be provided in respect thereof, the Board shall notify the Investors of full details of the requirement.

13.3
To the extent that, prior to Completion, any further funding, guarantee, collateral or security requirement notified to the Investors by the Board under Clause 13.2 concerns or arises in respect of an Acquired Business, the relevant Investor which is to acquire that business shall either:

13.3.1
contribute to the relevant Acquired Business such funding, or provide such guarantee, collateral or security as is required by the relevant Regulator on the terms required by such Regulator (such funding, guarantee, collateral or security to be provided directly for the benefit of the relevant Acquired Business); or

13.3.2
co-operate with the Board and the other Investors in taking or ensuring that such action is taken (at the cost of the relevant Investor, and including such action as may be required to limit the scope of operations of the relevant Acquired Business) as is required in order to reverse the requirement for such additional funding, guarantee, collateral or security, at the option of the Investor who is to acquire the relevant Acquired Business.
13.4
To the extent that any further funding, guarantee, collateral or security requirement notified to the Investors by the Board under Clause 13.2 concerns or arises in respect of the Retained Business Assets, each of the Investors undertakes to work with each other Investor and with the Board in order to either:

13.4.1	contribute such funding, or provide such guarantee, collateral or security as is required by the relevant Regulator on the terms required by such Regulator; or
13.4.2
take or ensure that such action is taken (including such action as may be required to limit the scope of the operations that have resulted in the additional requirement) as is required in order to reverse the requirement for such additional funding, guarantee, collateral or security, as may be agreed between the Investors (acting reasonably) in any such case.
Any funding requirement or other cost incurred or any guarantee, collateral or security provided by the Investors pursuant to this Clause 13.4 shall be met by the Investors in the Consortium Proportions.
13.5
In the event that any funding requirement or guarantee, collateral or security, or any other related cost, is due to be contributed by an Investor (the “Defaulting Investor”) pursuant to this Clause 13, but such Investor does not meet such obligation on time or at all, then the remaining Investors (the “Non Defaulting Investors”) shall be entitled, at their sole discretion and upon receiving any such request from the Board, to fulfil such obligation on behalf of the Defaulting Investor, and the Defaulting Investor shall indemnify and keep indemnified the Non Defaulting Investors in respect thereof.

13.6
If the FSA increases the capital or other funding requirement of RBS, or requires an additional guarantee, collateral or security to be provided in respect thereof and such requirement arises in whole or in part in relation to an Acquired Business (other than a RBS Acquired Business), the Investors will in good faith and acting reasonably consider what actions should be taken to meet the FSA’s requirement or otherwise alleviate the problem. Such actions could include the provision of additional capital by the Investors to their Acquired Businesses or, subject to the agreement of terms including as to the return of such capital (such agreement not to be unreasonably withheld), the provision by the Investors of additional capital to RBS.

14	New Shareholders
14.1
Each of the parties undertakes to procure that no shares in the capital of the Company shall be allotted, issued or Transferred to or otherwise acquired by a person who is not already a party to this Agreement (a “New Shareholder”) unless the New Shareholder has executed and delivered a deed of accession in the form set out in Schedule 8. The Company will, to the extent permitted by law, not enter the New Shareholder in the register of members unless this Clause 14 has been complied with in all respects.

14.2	The form of the deeds of accession set out in Schedule 8 and the requirements of this Clause 14 may be varied in a manner approved in writing by a Super Board Majority.
14.3	All executed deeds of accession shall be delivered to and held by the Company (for both itself and the other parties to this Agreement).
14.4
Subject to Clause 14.5, no party may assign, Transfer or create any trust in respect of, or purport to assign, Transfer, or create any trust in respect of, any of its rights or obligations under this Agreement without having first obtained the consent of the Board by a Super Board Majority, together with all relevant third party and regulatory consents.

14.5
An Investor may assign all or any proportionate part of its rights under this Agreement (including its proportionate part of the benefit of the warranties) to a person to whom it Transfers Shares in the capital of the Company in accordance with this Agreement, and any other Transaction Document as appropriate. No such assignment shall release any such Investor of its obligations hereunder for which it shall be jointly and severally liable with such assignee and provided that if such assignee ceases to be a wholly owned member of its Group of the relevant Investor such Investor shall procure that such assignee immediately reassigns such rights and obligations to it or to another of its wholly owned Group members (such further assignee being itself subject to the provisions of this clause).

14.6
Subject to Clauses 14.5 and 14.7, a person who has entered into a Deed of Accession pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions and continuing obligations of this Agreement as if it had been an original party in the capacity designated in the deed of accession and this Agreement shall be interpreted accordingly. Without limiting the general nature of this Clause 14.6, where the person is designated as an Investor in a Deed of Accession, it shall be entitled to the benefit of all representations, covenants, warranties and undertakings which this Agreement contemplates are given to the Investors, and “Investors” shall be construed accordingly.

14.7
Nothing in this Clause 14 shall affect a party’s accrued rights and obligations under this Agreement or shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged, or as entitling any party to receive again any benefit already enjoyed.

15	Distributions
15.1	Power of Board to pay dividends
Subject to any additional legal requirements, the payment or declaration of any dividend or other distribution on account of shares in the capital of the Company (including the timing and amounts of any such payments) shall be decided by the Board provided that no dividend or other distribution shall be paid on any class of Shares without the consent of the Investor holding such Shares and that if any decision to pay or make a dividend or other distribution is made it shall be made in accordance with the rights attaching to the Shares.
15.2	Recommendation, Declaration and Payment
Each Investor undertakes to exercise its respective voting rights, to procure that all resolutions required to facilitate the declaration or payment by any Group Company of dividends consistent with Clause 15.1 are duly passed.

16	Confidentiality and Announcements
16.1	General Restrictions
None of the parties shall, at any time, whether before or after the termination of this Agreement, divulge or permit its officers, employees, agents, advisers or contractors to divulge to any person (other than to any respective officers or employees of a party or a person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties):
16.1.1	any of the contents of any of the Transaction Documents or the Investors’ shared strategy with respect to the Transaction;
16.1.2
any information which it may have or acquire (whether before or after the date of this Agreement) relating to the business and/or any customers of or suppliers to the business, or otherwise to the business, assets or affairs of the Acquired Business to be acquired by any other party hereunder or, in each case, of the Retained Group;

16.1.3
any information which, in consequence of the negotiations relating to this Agreement or of being a party being involved in the business in any manner whatsoever (including as an Investor and as a nominator of a Director) or performing or exercising its rights and obligations under this Agreement, any party may have acquired (whether before or after the date of this Agreement) with respect to the customers, business, assets or affairs of any other party.

16.2	Excluded Information
The restrictions imposed by Clause 16.1 shall be subject to Schedule 9 and shall not apply in respect of any information:
16.2.1	which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;
16.2.2
which is obtained by the receiving party from a person who is not party to this Agreement (other than any Investor’s Group member) and who is not subject to a confidentiality obligation to any other party to this Agreement in respect of the information being provided; or

16.2.3	which is obtained or transmitted by any party by virtue of a Permitted Disclosure.
17	Advisers and Costs
Each Investor shall pay its own costs incurred in connection with the Transaction and the preparation, execution and implementation of the Transaction Documents, save the extent that the Investors agree that such costs should be borne by the Company.
18	Supremacy of this Agreement
If there is any conflict or inconsistency between the provisions of this Agreement and the Articles or the articles of association or constitutional documents of any other ABN AMRO Group Company, then for the purposes of giving effect to the letter or spirit of this Agreement, this Agreement shall prevail to the extent legally permitted. Each Investor will use its rights and powers to procure that the Articles and such other documents are amended, to the extent legally permitted, so as to accord with and give effect to the provisions of this Agreement and the Company shall procure that the articles of association of any other ABN AMRO Group Company are amended so as to accord with and give effect to the provisions of this Agreement.

19	Entire Agreement and Non Reliance
19.1	Entire Agreement
This Agreement and each Transaction Document constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.
19.2	Non Reliance
Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by a representation, warranty or undertaking (whether contractual or otherwise) given by any other party other than those set out in Clause 10 and Schedule 7, or otherwise as expressly set out in this Agreement or in a Transaction Document.
19.3	Exclusion of Liability
Save as provided in Clause 10, no party is liable to another party (in equity, contract or tort (including negligence) for a representation, warranty or undertaking that is not set out expressly in this Agreement or in a Transaction Document.
19.4	Further acknowledgements
Each of the Investors acknowledges, represents and agrees that:
19.4.1
(i) other than as set out in this Agreement, it has not relied on or been induced to enter into this Agreement by any representation, warranty, recommendation, advice or undertaking (whether contractual or otherwise) given by any member of another Investor Group and (ii) no member of an Investor Group shall have any liability to any other Investor or to any member of an Investor Group (in equity, contract or tort (including negligence)) for a representation, warranty or undertaking that is not expressly set out in this Agreement or in any other Transaction Document;

19.4.2
it has made its own investigations into, and appraisals and assessment of, the Company, each member of the ABN AMRO Group and the business of the ABN AMRO Group and will continue to do so for so long as it is the holder of, or otherwise interested in, Shares, and no other Investor and no member of that Investor Group shall have any liability to it in connection with its decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents;

19.4.3
save to the extent otherwise agreed in writing by any other Investor or by a member of that Investor Group, it is owed no duty of care or other obligation by any other Investor or by any member of that Investor Group in connection with its decision to enter into the transactions contemplated by this Agreement and the other Transaction Documents;

Each member of an Investor’s Group may also enforce the terms of this Clause 19.4 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

19.5	Fraud etc.
Nothing in this Clause 19 shall have the effect of restricting or limiting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.
20	General
20.1	Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.
20.2	Variations
A variation of this Agreement is only valid if it is in writing and signed by or on behalf of each of the Investors and the Company.
20.3	Waiver
The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.
20.4	Release
Any liability to any party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that party in its absolute discretion as regards any party under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.
20.5	Continuing Obligations
Except to the extent that they have been performed and except where this Agreement provides otherwise, the warranties, representations, obligations and undertakings contained in this Agreement remain in force after Completion.
20.6	No Partnership
Nothing contained in this Agreement (and no action taken by a party pursuant to its terms) is to be construed as creating a partnership or (unless expressly stated otherwise) agency relationship between any of the parties.
20.7	Illegality
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

20.8	Successors and Permitted Assigns
The provisions of this Agreement shall be binding upon the parties’ respective successors and permitted assigns, but such persons shall not be entitled to the benefit of its provisions unless they have entered into a deed of accession.
20.9	Several and not joint or joint and several obligations
The obligations of Fortis N.V. and Fortis SA/NV are joint and several. Except where expressly stated otherwise in this Agreement, all obligations, undertakings and statements in this Agreement are several and not joint or joint and several.
20.10	Further Assurance
Each of the parties (subject to applicable laws and regulation) agrees to take all such action or procure that all such action is taken as is reasonable in order to implement the terms of this Agreement or any transaction, matter or thing contemplated by this Agreement. Every representation, warranty, undertaking or indemnity in this Agreement which is expressed to be given to the Investors is given to each Investor separately and each Investor shall have a separate claim and right of action in respect of every breach.
Each Investor shall exercise its voting rights in a general meeting of the Company in such a manner so as to be consistent with the intentions of the parties set out in this Agreement or with any provision of this Agreement.
20.11	Third Party Rights
20.11.1	Obligations of each Investor under the terms of this Agreement and expressed to be owed to the Company and ABN AMRO may be enforced by each relevant member of the Retained Group.
20.11.2	Obligations of the Company under the terms of this agreement and expressed to be owed to an Investor may be enforced by that Investor and members of its Group.
20.11.3
The obligations of each Investor expressed to be owed to each other Investor may be enforced by members of each other Investor’s Group (including the Acquired Companies to be acquired by each of them hereunder).

20.11.4
Except where expressly provided otherwise in this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

20.11.5
Where, pursuant to the terms of this Agreement, a third party has been expressly granted rights under the Contracts (Rights of Third Parties) Act 1999, the consent of such third party shall not be required for the variation of this Agreement or the waiver of any provision in it.

20.12	Unlawful fetters
The Company shall not be bound by any provision of this Agreement to the extent that it would constitute an unlawful fetter on any of its statutory powers, but that provision shall remain valid and binding as regards the other parties to this Agreement to which it is expressed to apply.

20.13	Default Interest
If any party fails to pay any amount due and payable by it under this Agreement or under any judgment in connection with this Agreement, such party shall pay to the party or parties to whom the same was due, interest on such overdue amount from the due date until the date of actual payment, both before and after a judgment, at the Default Interest Rate.
20.14	Exclusivity
The Investors agree that their discussions and collaboration as a consortium will take place on an exclusive basis until the earlier of (i) the date on which any Offer under this Agreement is formally made in accordance with article 9g paragraph 3 of the Dutch securities Decree (Besluit toezicht effectenverkeer), and (ii) any termination of this Agreement in accordance with its terms. Accordingly, each of the Investors will not, directly or indirectly, be involved in any discussion, transaction or agreement with, or with respect to, ABN AMRO, its business or assets with any other party, whilst the Investors pursue the Transaction under the terms of this Agreement.
21	Notices
21.1
Any notice or other document to be given under this Agreement shall be in writing in English and shall be deemed duly given if delivered to the recipient as its fax number or address set out below or any other fax number or address notified to the parties for the purposes of this Agreement, if left at or sent by (i) airmail or express or other fast postal service or (ii) facsimile transmission or other means of telecommunication in permanent written form to the following address or number:

21.1.1	RBS

Address	House G
RBS Gogarburn
Edinburgh
EH12 1HQ

Fax No.	+44 131 626 2997

For the attention of General Counsel
21.1.2	Santander

Address	Cuidad Grupo Santander
28660 Boadilla del Monte
Madrid
Spain

Fax No.	+34 91 257 1524

For the attention of General Counsel
21.1.3	Fortis N.V.

Address	Archimedeslaan 6
3584 BA
Utrecht
The Netherlands

Fax No.	+32 2 565 59 15

For the attention of General Counsel

21.1.4	Fortis SA/NV

Address	20 Rue Royale
Brussels B-1000,
Belgium

Fax No.	+32 2 565 59 15

For the attention of General Counsel
21.1.5	Company

Address	Strawinskylaan 3105
1077ZX Amsterdam
The Netherlands
21.2
Any notice shall be delivered by hand or sent by fax or by express or other fast means of postal service. Any notice shall be deemed to have been received on the next working day in the place to which it is sent if sent by fax or 72 hours from the time of posting if sent by post.

22	Choice of law and arbitration
22.1	Governing Law
This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be governed by and construed in accordance with English law.
22.2	Arbitration
22.2.1
Subject to Clause 9 (as varied where applicable in accordance with the Schedules to this Agreement), any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Clause 22.2, shall be resolved by arbitration in Paris, France conducted in English by three arbitrators pursuant to the rules of the ICC, save that, unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators appointed by or on behalf of the parties. If he is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC.

22.2.2
All the parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process pursuant to Clause 22, including if necessary the grant of interlocutory relief pending the outcome of that process.

22.2.3	The substantive law of the arbitration shall be English law.

Schedule 1
Investor Commitments
Commitments for the Offer

Investor	Commitment (€)
(1)	(2)
RBS	27,921,931,837.30
Santander	20,360,222,186.70
Fortis	24,662,962,850.70

Schedule 2
The Offer
1	Conduct of the Offer
1.1
Subject to the approval of the Board, the Investors will procure that the Company shall release the Press Announcement no later than 8:00am (Netherlands time) on 29 May 2007 or such later time or date as the Investors shall agree.

1.2	Each of the Investors undertakes that, until the Offer Satisfaction Date, it will not publish any document or make any announcement which relates to the Offer except:
1.2.1	with the consent of the other Investors (such consent not to be unreasonably withheld); or
1.2.2
to the extent reasonably required by any legal or regulatory requirements (including the requirements of any relevant listing authority or stock exchange), in which event the relevant Investor shall provide the other Investors with a draft of such document or announcement and shall consult to the extent reasonably practicable with the other Investors and take into consideration their reasonable comments.

1.3	Each Investor undertakes that it will;
1.3.1
promptly notify the other Investors of the receipt of any correspondence (written or otherwise) from a securities regulator with respect to the Offer or the Offer Documents and will cooperate with the other Investors to respond to any such regulator’s comments on the Offer or the Offer Documents as soon as practicable;

1.3.2	consult together with the other Investors and their respective advisors prior to any discussions or correspondence with a securities regulator with respect to the Offer or the Offer Documents;
1.3.3	inform the other Investors of any discussions it is having with a securities regulator with respect to the Offer or the Offer Documents; and
1.3.4	if appropriate, invite the other Investors and their respective advisers to participate in any discussions it is having with such securities regulator with respect to the Offer or the Offer Documents.
1.4	No Investor shall communicate with ABN AMRO or any of its advisers in connection with the Offer without the prior consent of the other Investors.
1.5	Offer Documents
1.5.1
Each Investor undertakes to use all reasonable endeavours to procure that the Offer is made to the shareholders of ABN AMRO through the posting of the Offer Documents compliant with all relevant legal and regulatory requirements as soon as reasonably practicable after the release of the Press Announcement and in any event in accordance with the requirements of the AFM.

1.5.2
The parties will use reasonable endeavours to prepare and finalise the form of the Offer Documents as soon as practicable after the date of this Agreement and, in particular, will supply the Company with such complete and accurate information as may be required to ensure that the Offer Documents comply with the legal requirements of each jurisdiction in which the Offer is to be made.

1.5.3
Each Investor undertakes to procure that its Investor Directors and, if required by the AFM, its other representatives, accept responsibility for all documentation issued in relation to the Offer for which they are required to take responsibility under relevant legal or regulatory requirements (or as otherwise required to do so by the AFM) and provide all information as may be necessary for inclusion in the Press Announcement, Offer Documents or any other document or announcement issued in respect of the Offer.

1.5.4
Unless otherwise agreed by the parties, the parties will procure that the Offer will not be made, directly or indirectly, in or into, or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any jurisdiction in which to do so would be illegal and that copies of the Press Announcement and formal documentation relating to the Offer are not, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from such jurisdictions.

1.6	Compliance with laws
Each of the Investors and the Company undertakes that it will comply with all applicable legal and regulatory requirements in connection with the conduct of the Offer.
1.7	Conduct of disputes relating to the Offer
The parties shall cooperate and consult together on any strategies or actions with respect to litigation, arbitration and other proceedings relating to the Offer.
2	Satisfaction of Offer Conditions
2.1	Each of the parties shall use all reasonable endeavours to ensure that the conditions to which the Offer is subject, as set out in the Offer Documents, are satisfied as soon as reasonably practicable.
2.2
In particular, the parties shall cooperate and consult together to the extent necessary in seeking all necessary anti-trust and regulatory approvals for the Offer and for the transactions contemplated by this Agreement and all necessary or desirable tax clearances for the Restructuring (“Clearances”) so that as far as reasonably practicable such Clearances are obtained so as to enable completion of the Restructuring. In such connection, each of the Investors will:

2.2.1
promptly provide each other Investor and the Company with such information (which shall be complete and accurate in all material respects) as is required to complete any application for a Clearance or to make any necessary filing in connection with the Transaction (such information to be provided on a confidential basis and on a lawyer to lawyer basis if necessary);

2.2.2	ensure by sharing required information that applications for Clearances and all necessary filings are made on a consistent basis; and
2.2.3
cooperate in responding to any enquiries made by any relevant government, anti-trust, tax or regulatory authority or any relevant stock exchange or listing authority so as to ensure that such responses are made on a consistent basis.

No Investor shall be required to share or otherwise provide information to the other Investors that it reasonably believes is competitively sensitive or proprietary but such information shall if relevant for any Clearance be supplied to the relevant authority on a confidential basis.
In particular, it is agreed that Fortis shall be entitled to participation in all contact (on behalf of the Investors or the Company) with the competent authorities in The Netherlands, including DNB and AFM.
2.3
If any relevant anti-trust or regulatory authority imposes or indicates that it may impose any condition to the granting of a Clearance, the relevant Investor agrees to consider the position and take such steps as are reasonably necessary (which may include the disposal of certain assets) to obtain the Clearance, in the case of anti-trust or regulatory authorities that apply multi-phase clearance procedures, by the end of the relevant authority’s initial phase of investigation (i.e. without the need for a second phase of investigation), and permit full implementation of the Transaction.

3	Obligations on the Parties from the Offer Satisfaction Date
3.1
Following the Offer Satisfaction Date, the Company shall exercise its rights as a holder of ABN AMRO Shares and will take all necessary actions, if any, pursuant to the relevant companies law to acquire ABN AMRO Shares which the Company has not acquired or contracted to acquire pursuant to the Offer. Any decisions relating to the manner in which the Company shall acquire such ABN AMRO Shares as aforesaid shall be taken by Super Board Majority.

3.2	The Company shall, and the Investors shall procure that the Company shall, as soon as reasonably practicable after the Offer Going Wholly Unconditional, apply for:
3.2.1	the cancellation of the listing of ABN AMRO Shares on the Amsterdam Stock Exchange official lists;
3.2.2	the cancellation of the trading of ABN AMRO Shares on any relevant market for listed securities;
3.2.3	the termination of the listing of the ABN AMRO ADRs on the New York Stock Exchange;
3.2.4	the termination of the deposit agreement relating to the ABN AMRO ADRs; and
3.2.5	the termination or suspension of ABN AMRO’s reporting obligations under the US Securities Exchange Act of 1934, provided that, in each case, the relevant rules or regulations are satisfied.
4	Stakebuilding, Dealing
4.1	The Investors and the Company acknowledge and agree that none of the parties to this Agreement shall:
4.1.1	acquire any interest in ABN AMRO Shares (including any derivatives involving or based upon ABN AMRO Shares) in a manner which would require a revision of the Offer; or

4.1.2
deal (and, for this purpose, “deal” shall be construed in accordance with The City Code on Takeovers and Mergers) on a proprietary basis in ABN AMRO Shares or in financial products whose value in whole or in part is determined directly or indirectly by reference to the price of an ABN AMRO Share, in each case without first obtaining the consent of the Board by Super Board Majority.
4.2
The Investors and the Company acknowledge and agree that none of the parties to this Agreement shall acquire any interest in ABN AMRO Shares (including cash derivatives involving or based upon ABN AMRO Shares) that would cause any of the Investors to be unable to meet its respective obligations under any relevant SEC exemptive relief.

4.3
Each of the Investors will ensure that all members of its Group will comply with the provisions of this paragraph 4 save that this paragraph 4 shall not prevent dealings in the ordinary and usual course of business where an interest is acquired or dealt in by:

4.3.1	fund managers that are part of an Investor Group on behalf of their investors;
4.3.2	principal traders that are part of an Investor Group;
4.3.3	intermediaries (e.g. brokers) that are part of an Investor Group on behalf of their clients;
4.3.4	the pension fund of a member of an Investor Group;
4.3.5	members of an Investor Group in the course of hedging exposure pursuant to derivative or option contracts entered into with clients; or
4.3.6	members of an Investor Group in the course of carrying out bona-fide market making activities as a consequence of pre-existing contractual obligations with investors.

Schedule 3 — Part 1
Transfer of the Acquired Businesses
Introduction
The parties acknowledge that the current intention is to effect the Restructuring in a tax efficient manner by means of one or more Legal Demergers preceded by a reorganisation of the ABN AMRO Group but that other methods may be used and it is possible that different methods may be used at different times to transfer Acquired Businesses to the relevant Investors (or members of their respective Groups), including (without limitation) sales and purchases of assets and distribution of assets. Further provisions in this regard are contained in Part 10 of Schedule 3. The provisions of this Schedule shall apply mutatis mutandis to each transfer of an Acquired Business or Acquired Company.
1	The Transfer Conditions
1.1	Completion of the transfer of any Acquired Business under this Agreement shall in all respects be conditional on the fulfilment of the following conditions:
1.1.1	the Offer becoming or being declared unconditional in all respects;
1.1.2
all authorisations, orders, grants, recognitions, confirmations, consents, clearances, certificates, licences, permissions and approvals necessary or reasonably considered by the relevant Investor and any other affected Investor to be necessary or appropriate for or in respect of the relevant transfer having been obtained, in terms and in a form reasonably satisfactory to that Investor and to any other affected Investor;

1.1.3
no order having been issued (and remaining in effect) by any court or other governmental authority, and no statute, rule, regulation, executive order, decree or other order of any kind existing or having been enacted, entered or enforced by any governmental or regulatory authority, which (in any such case to an extent which is material in the context of the relevant sale and purchase) prohibits, restrains or restricts Completion of the sale of the relevant Acquired Business;

1.1.4
to the extent reasonably necessary for the transfer of such Acquired Business, completion of any pre-sale reorganisation of the ABN AMRO Group as referred to in Clause 5.1.2 and negotiation or determination of any relevant definitive agreements as referred to in Clauses 5.2 and 9.

1.2	Each of the parties shall use its reasonable endeavours to procure the fulfilment of the Transfer Conditions as soon as possible.
1.3	Each Investor may waive in whole or in part any of the Transfer Conditions set out in paragraphs 1.1.2 to 1.1.4 provided that such waiver does not:
1.3.1	result in any breach by any other Investor, the Company or any member of their respective Groups of any legal or regulatory requirement; or
1.3.2
result in any material financial detriment to any other Investor, the Company or any member of their respective Groups unless such persons are indemnified to their reasonable satisfaction against all Liabilities arising out of or in connection with such waiver; or

1.3.3	result in any material non financial detriment to any other Investor, the Company or any member of their respective Groups.
1.4
If any of the Transfer Conditions attaching to the transfer of an Acquired Business becomes incapable of being satisfied (and, if the Transfer Condition is capable of being waived, the relevant party or parties refuse, when they are entitled to do so, to waive the Transfer Condition), all obligations of the parties under this Agreement in respect of such transfer shall terminate and the parties shall not have any claim against the others in respect thereof except for any prior breach of paragraph 1.2. To the extent that any asset is incapable of being transferred to an Investor (the “Relevant Investor”) or a member of its Group as a result of a Transfer Condition failing to be satisfied, the following provisions shall apply:

1.4.1 unless paragraph 1.4.2 applies such asset shall be sold on terms that:
(i)
such sale shall be conducted by the Relevant Investor unless otherwise required by any relevant regulatory or anti trust authority (in which event such sale shall be conducted in accordance with such requirements);

(ii)
the net proceeds of sale shall be applied for the benefit of, and the Liabilities arising out of or in connection with such sale (including, without limitation, professional costs, Taxation and any Liabilities associated with any warranties or indemnities given in connection with such sale) shall be for the account of the Relevant Investor; or

1.4.2	if all of the Investors so agree (and on such terms as they may agree), such asset shall be treated as and deemed part of the Retained Business.
2	Transfer of the Acquired Businesses
2.1
Subject to the Transfer Conditions being satisfied or waived in accordance with paragraph 1, and in each case as at Completion of the relevant transfer, the Company shall procure that ABN AMRO or the relevant members of its Group shall transfer and each of RBS, Fortis and Santander shall directly or indirectly acquire (or procure the acquisition by a member of its Group of):

2.1.1	in the case of RBS, the RBS Acquired Businesses;

2.1.2	in the case of Fortis, the Fortis Acquired Businesses; and

2.1.3	in the case of Santander, the Santander Acquired Businesses; and
2.1.4	depending on the structure of the Restructuring an interest in the Retained Business consistent with their Consortium Proportions.
The Company shall not sell or otherwise dispose of any business, company or undertaking which is to form part of an Acquired Business other than pursuant to this Schedule 3 without the consent of the relevant Investor.
2.2
Each Investor shall accept without enquiry, requisition or objection such title in the Acquired Business to be acquired by it (or a member of its Group), as ABN AMRO or the relevant member of the ABN AMRO Group may have and the Acquired Business Assets shall be transferred without the benefit of any undertakings, warranties, representations or other assurances whatsoever except insofar as they are contained in this Agreement or as otherwise agreed by the Investors.

2.3
All companies, businesses and assets the transfer of which is required to be procured hereunder shall be transferred in the condition, in the place in which or to which they are situate and subject to all benefits, burdens, rights and restrictions to which they are subject at the time when the obligation to effect the transfer shall have become unconditional (subject to any other provisions of this Agreement).

2.4	No representation or warranty is given by any party as to the nature, condition, fitness for purpose, merchantability or suitability of any company, business or asset.
2.5	The provisions of:
2.5.1	Part 4 of this Schedule shall have effect in relation to employment matters;

2.5.2	Part 5 of this Schedule shall have effect in relation to pensions matters;
2.5.3	Part 6 of this Schedule shall have effect in relation to operations and information technology;
2.5.4	Part 7 of this Schedule shall have effect in relation to intellectual property;

2.5.5	Part 8 of this Schedule shall have effect in relation to real estate;

2.5.6	Part 9 of this Schedule shall have effect in relation to regulatory matters;

2.5.7	Part 10 of this Schedule shall have effect in relation to tax matters; and

2.5.8	Part 11 of this Schedule shall have effect in relation to allocation of capital.
2.6
The parties agree that they will negotiate in good faith, and will use commercially reasonable efforts to agree how to deal with relevant Third Party Indebtedness as part of the Restructuring. The parties agree that they will seek to avoid the triggering of a potential acceleration or default in relation to substantial amounts of Third Party Indebtedness as a result of the Restructuring and agree that, if required or desirable in order to permit the avoidance of such a potential acceleration or default, they (or members of their Group) will assume the obligations of debtors or guarantors (as the case may be) under the Third Party Indebtedness as part of the Restructuring. In relation to Third Party Indebtedness that forms part of an Acquired Business, any such assumption would be the responsibility of the Investor who is to acquire the relevant Acquired Business; in the case of such indebtedness that forms part of the Retained Business, any such assumption would be in the Consortium Proportions and on a several basis. Any disagreement by any Investor as to the assumption or allocation of any Third Party Indebtedness pursuant to this Clause shall be referred to be determined in accordance with Clause 9.

3	Consideration
3.1
Unless otherwise agreed, to the extent that the Restructuring includes one or more Legal Demergers, any transfer of assets pursuant thereto shall be effected at book value and the consideration for the transfer of assets to a Transferee company shall be the issue of shares in accordance with the terms of such Legal Demerger. To the extent that the Restructuring includes any sale and purchase of assets, the consideration for the sale and purchase of the relevant assets shall be the payment by the relevant Investor, or such persons as it may procure, in cash on Completion of the appropriate proportion (determined in accordance with paragraph 3.2 below) of the Assumed Equity Value of its Acquired Business (subject to adjustment as provided in this Schedule) to ABN AMRO or such persons as the Company may direct.

3.2
The Investors shall endeavour to agree in good faith the apportionment of the Assumed Equity Value among the Acquired Business Assets of their respective Acquired Businesses, in the period following execution of this Agreement, failing which such apportionment of the Assumed Equity Value shall be determined in accordance with Clause 9 of this Agreement. If any cash consideration is received hereunder by ABN AMRO in respect of any of the Acquired Businesses, it shall be received by ABN AMRO on behalf of the members of the ABN AMRO Group who are the beneficial owners of the shares or assets to which it relates.

3.3
Payment of the appropriate proportion of any Assumed Equity Value pursuant to paragraph 3.1 shall be a good discharge of each Investor’s obligations to pay the consideration due in respect of all and any of the Acquired Business Assets to be acquired by it and the Investors shall have no obligation to enquire into the application thereof.

4	Completion
4.1
Subject as provided in paragraph 6, Completion of any transfer of any Acquired Business or part thereof, shall take place at such location outside the United Kingdom as the parties shall agree (taking into account the possible imposition of Transfer Taxes) on the Completion Date applicable to that Completion when the parties shall do such things and execute such documents as may reasonably be required by any other party to complete the relevant transfer including complying with the terms of any agreement relating to the implementation of any Legal Demerger or if the transfer is taking place by means of a sale and purchase by implementation of the following:

4.1.1
the Company shall procure that at Completion the ABN AMRO Group will procure the delivery to the relevant Investor, at such location or locations as each Investor may reasonably specify not later than 2 Business Days prior to the Completion Date, of:

(i)
undated transfers (to the extent required) in respect of such of the relevant Acquired Company Shares as are registered, duly executed by or on behalf of the registered holder and completed in favour of the relevant Investor or as it may direct, together with any certificates in respect of such Acquired Company Shares (to the extent required, duly endorsed in blank or in the name of the relevant Investor);

(ii)	share warrants to bearer in respect of such of the relevant Acquired Company Shares as are not in registered certificated form; and
(iii)
such other documents, notarial deeds or certificates, transfers or written consents as may be required to give a good title to such Acquired Company Shares or of the relevant Acquired Business Assets and (where appropriate) to enable the relevant transferee to become the registered holders thereof;

4.1.2	the Company shall procure that any transfers referred to above be duly registered to the extent required (subject only to their being duly stamped where applicable);
4.1.3
the Company shall procure the ABN AMRO Group to make available for collection at the normal location at which they are held, used or stored and give physical possession to each Investor or as it may direct of such of the Acquired Business Assets as are transferable by delivery and deliver to the transferee company under the relevant Legal Demerger or, on a sale and purchase, to the relevant Investor or as it may direct such documents of title or other records establishing title to the relevant Acquired Business Assets as are within its possession or control;

4.1.4
if the transfer is being effected by means of a sale and purchase, the relevant Investor shall pay, or procure the payment by electronic funds transfer (for value on the day of transfer) to such bank account or accounts as the Company may specify, not later than 2 Business Days prior to the relevant Completion Date the relevant proportion of the Assumed Equity Value applicable to the assets being transferred on the relevant Completion (determined in accordance with paragraph 3.2).

5	Third Party consents and approvals and pre-emption rights
5.1
Where any consent, approval or agreement of any regulatory authority or other third party is required prior to the acquisition by a Purchaser of shares in any Acquired Company or any of the Acquired Business Assets to be transferred to it pursuant to this Agreement and such consent, approval or agreement has not been obtained at or before the due date for Completion of the transfer, the relevant shares or assets shall not be transferred to a Purchaser, notwithstanding Completion, until the consent, approval or agreement has been unconditionally obtained and the parties shall, and shall procure that their subsidiaries shall, use their respective reasonable endeavours to obtain such consent, approval or agreement and shall provide each other with all such assistance and co-operation as may reasonably be required in seeking any such consent, approval or agreement, provided that no person shall be under any obligation to make any payments (in money or moneys worth) to, or release any right against, any other party for the purpose of obtaining any such consent, approval or agreement.

5.2
If any such consent, approval or agreement as is referred to in paragraph 5.1 which is required prior to the acquisition by a Purchaser of any shares in any Acquired Company or any of the Acquired Business Assets hereunder has not been obtained within 12 months of Completion, unless the parties otherwise agree, the relevant shares or assets shall be excluded from the transfer, shall form part of the Retained Business and:

(i)	if the transfer has taken place by way of Legal Demerger, the Investors shall make such financial adjustment between them as shall be fair and reasonable; or
(ii)
if the transfer has taken place by way of a sale and purchase the Company shall procure that ABN AMRO shall pay or procure payment to the relevant Investor (or as it may direct) by way of repayment of an appropriate proportion of the Assumed Equity Value of such amount as shall be fair and reasonable.

Any such adjustment or repayment shall be as agreed between the Investors or, failing agreement, as shall be determined in accordance with Clause 9 of the Agreement and paragraph 2.11 of Part 10 of Schedule 3 shall apply thereto.
5.3
Subject to Part 9 of Schedule 3, pending the receipt of such consent, approval or agreement as is required for the transfer to the relevant Investor, or as it may direct, of any of the Acquired Business Assets as provided in paragraph 5.1:

5.3.1
the Company shall procure that ABN AMRO shall, or shall procure that the member of the Retained Group holding the relevant assets shall, in each case to the extent permissible under any relevant law and subject to the requirements of any relevant Regulator:

(i)
hold all such assets as agent for the relevant Investor, at all times deal therewith in accordance with that Investor’s instructions and not take any step or do anything in relation thereto without that Investor’s prior consent;

(ii)	promptly account to that Investor, or as it may direct, for all amounts received by it in respect of or relating to such assets;
(iii)
to the extent that the relevant asset comprises one or more companies or businesses, deliver to that Investor at the end of each month unaudited management accounts comprising a profit and loss account, cash flow statement and balance sheet showing the results of such Acquired Company or Business for the month to which they relate and, on a cumulative basis, for the period since Completion, prepared as if the Acquired Company or Business was a separately incorporated member of the ABN AMRO Group and complying with generally accepted accounting principles in the jurisdiction in which the relevant Acquired Company or Acquired Business operates; and

5.3.2
the relevant Investor shall promptly reimburse each member of the Retained Group all costs and expenses and shall indemnify each member of the Retained Group against all Liabilities incurred by it in relation to such Acquired Company or Acquired Business Assets or in relation to any of the Business Employees (or any persons who would have been Business Employees if the relevant Acquired Business had been transferred at Completion) other than any costs, expenses or Liabilities incurred as a result, direct or indirect, of any step, act or omission in breach of paragraph 5.1 which was not consented to or caused (directly or indirectly) by the Investor and other than Tax which shall be dealt with in accordance with Part 10 of this Schedule 3.

5.4
Where any third party is entitled to be offered or to elect to acquire any shares of any Acquired Company or any Acquired Business Assets before such shares or assets may be transferred to an Investor or as it may direct (and has not waived that right) then, unless the relevant procedures by which such third party is entitled to be offered or to elect to acquire all or any of such shares or assets have been completed and the relevant offer period or periods have expired prior to Completion, such shares or assets shall not be transferred, notwithstanding Completion, until the relevant procedures have been completed and the relevant periods have expired.

5.5
If any such third party as is referred to in paragraph 5.4 exercises its right to acquire all or any shares in an Acquired Company or Acquired Business Assets then such shares or assets shall be excluded from the relevant sale and, within 3 Business Days of receipt thereof, the Company shall procure that the relevant member of the ABN AMRO Group shall, pay or procure payment to the relevant Investor, or as it may direct, by way of repayment of the appropriate proportion of the Assumed Equity Value, an amount equal to the amount actually received from such third party as consideration for the acquisition of such shares or assets less any third party costs incurred by ABN AMRO or any member of the ABN AMRO Group in connection therewith. Any Taxation incurred in connection with such sale shall be dealt with in accordance with Part 10 of this Schedule 3.

5.6
Notwithstanding paragraphs 5.1 to 5.5 above, an Investor may elect to proceed with a transfer of an Acquired Business Asset notwithstanding that any required consents, approvals or agreements have not been received or that any third party is entitled to be offered or to elect to acquire such asset as referred to in paragraph 5.4, subject to the conditions set out in paragraphs 1.3.1 to 1.3.3 of this Part 1 (which shall apply mutatis mutandis as if such an election were a waiver of a Transfer Condition) being satisfied.

5.7
Any amount payable to an Investor, or as it may direct, pursuant to paragraphs 5.2 or 5.6 shall be paid together with interest thereon at the rate per annum equal to LIBOR from time to time, calculated on a daily basis in respect of the period from and including the date of receipt of the relevant payment from the third party to and including the date of payment.

6	Post-Completion obligations, further assurances
6.1
Both before and after (and notwithstanding) Completion, each Investor shall, and the Company shall procure that ABN AMRO shall, at their own expense use reasonable endeavours to ensure the smooth transition into new ownership of the Acquired Businesses and (subject to all applicable laws and regulations):

6.1.1
continue to give to each of the others, or procure that each of the others is given, such information and assistance as it may reasonably require relating to its Acquired Business Assets or the Retained Group, as the case may be, their employees, customers and suppliers, any contracts, engagements or orders in place at Completion and their trade debtors and trade creditors and pass on (or procure that there is passed on) any trade enquiry which it may receive relating to the assets and businesses acquired or retained by the other;

6.1.2
account promptly to the other (without deduction or set-off) for all amounts received by it in respect of any contracts, orders or engagements or any trade debtors or receivables acquired or retained by any of the other parties pursuant to this Agreement; and

6.1.3
from time to time execute and perform (or use its reasonable endeavours to procure that there is executed and performed) all such acts, deeds, assignments, transfers and other assurances and documents, and afford (or use its reasonable endeavours to procure that there is afforded) to the other, or such party as it may direct, such assistance as such party may reasonably require:

(i)
for the purpose of vesting in each of the Investors (or in one of its Group companies as each may direct) the full benefit of the Acquired Business to be acquired by it or vesting in ABN AMRO (or as it may direct) the full benefit of the assets of the Retained Group and implementing all the provisions of this Agreement;

(ii)
to enable any claim, action, suit, prosecution, litigation, proceeding, dispute or arbitration to which a party to this Agreement is or was a party and which relates to any claim against any other person or entity or any Liability in respect of the assets or business acquired or retained by the party pursuant to this Agreement to be continued by or against such person or entity or as the party to this Agreement may direct; and

(iii)	to enable any judgement or award relating to the assets or business acquired or retained by it pursuant to this Agreement to be enforced by such party or as it may direct.

6.2
The Company shall procure that ABN AMRO shall, subject to all applicable regulations, use all reasonable endeavours to secure as soon as practicable after the Unconditional Date the release of each Acquired Company to be acquired by any Investor, without cost to it, from all guarantees and other contingent Liabilities given or undertaken by it to secure or support the obligations of any member of the Retained Group and pending such release shall procure that ABN AMRO or such member of the Retained Group shall indemnify and keep indemnified the relevant Acquired Company against all actions, proceedings, losses, costs, claims, damages, Liabilities and expenses which any of them may suffer or incur in respect of any claim made under any such guarantees or other contingent Liabilities after the Unconditional Date.

6.3
Each Investor shall, subject to all applicable regulations, use all reasonable endeavours to secure as soon as practicable after the Unconditional Date the release of each member of the Retained Group, and each Acquired Company to be acquired by any other Investor, without cost to them, from all guarantees or other contingent Liabilities given or undertaken by them to serve or support the obligations of any Acquired Company or Acquired Business to be acquired by such Investor (including, if required, offering its own guarantee or liability on the same terms, mutatis mutandis, as and in substitution for the existing guarantee or other liability) and pending such release shall indemnify the Retained Group and each such Acquired Company and keep them indemnified against all actions, proceedings, losses, costs, claims, damages, Liabilities and expenses which any of them may suffer or incur in respect of any claim made under or in respect of any such guarantees or other contingent Liabilities after the Unconditional Date.

6.4
Without prejudice to any other provision of this Agreement, each of the parties shall in good faith, and so far as is permitted by applicable law (and subject to the requirements of any relevant Regulator):

6.4.1	use all reasonable endeavours to secure the carrying out of the transactions contemplated by this Agreement in accordance with the terms and the spirit of this Agreement;
6.4.2	co-operate with one another to that end and negotiate with a view to resolving any issues which may arise in connection with the implementation of the terms and spirit of this Agreement; and
6.4.3
consider any reasonable proposals put forward by any other party for the amendment of this Agreement to take account of any difficulties (whether fiscal, regulatory or other) which may be encountered in connection with its implementation or with a view to eliminating any undesirable consequences which that other party may believe will or might arise in connection with its implementation or otherwise with a view better to reflect the spirit of this Agreement.

7	Indemnification, Wrong Box Assets and Qualifying Group Transfers and Payments
7.1
Following the Unconditional Date, each Investor shall indemnify each member of the Retained Group and each of the other Investors and members of their respective Groups (including, for this purpose, with effect from the Unconditional Date, their Acquired Companies) against all Liabilities whensoever incurred, including, without limitation, Liabilities incurred:

7.1.1	prior to the Unconditional Date and remaining outstanding at the Unconditional Date;

7.1.2	after the Unconditional Date; or

7.1.3	otherwise,
to the extent that the same relate to any of the first named Investor’s Acquired Business Assets and not to the Retained Business or to the Acquired Business Assets of any other Investor.
7.2
Within 180 days of the Unconditional Date the parties shall review the composition of the Acquired Businesses of each Investor and of the Retained Group with a view to establishing whether any of them contain any Wrong Box Assets and, in default of agreement as to the classification of any such asset or company, the matter shall be determined in accordance with Clause 9 of this Agreement. So far as permitted by law and subject to the receipt of all relevant regulatory approvals, any such asset in an Acquired Business shall be reallocated to another Acquired Business or to the Retained Business and vice versa, as the case may be, and, if necessary and if completion of the transfer of such asset shall have taken place, transferred to a member of the Retained Group or to the relevant Investor or, in either case, as it may direct and any such asset in the Retained Group shall be transferred to the relevant Investor or as it may direct. The consideration for the reallocation or transfer shall be nil. The tax consequences of the operation of this paragraph 7.2 will be dealt with in accordance with Part 10 of this Schedule 3.

7.3
Within 180 days of the Unconditional Date the parties shall review the composition of the Acquired Businesses of each Investor and of the Retained Group with a view to establishing whether any of them contain any Potential Transfer Assets. To the extent the relevant parties can reach agreement on such a transfer, so far as permitted by law and subject to the receipt of all relevant regulatory approvals, any such asset in an Acquired Business shall be reallocated to another Acquired Business or to the Retained Business, as the case may be, and, if necessary and if completion of the transfer of such asset shall have taken place, transferred to a member of the Retained Group or to the relevant Investor or, in either case, as it may direct and any such asset in the Retained Group shall be transferred to the relevant Investor or as it may direct. The consideration for the reallocation or transfer shall be such amount as is agreed between the relevant Investors. The tax consequences of the operation of this paragraph 7.3 will be dealt with in accordance with Part 10 of this Schedule 3.

7.4
Within 180 days of the Unconditional Date, the parties shall agree the nature and amount of the Qualifying Group Payments (if any) and, in default of such agreement, the nature and amount of the Qualifying Group Payments shall be determined in accordance with Clause 9 of this Agreement. If it shall be determined, in accordance with this paragraph, that any members of the ABN AMRO Group have made a Qualifying Group Payment then the parties shall forthwith procure that the relevant companies shall return to each other the amount of the relevant Qualifying Group Payment.

7.5
Within 180 days of the Unconditional Date, the parties shall agree whether any of the members of the ABN AMRO Group have entered into any Qualifying Group Transfers and, in default of such agreement, the matter shall be determined in accordance with Clause 9 of the Agreement. If it shall be determined, in accordance with this paragraph, that any members of the ABN AMRO Group have entered into a Qualifying Group Transfer then the parties shall forthwith procure that the relevant companies shall return to each other the assets and any cash the subject of the relevant Qualifying Group Transfer provided that if, for any reason, the assets the subject of the Qualifying Group Transfer shall not be capable of return in accordance with this clause the party to whom such assets were transferred under the Qualifying Group Transfer shall pay to the transferor an amount equal to the difference between the value at which the assets were transferred and the value at which they were reflected in the ABN Amro Accounts.

8	Conduct of Claims
8.1
The provisions of this paragraph 8 shall apply in respect of all indemnities expressed to be given under this Agreement and to the conduct of negotiations and proceedings where any party hereto has a claim against any other under such an indemnity or otherwise under this Agreement, provided that they shall not apply to matters relating to any Third Party Claim (as defined in paragraph 8.3) where such Third Party Claim is or may be covered by a policy of insurance and the relevant insurer requires the Indemnifying Party to act in a manner contrary to the provisions of this clause.

8.2	Definitions
In this paragraph 8:
8.2.1	Indemnified Party means any party who has any claim under an indemnity or otherwise under this Agreement; and
8.2.2	Indemnifying Party means the party against whom any such claim is made.
8.3	Third Party Claim
8.3.1
If an Indemnified Party becomes aware of any third party claim, potential claim, matter or event (a “Third Party Claim”) which might lead to a claim being made under this Agreement against the Indemnifying Party, the Indemnified Party shall procure that notice of such Third Party Claim is given as soon as reasonably practicable to the Indemnifying Party and, subject to being fully indemnified (on an after tax basis if appropriate in accordance with the principles in Schedule 3, Part 10) to its reasonable satisfaction by the Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party, and otherwise subject at all times to this paragraph 8:

(i)
shall not make any admission of liability, agreement or compromise with any person, body or authority nor consent to the entry of any judgement or final order in relation to any such Third Party Claim except with prior consultation with, and the prior agreement (not to be unreasonably withheld or delayed) of, the Indemnifying Party;

(ii)
shall take such action as the Indemnifying Party may reasonably request after consultation with the Indemnified Party to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of that Third Party Claim; and

(iii)
if so required by the Indemnifying Party in writing shall ensure that the Indemnifying Party is placed in a position to take on or take over the conduct of all proceedings or negotiations of whatever nature arising in connection with the Third Party Claim in question and provide (or, if relevant, procure that there is provided) such information and assistance as the Indemnifying Party may reasonably require in connection with the preparation for and conduct of such proceedings or negotiations provided that the Indemnifying Party shall keep the Indemnified Party informed of the progress of any proceedings and shall consult with the Indemnified Party prior to taking any action which may affect the Indemnified Party, or any business or asset of the Indemnified Party.

8.3.2
The Indemnified Party shall be at liberty, without reference to the Indemnifying Party and without prejudice to its rights against the Indemnifying Party, to admit, compromise, settle, discharge or otherwise deal with any Third Party Claim:

(i)	if the Indemnifying Party fails to request the Indemnified Party to take any appropriate action within 7 days of receipt of the notice given under sub-paragraph 8.3.1 above;
(ii)	if no response is received from the Indemnifying Party within a reasonable period in relation to any continuing dispute, negotiation or correspondence;
(iii)	if the Indemnifying Party fails to indemnify the Indemnified Party as required by paragraph 8.3.1 above; or
(iv)	to the extent that failure to do so would vitiate any contract of insurance of any Indemnified Party under which such Indemnified Party is able to recover in respect of the relevant Claim.
8.3.3
Without prejudice to paragraph 8.3.1 and 8.3.2 above where, in respect of any Third Party Claim, the Liability in respect of the claim falls to be divided (in whatever proportions) between two or more parties pursuant to this Agreement, the relevant parties shall consult together and co-operate in relation to the conduct of the relevant claim and shall not make any admission of liability, agreement or compromise with any person, body or authority in relation to such claim without prior consultation with and the prior agreement of the others (such agreement not to be unreasonably withheld or delayed, having regard to the relevant proportions of liability to be borne) and shall take such action as the other(s) may reasonably request after consultation to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of such claim, provided that it shall not be required to do anything that would materially damage its interests or result in any legal, professional or other privilege being waived.

8.4
Upon any claim under this Agreement being made, or notification pursuant to paragraph 8.1 above of any Third Party Claim which might lead to such a claim being made, the Indemnified Party shall, subject to being fully indemnified (on an after-tax basis if appropriate in accordance with the principles in Schedule 3, Part 10) to its reasonable satisfaction by the Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by such Indemnified Party:

8.4.1
make available to accountants and other professional advisers appointed by the Indemnifying Party such access to the personnel of the Indemnified Party and to any relevant records and information as the Indemnifying Party reasonably requests in connection with such claim or Third Party Claim;

8.4.2
use reasonable endeavours to procure that the auditors (both past and current) of the Indemnified Party make available their audit working papers in respect of audits of the Indemnified Party’s accounts for any relevant accounting period in connection with such claim or Third Party Claim.

8.5
Where any Indemnified Party is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of any Liability which is or could be the subject of a claim under this Agreement (and whether before or after the Indemnifying Party has made payment thereunder), the Indemnified Party shall (or, as appropriate, shall procure that the other Indemnified Party shall) unless the Indemnified Party shall waive its claim against the Indemnifying Party and refund any amounts repaid:

8.5.1
promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may reasonably require relating to such Liability or dispute and steps taken or to be taken by the Indemnifying Party in connection with it;

8.5.2
if so required by the Indemnifying Party (subject to each Indemnified Party being fully indemnified on an after-tax basis (if appropriate in accordance with the principles in Schedule 3 Part 10) to its reasonable satisfaction by the Indemnifying Party against all reasonable out-of-pocket costs and expenses incurred by such Indemnified Party) take all steps (whether by way of a claim against its insurance or otherwise, including but without limitation, proceedings) as the Indemnifying Party may reasonably require to enforce such recovery including rights equivalent to those in paragraph 8.3.1; and

8.5.3	keep the Indemnifying Party informed of the progress of any action taken.
8.6
Notwithstanding any other provision of this Agreement where any Indemnified Party may have a right to claim (in respect of any Liability in respect of which it is indemnified by the Indemnifying Party) against any third party, the obligation of the Indemnifying Party shall be limited (in addition to any other limitations on the liability of the Indemnifying Party referred to in this Agreement) to the amount by which the loss or damage suffered by the Indemnified Party as a result of such matter shall exceed any amounts recovered by the Indemnified Party from a third party and the reasonable out-of-pocket costs and expenses and Taxation incurred by the Indemnified Party in obtaining such recovery. If any amounts shall be recovered by an Indemnified Party from a third party following the payment of any amount or amounts hereunder by the Indemnifying Party in respect of the same Liability, the Indemnified Party shall forthwith return to the Indemnifying Party, an amount equal to the lesser of:

8.6.1	the amount recovered from the third party less the reasonable out-of-pocket costs and expenses of such recovery and any Taxation incurred in connection with such recovery; and
8.6.2	the amount or amounts previously paid to the Indemnified Party by the Indemnifying Party in respect of such Liability.
8.7	Where any indemnity contained in this Agreement is expressed to be “on an after-tax basis”, then in calculating the liability of the Indemnifying Party there shall be taken into account:
8.7.1
the amount by which any liability to Taxation of the Indemnified Party or the relevant Acquired Company or member of the Retained Group (as the case may be) is actually reduced or extinguished as a result of the matter giving rise to the indemnity claim; and

8.7.2
the amount by which any liability to Taxation of the Indemnified Party or the relevant Acquired Company or member of the Retained Group (as the case may be) is actually increased as a result of the payment by the Indemnifying Party in respect of the matter giving rise to the indemnity claim.

Schedule 3 — Part 2
The Acquired Businesses
The assets of, and Liabilities attributable to, Business Units or any business comprise, subject to Clause 5 and the remaining provisions of this Schedule 3, those Business Assets and Liabilities reflected in the ABN AMRO Accounts as being assets and Liabilities of such Business Unit or business.
Part 1. RBS Acquired Businesses
The Business Assets of the following businesses and Business Units of the ABN AMRO Group:
BU North America (pages 111 to 113 of the ABN AMRO Accounts)
BU Global Clients (pages 53, 117 to 119 and 158 of the ABN AMRO Accounts).
BU Asia (pages 115 to 117 of the ABN AMRO Accounts) excluding the interest in Saudi Hollandi
BU Europe (excluding Antonveneta) (pages 109 to 111 of the ABN AMRO Accounts, excluding the Antonveneta profit and loss account and balance sheet)
Former Dutch Wholesale Clients (reported under BU Netherlands, pages 107 to 109 of the ABN AMRO Accounts, in the ABN AMRO Accounts, as explained on page 106 of the ABN AMRO Accounts and the ABN AMRO press release of 7 April 2006).1
Former WCS Clients outside Brazil within BU Latin America (reported under BU Latin America, pages 113 to 115 of the ABN AMRO Accounts, as explained in the ABN AMRO press release of 7 April 2006).
Part 2. Santander Acquired Businesses
The Business Assets of the following businesses and Business Units of the ABN AMRO Group:
BU Latin America (excluding all former WCS Clients outside of Brazil) (pages 113 to 115 of ABN AMRO Accounts)
BU Antonveneta (pages 109 to 111 of ABN AMRO Accounts, excluding everything but the Antonveneta accounts)

[1]
Fortis and RBS acknowledge that they cannot identify accurately with the currently available information the clients to be allocated to RBS hereunder. Fortis will as soon as practicable after the acquisition submit to RBS (i) an analysis of the relevant corporate client portfolio of BU The Netherlands and a proposal consistent with the agreed criteria, as well as (ii) one or more proposals for an alternative split of the aforesaid portfolio if deemed practical. Fortis and RBS will negotiate in good faith to reach agreement on the clients to be allocated to RBS accordingly as well as, in the event a different split of clients is agreed, an appropriate value adjustment. In the absence of agreement, the matter shall be determined in accordance with clause 9 of the Agreement.

In relation to the Amsterdam dealing room, a split of the infrastructure shall be agreed between Fortis and RBS in order to allow Fortis to continue servicing its clients. It is also acknowledged by RBS, Fortis and Santander, that the physical operation of transaction banking and Global Markets shall be allocated to and owned by the relevant unit which is part of the to be Acquired Business. Dedicated systems supporting transaction banking activities globally, including international cash management, international payments and trade finance, shall continue to be available for the Investors either on a shared services basis, or by allowing any such Investor(s) to make the copy or copies required to continue its activities.

Interbank and DMC Consumer Finance, Netherlands (reported under BU Netherlands in pages 107 to 109 of the ABN AMRO Accounts but unidentifiable until full access to ABN AMRO internal accounting records is available. It is a business in a sale process by ABN).
Part 3. Fortis Acquired Businesses
The Business Assets of the following businesses and Business Units of the ABN AMRO Group:
BU Private clients (excluding Latin America) (pages 119 to 120 of the ABN AMRO Accounts, excluding the private banking business LatAM)
BU Netherlands (excluding former Dutch Wholesale Clients and Interbank and DMC Consumer Finance) (pages 107 to 109 of ABN AMRO Accounts, excluding former Dutch Wholesale Clients and Interbank Consumer Finance)
BU Asset Management (pages 121 to 122 of ABN AMRO Accounts)
The ABN AMRO Trade Marks (as defined in paragraph 1 of Part 7 of this Schedule 3)

Schedule 3 — Part 3
The Retained Businesses
1.	Retained Businesses
ABN AMRO interest in Capitalia
BU Private Equity
Interest in Prime Bank, Pakistan
ABN AMRO interest in Saudi Hollandi
The costs of eliminating central group functions and, if any, unallocated property and unallocated costs
Unallocated pension fund deficit or surplus, to the extent not otherwise allocated to an Acquired Business under Part 5 of Schedule 3
Other unallocated assets and Liabilities (including unallocated contingent Liabilities)

Schedule 3 — Part 4
Employment
1
The parties agree that they shall each nominate appropriate representative(s) who will be responsible for agreeing the matters which are required to be agreed pursuant to part 4 of this Schedule 3. The respective representatives will meet as soon as reasonably practicable after signing of this Agreement to examine the matters dealt with in this part 4 and, so far as is necessary, to determine how employees who do not work exclusively or principally in one of the Acquired Businesses or the Retained Business should be allocated between the RBS Acquired Business, the Santander Acquired Business, the Fortis Acquired Business and the Retained Business (as the case may be). The parties will use reasonable endeavours to provide to the other parties information in their possession which might reasonably help facilitate this process.

Once appropriate allocations to a particular business have been made then no Appropriate Steps shall be taken in relation to the affected employee(s) without the agreement of the relevant Investor or the Company (as the case may be), such agreement not to be unreasonably withheld or delayed.
Where any intra-group services are provided by any part of an Acquired Business to part of another Acquired Business or by any part of an Acquired Business to part of the Retained Business (or vice versa) the parties will take into account any continuing requirements to provide such services in making any necessary determinations in accordance with this part 4 of Schedule 3.
2
The parties shall use their respective reasonable endeavours to ensure that employees who are engaged exclusively or principally in the RBS Acquired Business, the Santander Acquired Business, the Fortis Acquired Business or the Retained Business (as the case may be) shall continue to be so engaged immediately after the relevant Completion and shall take such Appropriate Steps as are necessary in the circumstances.

In this Schedule 3, part 4, “Appropriate Steps” may include, but shall not be limited to:
•
taking such steps, if any as are necessary to move the employee to the relevant Acquired Business or Retained Group, as appropriate, which may be the making of an offer of employment or a transfer of their employment under any relevant local law;

•	undertaking appropriate consultation with employees and/or bodies representing employees;
•	ensuring that an employee is released from any obligations to his current employer in order to facilitate the change of employer proposed; and
•
taking such steps as are reasonable in the circumstances to mitigate any Liability associated with, as the case may be, the termination or change of employer (for example, moving the employee immediately prior to the relevant Completion rather than after that Completion).

3	Where:
3.1
an employee who is exclusively or principally engaged in one of the RBS Acquired Business, Santander Acquired Business or Fortis Acquired Business (as the case may be) is a director or employee of a member of the Retained Group or of an Acquired Company acquired by another Investor; or

3.2	an employee who is exclusively or principally engaged in the Retained Business is a director or employee of an Acquired Company, subject to there being no adverse effect upon the ability of any relevant company to maintain any regulatory approval, the relevant employee shall cease as soon as reasonably practicable after the relevant Completion to be a director or employee of the relevant company and the parties shall take Appropriate Steps to offer such employee employment by a company carrying on part of the Acquired Business or Retained Business in which he is engaged provided that the relevant Investor in respect of whose business the employee is principally or exclusively engaged (or the Company as the case may be) has approved the Appropriate Steps (such approval not to be unreasonably withheld or delayed). The parties shall use reasonable endeavours including taking any of the approved Appropriate Steps to minimise any Liabilities which may arise as a result of such cessation. If any Liabilities do arise then such Liabilities shall, in respect of an employee engaged exclusively or principally in the RBS, Santander or Fortis Acquired Business (as the case may be) be borne by the relevant Investor (which Investor shall indemnify the Retained Group, the Company and the other Investors accordingly) and, in respect of an employee engaged exclusively or principally in the Retained Business, shall be borne by the Retained Group (and, accordingly, indirectly by the Investors in the Consortium Proportions).
4
The parties acknowledge that as a consequence of the transactions contemplated by this agreement, the requirements of the Retained Business and the Acquired Businesses in relation to employees may change or diminish and, as a consequence, it may be necessary to terminate the employment of certain employees. In effecting any such terminations, the parties will use reasonable endeavours, including taking the Appropriate Steps, to minimise any Liabilities which arise as a consequence.

Where the employment of an employee of a member of the Retained Group is terminated where that person is exclusively or principally engaged in an Acquired Business, the relevant Investor which is to buy that Acquired Business will bear the cost (if any) of such termination and will indemnify the appropriate member of the Retained Group against any Liability accordingly. Such termination will not be effected without the prior approval of the relevant Investor who will bear the cost (such approval not to be unreasonably withheld or delayed).
Where the employment of an employee of an Acquired Company acquired by one Investor is terminated where that person is exclusively or principally engaged in the Acquired Business acquired by another Investor, that other Investor will bear the cost (if any) of such termination and will indemnify the first-mentioned Investor against any Liability accordingly. Such termination will not be effected without the prior approval of the relevant Investor who will bear the cost (such approval not to be unreasonably withheld or delayed).
Where the employment of an employee of an Acquired Company is terminated where that person is exclusively or principally engaged in the Retained Business, then the Retained Group (that is, indirectly, the Investors in the Consortium Proportions) will bear the cost (if any) of such termination and shall indemnify the Acquired Company against any Liability accordingly. Such termination will not be effected without the prior approval of the Company (such approval not to be unreasonably withheld or delayed).

Where any employee whose employment would otherwise have been terminated (because the further requirement for his or her services has changed or diminished) becomes employed by a “mobility organisation” or some other local equivalent (such that the employee becomes engaged by an employer other than a company in either one of the Acquired Businesses or the Retained Business) the principles set out above shall continue to apply in respect of any Liabilities relating to that employee’s employment by the mobility organisation or the termination of his or her employment by such organisation notwithstanding that such termination may occur at a later date.
5
Where an employee is seconded from an Acquired Business to the Retained Business or vice versa the parties shall consult with a view to agreeing when the secondment shall end having regard to their respective business needs and whether or not an offer should be made to that employee so that he or she should cease to be an employee of an Acquired Company or (as the case may be) a member of the Retained Group and become an employee of a member of the Retained Group or (as the case may be) of an Acquired Company. Where the relevant parties agree such an offer is to be made, the parties will take such of the Appropriate Steps as are reasonably necessary to effect the change of employer of the employee concerned and to minimise any Liabilities associated with the termination of any such secondment arrangements. Any such Liabilities will be allocated according to the principles set out in paragraph 3 of this Part 4.

6
Where an employee is seconded from one Acquired Business to an Acquired Business to be bought by another Investor the relevant Investors shall consult with a view to agreeing when the secondment shall end having regard to their respective business needs and whether or not an offer should be made to that employee so that he or she should cease to be an employee of one Acquired Company and become an employee of a different Acquired Company. Where the relevant parties agree such an offer is to be made, the parties will take such of the Appropriate Steps as are reasonably necessary to effect the change of employer of the employee concerned and to minimise any Liabilities associated with the termination of any such secondment arrangements. Any such Liabilities will be allocated according to the principles set out in paragraph 3 of this Part 4.

7
Where the parties are unable to agree a resolution under paragraph 5 or 6, the employee will continue to be governed by the terms of his or her secondment agreement and shall return to the company by which he or she is employed at the end of the secondment agreement or otherwise in accordance with its terms.

8
In the case of those employees not covered by paragraphs 2, 3, 4, 5 and 6 of this Part 4 the parties shall consult with each other as required, with a view to determining (as soon as reasonably practicable):

8.1	whether or not all or any of such employees should become employees of an Acquired Company or a member of the Retained Group; and
8.2	what arrangements should be made to ensure that an Investor or the Retained Group, as the case may be, does not suffer as a result of certain employees not becoming its employees, and the parties shall use their reasonable endeavours to give effect to such determination.

Once the parties have determined which employees should be employed by a member of an Acquired Group or the Retained Group (as the case may be), each Investor (in relation to its Acquired Group) and the Company (in relation to the Retained Group) shall procure that such Appropriate Steps as are agreed (such agreement not to be unreasonably withheld or delayed) are taken in relation to each relevant employee and the other parties shall procure a release of such employee’s obligations in order that the employee is able to accept such an offer of employment made to him as an Appropriate Step.
9
It is the intention of the parties, save (i) as provided otherwise in this Part 4; and (ii) as otherwise agreed between the parties; that all Liabilities in respect of an employee (whether relating to their employment prior to Completion, to steps taken to move their employment to a company carrying on the appropriate Acquired Business or to a company in the Retained Group or to the termination of their employment) shall be borne:

9.1	in respect of employees exclusively or principally engaged in the RBS, Fortis or Santander Acquired Businesses, as the case may be, by RBS, Fortis or Santander (respectively);
9.2	in respect of employees exclusively or principally engaged in the Retained Business, by the Retained Group; and
9.3
where it is not possible to determine in accordance with the procedure set out in paragraph 1 above where such employees were engaged, between the Retained Group and the relevant Investor(s) or between the relevant Investors (as the case may be) having regard to (i) the proportion of the employee’s duties prior to Completion which related to each such entity; or (ii) to such other principles as the parties, acting reasonably, agree.

10
If the sale and purchase of any Acquired Business, or any act or omission after Completion by an Investor or a member of its Group or by a member of the Retained Group shall entitle any employee to treat his or her employment as terminated or otherwise to bring an action against any Acquired Company or any member of the Retained Group (as the case may be) in respect of his or her employment, the parties shall consult with a view to reducing or mitigating any Liabilities. To the extent that such Liabilities do arise, the costs in respect of an employee exclusively or principally engaged in the RBS, Fortis or Santander Acquired Businesses, as the case may be, shall be borne by RBS, Fortis or Santander (respectively) and the costs in respect of an employee exclusively or principally engaged in the Retained Business shall be borne by the Retained Group.

If it is not possible to determine that the relevant employee is exclusively or principally engaged in one or more of the RBS, Fortis or Santander Acquired Businesses or the Retained Business, the Liabilities shall be borne between the Retained Group, and the relevant Investor(s) or between the relevant Investors (as the case may be) having regard to (i) the proportion of the employee’s duties prior to any relevant Completion which relate to each such entity; or (ii) such other principles as the parties, acting reasonably agree.
11
Without prejudice to Clause 5.7 of this Agreement, prior to any relevant Completion, any Investor may provide management and other services to one or more of the other Acquired Businesses and/or the Retained Business on such terms (including appropriate charges) as may be agreed between the parties.

12
For the avoidance of doubt, all pension Liabilities in relation to employees and former employees of the Acquired Businesses and Retained Business will be dealt with in accordance with Part 5 of Schedule 3. Hence, this Part 4 relates only to non-pension Liabilities in respect of such employees.

13
If the parties cannot, acting reasonably, determine (i) that an employee is exclusively or principally engaged in a particular Acquired Business or the Retained Business; or (ii) how Liabilities for a particular employee are allocated pursuant to this Part 4,; either of the parties who fails to reach such determination may serve written notice on the other that it wishes to seek independent determination of such matter. In this event, the party serving such notice will notify the Independent Accountants of the dispute. The Independent Accountants shall be engaged by the Company to deal with the matter or may nominate such suitably qualified person as they determine appropriate having regard to the nature of the dispute. The parties will have 15 working days from the date of the notice (the “Notice Date”) in which to submit written representations to the Independent Accountants (or their nominee), which representations must be copied to the other party at the same time as they are provided to the Independent Accountants (or their nominee). For the purposes of such determination, the provision of Clauses 9.2 to 9.10 (but not Clause 9.4.2) shall apply. The Independent Accountants (or their nominee) will be requested to deliver their determination and in any event within 30 working days of the Notice Date. The determination shall be final and binding save in the event of manifest error in which event Clause 9.11 will apply. This paragraph shall not apply to disputes in relation to senior executives (including but not limited to employees who are board members) or to disputes in relation to a number of employees within one business unit, where that number is significant as a proportion of the total number in that business unit.

14
Any dispute not covered by paragraph 13 shall if not resolved by agreement between the parties within 60 business days of such dispute arising, be determined in accordance with Clause 9 of the Agreement.

15
For the purpose of determining an appropriate approach to all HR-related matters concerning the Restructuring (including, but not limited to those matters described in more detail in Parts 4 and 5 of Schedule 3) each Investor has appointed their Chief HR Officer (or person with similar status and responsibilities), or his or her nominee from time to time, to act as an HR Executive Steering Group (“ESG”). The ESG, whose purpose is to function as a steering and governance body for all HR-related matters relating to the Restructuring, will take all decisions by unanimous consent of the ESG unless otherwise provided below. The ESG will operate under the supervision of the Board. In the event that the members of the ESG (or their nominees from time to time) are unable to reach unanimous agreement on any matter (other than a matter which may be decided by one of the Investors according to any of the paragraphs hereof), that matter will be referred for determination to the Board. Where a matter relates exclusively to the employees of an Acquired Business to be acquired by an Investor, that Investor shall submit a recommendation for determination to the Board which will not unreasonably withhold its consent.

16	The ESG has established a number of workstreams to develop priorities and propose appropriate actions on HR-related matters, as follows:
•	Programme co-ordination;
•	Communication and engagement;
•	Policy frameworks;
•	Employee relations;
•	Resourcing and assessment;
•	Workforce management;

•	“Employment office” (i.e. the HR function that identifies redeployment opportunities across the business of ABN AMRO Group);
•	Compensation and benefits; and
•
Terms and Conditions (including (i) Head Office/Group functions (including Tax, Finance, Legal, Strategy, Secretariat, Internal Audit, Treasury, Investor Relations, Communications, Economics, Public Policy & Governmental Affairs and Customer Relations); and (ii) HR functions (including Policy & Employment, Remuneration and Benefits, Resourcing and Development and Shared Services).

Workstreams may be modified, discontinued or supplemented as determined by the ESG from time to time.
17	ESG and each workstream will, unless otherwise agreed by the ESG, divide its work so that it relates to three separate phases of the Transaction, i.e.:
•	the period prior to the making of the Offer;
•	the period between making of the Offer and Offer Satisfaction Date; and
•	the period following the Offer Satisfaction Date.
18
Without prejudice to the generality of paragraphs 15 to 17 above, the Investors each acknowledge and agree that, in respect of The Netherlands, Fortis will lead the strategy and the integration planning, which will include inter alia the execution of the defined actions and the power to take all related decisions, for the following HR areas:

•	Business Unit Netherlands;
•	Employee relations in The Netherlands (including dealing with any collective Labour Agreement and the negotiation of any social plans); and
•	“Employment Office” in The Netherlands.
19
For the purposes of paragraph 18 above, Fortis will recommend the appropriate strategy and integration planning to the ESG. In the event that the members of the ESG (or their nominees from time to time) are unable to reach unanimous agreement on any such matter, Fortis shall submit a recommendation for determination to the Board which shall not unreasonably withhold its consent.

Schedule 3 — Part 5
Pensions
1
As soon as reasonably practicable and subject to applicable legal and regulatory provisions, the Investors will in relation to each pension plan negotiate in good faith and enter into detailed agreements consistent with the following principles.

2	The Investors acknowledge that the general principles in respect of pensions are that:
(a)
all pension Liabilities and pension costs in respect of employees will be borne by the appropriate Acquired Businesses or Retained Business on the same basis as all Liabilities of an employee will be allocated under paragraph 9 of Schedule 3 — Part 4 (Employment) of this Agreement; and

(b)
the pension Liabilities and pension costs in respect of former employees will be borne by the appropriate Acquired Businesses or Retained Business by applying, to the extent possible and having regard to paragraphs 11 and 12 of this Part of this Schedule, the principles of allocation of Liabilities under paragraph 9 of Schedule 3 — Part 4 (Employment) of this Agreement but with reference to the employment those former employees had at the time of termination of their employment agreement.

3
The Investors will, subject to applicable legal and regulatory provisions and having regard to the history and circumstances of the plan, agree whether following Completion each plan should continue as:

(a)	a multi-employer plan; or

(b)	a single employer plan.
Multi-employer plans
4
Where the Investors agree that following the relevant date of Completion a current plan should continue as a multi-employer plan, the relevant companies within the Acquired Businesses and the Retained Business will continue to participate in the plan on such other terms and conditions as are agreed by the Investors from time to time, provided that those terms and conditions, together with, where appropriate, any compensations agreed between the Acquired Businesses and the Retained Business, accord with the general principles stated in paragraph 2 of this Part of this Schedule.

Single employer plans
5
Where the Investors agree that following the relevant date of Completion a plan should continue as or be converted to a single employer plan, subject to applicable legal and regulatory provisions, the Investors will agree who will be the principal sponsoring employer. This could be a company within one of the Acquired Businesses or the Retained Business. This will normally be the company which is currently the principal sponsoring employer, but may be changed by agreement if the current membership of the plan is inconsistent with this. To the extent that this results in one Acquired Business or the Retained Business taking responsibility for Liabilities for former employees of another Acquired Business or the Retained Business (as the case may be), a valuation adjustment amongst the involved Acquired Business(es) and/or the Retained Business will be made in accordance with the financial position of the plan on an IAS19 basis (including allowance for discretionary benefits where this has been incorporated previously in the IAS19 valuation).

Cessation of participation
6
If a company within the Acquired Businesses or the Retained Business ceases to participate in a plan, the Investors will use reasonable endeavours to procure that a transfer value is paid from that plan to a new plan for employees of that Acquired Business or Retained Business or company within that business (in respect of current employees and/or former employees). The Investors will agree a proposed transfer value basis to be put to the trustees or managers of the plan.

7
To the extent that the transfer value actually paid differs from the value of the Liabilities transferred on an IAS19 basis multiplied by the funding level of the plan on the IAS19 basis, a cash adjustment will be due between the Acquired Businesses and/or Retained Business which accords with the general principles stated in paragraph 2 of this Part of this Schedule. The Investors will cooperate to ensure that any adjustments are applied in as tax efficient manner as possible.

8
The Investor which owns the continuing principal sponsoring employer will indemnify the other Investors in respect of any Acquired Business or Retained Business or a company within these businesses which ceases to participate against any continuing liability which they may have (for example imposed by a regulatory body) in relation to their previous participation in the plan.

9
Where a company within the Acquired Business or Retained Business ceases to participate in a plan, it will procure alternative pension provision for future service if it is required to do so by applicable legal or regulatory provisions.

Defined contribution plans and unfunded pension liabilities
10	The principles stated in this Part of this Schedule will be modified as appropriate as follows:
(c)	the general principles stated above apply mutatis mutandis to defined contribution plans and, where possible, unfunded pension Liabilities;
(d)
to the extent that any unfunded pension Liabilities or any excess of funding in any plan cannot be allocated to any Acquired Businesses and/or the Retained Business by applying the foregoing principles, such unfunded pension Liabilities or any excess of funding will be allocated to the Retained Business and shared by the Investors in accordance with their participation in the Retained Business; and

(e)
to the extent that the Investors agree that defined contribution and unfunded pension Liabilities will be transferred under such general principles, the Investors will agree the appropriate transfer amount to be paid within a reasonable period.

General
11
The Investors acknowledge that attributing Liabilities precisely for former employees to each Investor may be difficult or impossible and will use suitable approximations where appropriate, having regard to cost.

12
The Investors acknowledge that transfers of former employees between plans may be contentious or potentially contentious in some cases, and will cooperate to ensure that former employees may remain in their existing plan where this is appropriate and accords with the general principles stated in paragraph 2 of this Part of this Schedule.

13
The Investors agree that if any dispute arises in respect of pensions then it shall be determined in accordance with Clause 9 of this Agreement save that the Investors may agree that the dispute will be determined by an independent actuary instead of an Independent Accountant, in which case references in Clause 9 to Independent Accountants shall be read as references to an independent actuary and references in Clause 9 to the President of the Institute of Chartered Accountants shall be read as references to the President of the Institute of Actuaries.

Schedule 3 — Part 6
Operations and Information Technology
1	Governance
1.1
The parties recognise that managing the provision from the Unconditional Date, and the eventual separation and migration, of the Common Interest Assets, Common Interest Contracts and Common Interest Services will be a complex task that will require the effective cooperation of the parties.

1.2	The Investors shall establish a Central Service Governance Committee, to govern the task described in paragraph 1.1, as follows:
1.2.1	the Central Service Governance Committee shall consist of three members as follows:
(i)	Alain Deschenes or such other individual as Fortis may from time to time nominate, by notifying the other Investors in writing, as its representative on the Central Service Governance Committee;
(ii)	John White or such other individual as RBS may from time to time nominate, by notifying the other Investors in writing, as its representative on the Central Service Governance Committee; and
(iii)	Jose Maria Fuster or such other individual as Santander may from time to time nominate, by notifying the other Investors in writing as its representative on the Central Service Governance Committee;
1.2.2
the Central Service Governance Committee may from time to time establish one or more sub-committees consisting of such employees of Fortis, RBS and Santander and/or such external advisors as the Central Service Governance Committee deems appropriate;

1.2.3	in accordance with the terms of Clause 5 of this Agreement, the Central Service Governance Committee shall:
(i)	oversee the separation of Common Interest Assets, Common Interest Contracts and Common Interest Services and migration from the Fortis Services, RBS Services, Santander Services and Company Services;
(ii)	review the performance of the Fortis Services, RBS Services, Santander Services and Company Services;
(iii)
review the material Common Interest Contracts in order to identify whether the ongoing provision of the Fortis Services, RBS Services, Santander Services and Company Services (and their termination and replacement) is best achieved by the novation, assignment, termination or retention until expiry of those Common Interest Contracts;

(iv)
assist, acting reasonably, each of the Investors in implementing synergies and cost savings in the provision of the Fortis Services, RBS Services and Santander Services and such other services, assets and contracts used within the Acquired Businesses;

(v)	subject always to paragraph 4.4, 5.4, 6.4 and 7.4:
(a)	where required, determine whether elements of Common Interest Assets, Common Interest Contracts and Common Interest Services should be modified, renewed, replaced or terminated;
(b)	establish a change control and management process and sub-committee for managing any such modifications, renewals, replacements or terminations; and
(c)	identify service levels for the Company Services, subject to the following conditions:
(I)	where the relevant services are provided by a third party, such service levels shall not exceed those available from the relevant third party; and
(II)	the service levels so identified shall be the same for each Investor and their respective Acquired Businesses in relation to equivalent services;
(vi)	subject to paragraph 2, seek to resolve any dispute between the Investors in respect of the matters described in this Part of this Schedule;
1.2.4	decisions of the Central Service Governance Committee must be reached by unanimous agreement with all Investors acting reasonably and in good faith; and
1.2.5	unless the Investors agree to a different frequency in writing, the Central Service Governance Committee (or an appropriate subcommittee established by the Investors) shall meet at least:
(i)	daily to discuss any service incidents that have arisen; and
(ii)	weekly to discuss any other Service issues that need to be addressed by the Central Service Governance Committee.
Such meetings shall take place by telephone or any other virtual communication system/media agreed by the participants, unless otherwise agreed by the Investors.
1.3
In accordance with Clause 5.2.2, following the Unconditional Date the parties shall enter into one or more agreements to address: (i) the planning and implementation of the separation and migration of the Common Interest Assets, Common Interest Contracts and Common Interest Services; and (ii) the ongoing provision of the Fortis Services, RBS Services and Santander Services, in each case reflecting the principles set out in this Part of this Schedule (the “Separation Agreements").

1.4
Subject to paragraph 1.5, the parties shall discuss and agree as soon as reasonably practicable following the Unconditional Date a reasonable and appropriate methodology for remunerating each party that:

1.4.1	provides a Fortis Service, RBS Service or Santander Service to one or more of the other Investors;
1.4.2	contributes to the planning and/or implementation of the separation and migration of the Common Interest Assets, Common Interest Contracts and Common Interest Services; and / or

1.4.3	contributes to the planning and/or implementation of the migration from the Fortis Services, RBS Services and Santander Services,
so that each beneficiary of the items described above compensates those providing the items described on a reasonable basis. Subject to Clause 5.7, the remuneration paid to an Investor shall in no event be less than the direct costs of that Investor attributable to the provision to the other Investors of the relevant items described above. The discussions of the parties pursuant to this paragraph 1.4 may also include the consideration of alternative liability language to paragraph 8.3 to reflect any change in the pricing regime.
1.5
The parties shall use reasonable endeavours to change as soon as reasonably practicable following the Unconditional Date the ABN AMRO Group’s methodology for remuneration applicable to the items described in paragraph 1.4 to permit the methodology for remuneration agreed pursuant to paragraph 1.4 to be given effect. Until such time as such a change is made, the ABN AMRO Group’s methodology for remuneration applicable to the items described in paragraph 1.4 shall apply in accordance with Clause 5 of this Agreement.

2	Disputes
In the event the Central Service Governance Committee cannot reach a unanimous decision within 15 days in respect of any of the matters described in this Part of this Schedule, it will, as soon as practicable, commission an independent report from a qualified third party expert. If within 15 days following receipt of such report, the Central Service Governance Committee remains unable to reach a unanimous decision, it will refer the matter to the Board for decision, accompanied by the aforesaid report of the third party expert.
3	Allocation of Acquired Business Assets
3.1
The parties recognise that as part of the transfer of the Acquired Businesses to the Investors the Acquired Business Assets for each Acquired Business shall include the Information Technology, Operations Assets and related contracts which are exclusively or principally used by that Acquired Business and nothing in this Part of this Schedule shall affect the ownership of these assets or contracts.

3.2
The parties recognise that the Common Interest Assets comprise assets that impact some or all of the Acquired Businesses or assets the use of which is shared by some or all of the Acquired Businesses. Therefore, the parties agree that the Common Interest Assets will be supervised by all the Investors on the terms of this Agreement.

4	Provision of Company Services
4.1
From the Unconditional Date until the earlier of (i) the date on which the Company ceases to control the Retained Business; and (ii) the provision of all services provided to all Investors under this paragraph 4.1 has been terminated pursuant to paragraph 4.2:

4.1.1
RBS shall (and the Company shall permit RBS to) manage the provision of all the Common Interest Assets, Common Interest Contracts and Common Interest Services (not forming part of the Fortis Services, RBS Services or Santander Services) by the Company pursuant to paragraph 4.1.2, under the supervision of the Central Service Governance Committee; and

4.1.2	the Company shall procure that the ABN AMRO Group:

(i)
provides, in accordance with Good Industry Practice, the Common Interest Services that were supplied to the Fortis, RBS and Santander Acquired Businesses respectively as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement;

(ii)
makes available the Common Interest Assets and Common Interest Contracts (and the goods and services provided thereunder) to the Fortis, RBS and Santander Acquired Businesses, in each case on the terms applicable in accordance with Clause 5 of this Agreement; and

(iii)
implement any agreed initial actions set out in the Business Plan and support investigations towards separation or migration of Common Interest Assets, Common Interest Contracts or Common Interest Services,

in each case to the extent that, from the relevant Completion Date, the above do not form part of the Fortis Services, RBS Services or Santander Services.
4.2	Termination of Company Services
The provision by the Company of the Company Services (including Common Interest Services forming part of the Company Services) provided to the Fortis, RBS and Santander Acquired Businesses respectively shall continue until terminated in accordance with Clause 5.7.
4.3	Consequences of Termination of Company Services
Where the Company Services provided to an Investor are terminated pursuant to paragraph 4.2:
4.3.1	that Investor shall be wholly responsible for the planning, implementation and costs of the migration of the relevant Company Services to a replacement provider or providers;
4.3.2
the Company shall provide (and RBS shall manage the provision of) reasonable assistance in relation to the planning, implementation and costs of the migration of the relevant Company Services to a replacement provider or providers, the costs of such assistance to be reimbursed on the same basis agreed by the Central Service Governance Committee under paragraph 1.4; and

4.3.3	that Investor shall ensure that the migration of the Company Services described in paragraph 4.3.1 shall not have a material adverse effect on the remaining Company Services.
4.4	Changes to the Company Services
The Company and RBS shall not have the right to introduce any changes to a Company Service unless otherwise agreed in accordance with Clause 5.7.
5	Provision of RBS Services
5.1	Subject to paragraph 5.2, from the first Completion Date for the transfer of the RBS Acquired Businesses RBS shall:
5.1.1
provide to the Fortis and Santander Acquired Businesses, in accordance with Good Industry Practice, those Common Interest Services that were supplied to the Fortis and Santander Acquired Businesses respectively by the RBS Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement; and

5.1.2
make available to the Fortis and Santander Acquired Businesses those Common Interest Assets and Common Interest Contracts (and the goods and services provided thereunder) that were made available to the Fortis and Santander Acquired Businesses by the RBS Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement.

5.2	Termination of RBS Services
The provision by RBS of the RBS Services (including Common Interest Services forming part of the RBS Services) provided to the Fortis and Santander Acquired Businesses respectively shall continue until otherwise agreed in accordance with Clause 5.7.
5.3	Consequences of Termination of RBS Services
Where the RBS Services provided to an Investor are terminated pursuant to paragraph 5.2:
5.3.1	that Investor shall be wholly responsible for the planning, implementation and costs of the migration of the relevant RBS Services to a replacement provider or providers;
5.3.2
RBS shall provide reasonable assistance in relation to the planning, implementation and costs of the migration of the relevant RBS Services to a replacement provider or providers, the costs of such assistance to be reimbursed on the same basis agreed by the Central Service Governance Committee under paragraph 1.4; and

5.3.3	that Investor shall ensure that the migration of the RBS Services described in paragraph 5.3.1 shall not have a material adverse effect on the remaining RBS Services.
5.4	Changes to the RBS Services
RBS shall not have the right to introduce any changes to a RBS Service provided to an Investor unless otherwise agreed in accordance with Clause 5.7.
6	Santander Services
6.1	Subject to paragraph 6.2, from the first Completion Date for the transfer of the Santander Acquired Businesses Santander shall:
6.1.1
provide to the Fortis and RBS Acquired Businesses, in accordance with Good Industry Practice, those Common Interest Services that were supplied to the Fortis and RBS Acquired Businesses respectively by the Santander Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement; and

6.1.2
make available to the Fortis and RBS Acquired Businesses those Common Interest Assets and Common Interest Contracts (and the goods and services provided thereunder) that were made available to the Fortis and RBS Acquired Businesses by the Santander Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement.

6.2	Termination of Santander Services
The provision by Santander of the Santander Services (including Common Interest Services forming part of the Santander Services) provided to the Fortis and RBS Acquired Businesses respectively shall continue until otherwise agreed in accordance with Clause 5.7.
6.3	Consequences of Termination of Santander Services
Where the Santander Services provided to an Investor are terminated pursuant to paragraph 6.2:
6.3.1	that Investor shall be wholly responsible for the planning, implementation and costs of the migration of the relevant Santander Services to a replacement provider or providers;
6.3.2
Santander shall provide reasonable assistance in relation to the planning, implementation and costs of the migration of the relevant Santander Services to a replacement provider or providers, the costs of such assistance to be reimbursed on the same basis agreed by the Central Service Governance Committee under paragraph 1.4; and

6.3.3	that Investor shall ensure that the migration of the Santander Services described in paragraph 6.3.1 shall not have a material adverse effect on the remaining Santander Services.
6.4	Changes to the Santander Services
Santander shall not have the right to introduce any changes to a Santander Service provided to an Investor unless otherwise agreed in accordance with Clause 5.7.
7	Fortis Services
7.1	Subject to paragraph 7.2, from the first Completion Date for the transfer of the Fortis Acquired Businesses Fortis shall:
7.1.1
provide to the RBS and Santander Acquired Businesses, in accordance with Good Industry Practice, those Common Interest Services that were supplied to the RBS and Santander Acquired Businesses respectively by the Fortis Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement; and

7.1.2
make available to the RBS and Santander Acquired Businesses those Common Interest Assets and Common Interest Contracts (and the goods and services provided thereunder) that were made available to the RBS and Santander Acquired Businesses by the Fortis Acquired Businesses as at the Unconditional Date, in each case on the terms applicable in accordance with Clause 5 of this Agreement.

7.2	Termination of Fortis Services
The provision by Fortis of the Fortis Services (including Common Interest Services forming part of the Fortis Services) provided to the RBS and Santander Acquired Businesses respectively shall continue until otherwise agreed in accordance with Clause 5.7.

7.3	Consequences of Termination of Fortis Services
Where the Fortis Services provided to an Investor are terminated pursuant to paragraph 7.2:
7.3.1	that Investor shall be wholly responsible for the planning, implementation and costs of the migration of the relevant Fortis Services to a replacement provider or providers;
7.3.2
Fortis shall provide reasonable assistance in relation to the planning, implementation and costs of the migration of the relevant Fortis Services to a replacement provider or providers, the costs of such assistance to be reimbursed on the same basis agreed by the Central Service Governance Committee under paragraph 1.4; and

7.3.3	that Investor shall ensure that the migration of the Fortis Services described in paragraph 7.3.1 shall not have a material adverse effect on the remaining Fortis Services.
7.4	Changes to the Fortis Services
Fortis shall not have the right to introduce any changes to a Fortis Service provided to an Investor unless otherwise agreed in accordance with Clause 5.8.
8	Charges and Liability under this Part of this Schedule
8.1
From the Unconditional Date for the services provided by RBS pursuant to paragraph 4.1.1 and from the first Completion Date for all other services described in this Part of this Schedule, each party shall pay the other party such costs and charges in respect of such services as are determined pursuant to paragraph 1.4 above.

8.2	Nothing in this Agreement shall limit any party’s liability for personal injury or death as a result of negligence arising out of the rights and obligations set out in this Part of this Schedule.
8.3
Save to the extent that revised liability provisions are agreed by the parties pursuant to paragraph 1.4 as part of the agreement of a revised remuneration regime, the aggregate liability of each party to the other parties arising out of the rights and obligations set out in this Part of this Schedule, in tort (including negligence) or otherwise, shall not exceed £1.

9	Definitions
In this Part of this Schedule, the following words shall have the following meanings:
9.1
"Common Interest Assets” means all Information Technology and Operations Assets owned by any member of the ABN AMRO Group as at the Unconditional Date which are used in or relate to more than one of the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and the Retained Business immediately after the Unconditional Date;

9.2
"Common Interest Contracts” means the contracts entered into by any member of the ABN AMRO Group which relate to Information Technology, Operations Assets and/or Services and which subsist as at the Unconditional Date which are used in or relate to more than one of the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and the Retained Business immediately after the Unconditional Date;

9.3
"Common Interest Services” means the Services provided by any member of the ABN AMRO Group as at the Unconditional Date which are used in or relate to more than one of the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and Retained Business immediately after the Unconditional Date;

9.4	"Company Services” means the matters described in paragraph 4.1;

9.5	"Fortis Services” means the matters described in paragraph 7;
9.6
"Good Industry Practice” means, in relation to any undertaking and any circumstances, the exercise of the degree of skill, care, prudence and foresight which would be expected from a reasonably skilled and experienced person engaged in the same type of undertaking on an “in-house” basis for a leading financial institution under the same or similar circumstances;

9.7
"Information Technology” means hardware and software related to computing and telecommunications, including computer programs, the tangible media on which they are recorded and their supporting documentation, program listings, source code, object code, operating instructions and design specifications, and all materials and manuals pertaining to the design, operation, maintenance, support, development, performance, and configuration of such programs, as well as financial networks, ATMs, POS systems, cabling, routers, switches, racks, servers, PCs, laptops, terminals, scanners, printers and all associated peripherals;

9.8	"Central Service Governance Committee” means the committee described in paragraph 1.1;
9.9	"Separation Agreements” means the agreements described in paragraph 1.3;
9.10	"Service” means any service wholly or mainly related to Information Technology or Operations Assets, including:
9.10.1
(in relation to Information Technology) hardware and software support, software development, systems development and network and telephony services (including mobile telephony) and any similar services of any nature whatsoever;

9.10.2	(in relation to Operations Assets) the services described in paragraph 9.11;
9.11	"Operations Assets” means;
9.11.1	the assets, processes and management control systems reasonably necessary to:
(i)
open, set up and service new and existing customers’ product-transaction requirements in both the front and back office (including, but not limited to, query handling, mortgage processing, payments, cards, account servicing, asset management, lending processes, management of securities-related operations and trade finance);

(ii)	ensure full operational risk control (including incident management, reconciliations and operational risk management);

(iii)	investigate, collect and recover financial exposures;

(iv)	ensure implementation of credit risk policies; and
(v)	produce and report customer, management and regulatory information; and

9.11.2
the assets, processes and management control systems (including those required for change management) reasonably necessary to design, plan and improve these resources to deliver the required standards of quality, speed and cost-efficiency and to comply with mandatory regulatory requirements;

9.12	"RBS Services” means the matters described in paragraph 5; and

9.13	"Santander Services” means the matters described in paragraph 6.

Schedule 3 — Part 7
Intellectual Property
1	In this Agreement:
"ABN AMRO Trade Marks” means Trade Marks consisting of the names ABN, AMRO or ABN AMRO or the ABN AMRO shield logo that are, at the Unconditional Date, used by the ABN AMRO Group and accounted for by one or more of the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and/or the Retained Business (as the case may be);
"Intellectual Property” means Trade Marks, domain names, get-up, patents, inventions, design rights, copyrights, neighbouring rights and moral rights, know-how, semi-conductor topography rights, database rights and all other similar rights which may subsist in any part of the world, whether or not such rights are registered, including, without limitation, any registrations of such rights and applications and rights to apply for such registrations; and
"Trade Marks” means registered and unregistered trade marks, service marks, trade names and logos.
2
The parties recognise that as part of the transfer of the Acquired Businesses to the Investors the Acquired Business Assets for each Acquired Business shall include the Intellectual Property assets and related contracts which are exclusively or principally used by that Acquired Business. Nothing in this Part of this Schedule shall affect the ownership of these assets or the validity of the related contracts.

3
The Company shall and, after the transfer to Fortis of the Fortis Acquired Business, Fortis shall procure that non-exclusive, royalty-free licences are granted to each other Investor and its Acquired Companies and to the Retained Group to use the ABN AMRO Trade Marks for a period of 24 months after the Unconditional Date.

4
Any of the parties may at any time up to one year after the Unconditional Date give written notice that it wishes to have a licence (that unless otherwise specified shall be non-exclusive, royalty-free, world-wide and perpetual) to use a particular item of Intellectual Property (other than an ABN AMRO Trade Mark to which paragraph 3 above shall apply) in its business on a continuing basis notwithstanding that it may be owned or accounted for by another Acquired Business or the Retained Business. The parties shall then use their best endeavours to agree within the next 90 days following such notice the licensing (as between the RBS, Santander and Fortis Acquired Businesses and the Retained Business) of that item of Intellectual Property, with the intention that each of the RBS, Santander and Fortis Acquired Businesses and the Retained Business as currently operated by the ABN AMRO Group shall continue to operate without hindrance and for no additional consideration.

5	The parties shall use their best endeavours to agree the appropriate form of licences on the terms, and for the purposes referred to in, this Part 7.
6
The parties acknowledge that much of the know-how owned or used by the ABN AMRO Group is and will remain of a confidential nature and agree to set up working practices and impose confidentiality obligations of appropriate scope on those persons to whom access to the know-how will be given by the ABN AMRO Group, an Investor or the Company as the case may be in order to ensure that confidentiality is preserved following the transfer of the Acquired Business Assets and in the future conduct of the businesses to be carried on by the Acquired Group and the Retained Group.

7
Any dispute in respect of the matters in this Part of this Schedule which is not resolved by agreement between the parties within 60 Business Days of such dispute arising (such 60 Business Days to commence, for the purposes of any dispute pursuant to paragraph 4 of this Part of this Schedule, on expiry of the 90-day period referred to in that paragraph) shall be determined in accordance with Clause 9 of this Agreement save that:

7.1
references in Clause 9 to the Independent Accountants shall, for the purposes of this Schedule, be read as references to a single QC who is an expert in Intellectual Property in London, England, or, if the relevant parties jointly consider it to be more appropriate, an expert of equivalent seniority in the jurisdiction in which the Intellectual Property asset in question subsists; and

7.2	references in Clause 9 to the President of the Institute of Chartered Accountants shall be read as references to the President of the Law Society.
The objective of the expert determination pursuant to this paragraph, (i) in the case of a Wrong Box Asset claim relating to Intellectual Property, shall be to determine which business has the strongest claim to ownership of the relevant Intellectual Property on a worldwide basis, according to which business has invested the most in creating, developing and promoting the relevant Intellectual Property to date, and, (ii) in the case of a request for a licence under paragraph 4 of this Part of this Schedule, shall be to determine fair and reasonable terms for such licence.
8	Each party shall promptly give notice in writing to the other, providing all available details, if, after the Unconditional Date, it becomes aware of:
8.1
any opposition, attack or challenge, or threatened opposition, attack or challenge, by any third party to the ownership or validity of any Intellectual Property that is used at the Unconditional Date in connection with the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and/or the Retained Business (as the case may be);

8.2
any infringement, or suspected or threatened infringement, by any third party of any Intellectual Property that is used at the Unconditional Date in connection with the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and/or the Retained Business (as the case may be); or

8.3
any claim, or threatened claim, that use of any of the Intellectual Property that is used at the Unconditional Date in connection with the RBS Acquired Business, Santander Acquired Business, Fortis Acquired Business and/or the Retained Business (as the case may be) infringes the rights of any third party, the parties shall consult, as soon as possible after receiving any notice pursuant to this paragraph, and use their reasonable endeavours to agree the action to be taken in respect of the relevant opposition, attack, challenge, infringement or claim, as the case may be, and the proportions in which they shall share the costs of such action and any damages and other sums which may be awarded in their favour or against them.
9
Without prejudice to Clause 20.10 of this Agreement, each party shall, and the Company shall use its reasonable endeavours to procure that any relevant third party shall, do all such things and execute all such documents as may reasonably be requested by any other party for the purposes of giving full legal effect to the provisions of this Part of this Schedule, including in order to vest or perfect title to any Intellectual Property, to record such title with any relevant registry or to apply for registration in respect of any new Intellectual Property at any registry.

Schedule 3 — Part 8
Real Estate
1
The parties shall use their reasonable endeavours to agree that the rights transferred pursuant to Clause 5 and the remaining provisions of this Schedule relating to real estate (including licenses, easements, rights of way and other similar rights) are sufficient to enable each of the Acquired Businesses and the Retained Business to be carried on in the ordinary course.

2
Until such time as specific real estate is allocated between the Acquired Businesses and/or to the extent that premises or real estate rights are shared between Acquired Businesses or between one or more Acquired Businesses and the Retained Business, both the costs and the benefits of such premises, or rights of such premises, shall be shared between the relevant Investors or members of the ABN AMRO Group in accordance with the principles set out in Clause 5 of this Agreement.

3
A management team across RBS, Fortis and Santander shall be established to deal with the property and asset management of the real estate portfolio for each of the Acquired Businesses and the Retained Business to ensure their operational continuity, until such time as the ABN AMRO Group has been re-organised in accordance with this Agreement

4
Without limitation, the parties shall use their reasonable endeavours to agree the following in addition to but following the general principles set out in paragraphs 1, 2 and 3 of this Schedule 3 Part 8:

4.1
where premises are shared, which Acquired Business will retain ownership of the property or relevant lease and the basis of occupation of the other Acquired Businesses including any rent or licence fee to be paid for such occupation by the other Acquired Businesses, how long such occupation will last and the other terms of such occupation;

4.2	where premises are shared, how existing services provided in respect of the relevant property are to be provided to all the relevant Acquired Businesses;
4.3
a prioritised transitional agreement detailing the extent of the real estate portfolio of the Acquired Businesses and how they will be operated until the ABN AMRO Group has been re-organised in accordance with this Agreement, for example covering such matters as new leases, construction agreements, costs, liabilities and benefits (and in respect of the sharing of costs, liabilities and benefits between the relevant Investors or members of the ABN AMRO Group, in accordance with the principles set out in Clause 5 of this Agreement;

4.4	if any properties are held by a specific real estate holding company, which Acquired Business will own such entity and how the other Acquired Businesses will continue to occupy;
4.5	how guarantees already in place from one Acquired Business in respect of the occupation of real estate by another Acquired Business are to be dealt with;
4.6	which Acquired Business will be responsible for historic liabilities (including, but not limited to, environmental and regulatory liabilities) in respect of which properties;
4.7	that transfers of any properties or interests in any properties are carried out in the most tax efficient way for the Acquired Businesses involved; and

4.8
where the Acquired Businesses are controlled by, or consolidated into, any of the Investors, or otherwise leave the ABN AMRO Group, and this results in breaches of existing leases or licences, or adversely affects any ongoing occupations or ongoing disposals (by termination or otherwise), how this is to be dealt with.

5
Subject to paragraph 6 of this Schedule 3 Part 8, any dispute in respect of the matters in this Part of this Schedule which is not resolved by agreement between the parties within 60 Business Days of such dispute arising shall be determined in accordance with Clause 9 of the Agreement, but for the purposes of determining disputes where real estate assets are the primary disputed assets:

5.1
in England and Wales, the relevant parties shall appoint a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC well versed in real estate law who shall determine any dispute arising as an expert and not as an arbitrator and in the absence of any agreement as to such a chartered surveyor or QC, the parties shall refer that appointment to the President of the Royal Institution of Chartered Surveyors or the President of the Law Society in London (as the case may be) who shall be substituted for the reference in Clause 9 of the Agreement to the “Independent Accountants”;

5.2
in a jurisdiction other than England and Wales, the relevant parties shall appoint the local (national) nearest equivalent to either a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC well versed in real estate law in the relevant jurisdiction who shall determine any dispute arising as an expert and not as an arbitrator and in the absence of any agreement as to such a equivalent to a chartered surveyor or QC, the parties shall refer that appointment to the local national equivalent to the president or chairman of the Royal Institution of Chartered Surveyors or the president or chairman of the Law Society (by way of example:

5.2.1	equivalents to the Law Society of England and Wales are:
(i)	in Spain, the Colegio de Abogados de Madrid;

(ii)	in Italy, the Consiglio Nazionale Forense;

(iii)	in Brazil, the Ordem dos Advogados do Brasil; and

(iv)	in the Netherlands, the Nederlandse Orde van Advocaten;
and
5.2.2	an equivalent to the Royal Institute of Chartered Surveyors in London in Spain is the Colegio Oficial de Aparejadores y Arquitectores Tecnicos de Madrid)
who shall be substituted for the reference in Clause 9 of the Agreement to the “Independent Accountants”; or
5.3	across more than one jurisdiction, this shall be determined in accordance with Clause 9 of this Agreement.
6
Any dispute where real estate assets are the primary subject matter of the dispute, and the circumstances involve operations from one or more real estate assets being significantly adversely affected; and/or may result in any Investor being seriously reputationally adversely affected; shall be dealt with as follows:

6.1
immediately an Investor is aware of a dispute or the potential of a dispute, it shall notify the other Investors of all relevant facts of the dispute of which it is aware (acting in good faith), such notice to be served following the requirements of Clause 21;

6.2
following service of notice on all Investors under paragraph 6.1 of this Schedule 3 Part 8, the relevant components of the management team formed under paragraph 3 of this Schedule 3 part 8 shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner;

6.3	failing agreement being reached under paragraph 6.2 of this Schedule 3 Part 8, the dispute shall be immediately referred to:
6.3.1	in the case of RBS, the Chief Executive Officer of Manufacturing reporting to the Chief Executive of RBS;
6.3.2	in the case of Fortis, the Chief Operating Officer of Group Resources reporting to the Chief Executive of Fortis; and
6.3.3	in the case of Santander, Chief Technology and Operations Officer, reporting directly to the Chief Executive of Santander;
which shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner;
6.4
failing agreement being reached under paragraph 6.3 of this Schedule 3 Part 8, the dispute shall be immediately referred to the Chief Executive of each Investor which shall use all reasonable endeavours to resolve the dispute within 2 Business Days in a just and equitable manner.

6.5
if agreement is still not reached under paragraph 6.4 of this Schedule 3 Part 8, then the dispute shall be resolved in accordance with paragraph 5 of this Schedule 3 part 8 in all respects, except that the first part of paragraph 5 shall be replaced with the following words

“5 any dispute in respect of the matters in this Part of this Schedule shall be determined in accordance with Clause 9 of the Agreement, but for the purposes of determining disputes where real estate assets are the primary disputed assets:
[and the remainder of paragraph 5, being 5.1 ...5.3, are read in full, unchanged]”
and for the avoidance of doubt the parties shall in this circumstance not wait 60 Business Days before referring the matter for determination under Clause 9 (with the amended references to Clause 9 provided for under paragraph 5 of this Schedule 3 Part 8).

Schedule 3 — Part 9
Regulatory Matters
1
For the avoidance of doubt and notwithstanding any other provision of this Agreement, each of the Investors acknowledges that (subject to paragraph 2 below) the Company shall be governed and operated in accordance with the governance, risk management and systems and controls policies and procedures reasonably determined by RBS from time to time to be necessary or desirable to ensure that the Company, ABN AMRO Group and each ABN AMRO Group Company are managed in accordance with the regulatory requirements applying under applicable laws and regulations. RBS shall notify any such proposed policies and procedures to the other Investors as soon as reasonably practicable and, in any event, not later than 60 days prior to the date on which it is proposed to implement any such policies or procedures. RBS shall notify such policies and procedures to the other Investors as it has finally determined to implement not later than 15 days prior to the date on which any such policies or procedures are to be implemented.

2
In making the final determination in paragraph 1 above and in order to ensure (as far as reasonably possible) that the Company and the ABN AMRO Group Companies are managed in a way which is consistent with the regulatory requirements applying to each Investor and its Group (including the requirements of, without limitation, the DNB, AFM and the Bank of Spain), RBS shall have regard (to the fullest extent reasonably possible) to the governance, risk management and systems and controls requirements which apply to Fortis and Santander and their respective Groups under applicable laws and regulations and which are (not later than 30 days prior to the date on which RBS proposes to implement any policy or procedure as notified to Fortis and Santander under paragraph 1 above) notified from time to time in writing to RBS by Fortis and Santander, respectively. In addition, the Investors acknowledge that groups of Regulators may from time to time reach understandings in relation to the management of the Company and the ABN AMRO Group. The Investors agree to use all reasonable endeavours to ensure that all such understandings communicated to the Company are properly implemented.

3
The Investors hereby agree to use all reasonable endeavours to work together in relation to the matters provided for in paragraphs 1 and 2 above within such shorter timescales than are provided for in said paragraphs 1 and 2 as may in any particular case be required pursuant to any regulatory or other legal obligation of any Investor or any member of its Group, the Company or any ABN AMRO Group Company.

4
In exercising its rights and fulfilling its duties under or pursuant to this Agreement with respect to the ABN AMRO Group, the Company will act, and the Investors shall procure that the Company shall act, in accordance with the policies and procedures determined by RBS pursuant to paragraph 1 above.

5
None of the parties shall do or omit to do anything which causes any of the other parties, any member of their respective Groups or any member of the ABN AMRO Group to breach any applicable law or regulatory requirement. Each party will co-operate with each other party with a view to ensuring (insofar as it is reasonably able and subject to applicable law and regulations and the provisions of this Agreement) that for as long as an ABN AMRO Group Company is the subject of clauses 5 and 6 of the Agreement, such company will conduct its affairs in compliance with the applicable regulatory requirements of each relevant Regulator.

6
Each party will co-operate with each other party with a view to ensuring (insofar as it is reasonably able and subject to applicable law and regulations and the provisions of this Agreement) that any information relating to the Company or any ABN AMRO Group Company which is required under applicable laws and regulations, or is requested by a relevant Regulator, to be provided by an Investor or a member of its Group to a relevant Regulator is made available to that Investor for it or the relevant member of its Group to provide to that Regulator.

7	Subject to applicable laws and regulations and the following provisions of this paragraph 7:
7.1
the Company shall notify each of the Investors of any communication received by it from any relevant Regulator in relation to the latter’s regulation of the ABN AMRO Group as soon as reasonably practicable after receipt thereof;

7.2	each of the Investors shall be entitled to make representations to the Company to assist it in responding to any such communication; and
7.3	none of the Investors shall object to the other Investors (or their representatives) attending at any meeting or on any call between the Company and a relevant Regulator.
Notwithstanding the foregoing, each Investor acknowledges that it shall not be entitled to receive notice of any communication under paragraph 7.1 above, or to make representations pursuant to paragraph 7.2 above, or to attend or participate at any meeting or on any call between the Company and any Regulator, if (i) that Regulator objects (for whatever reason), or (ii) the Investor has no material interest in the specific subject matter which is the subject of the communication, meeting or call.

Schedule 3 — Part 10
Tax Matters
1	Tax efficiency
1.1
The parties acknowledge that Clause 5 requires the Restructuring to be implemented in a manner that is as efficient for all parties and the ABN AMRO Group as is reasonably practicable from a tax point of view (subject to other non-Tax constraints and considerations and subject to paragraph 3 below). The parties acknowledge that this shall involve using all reasonable endeavours to:

1.1.1	minimise the total Taxes (including not incurring such Taxes) which may arise on the Restructuring (including Transfer Taxes);
1.1.2
subject to Clause 1.1.1, maximise the availability and benefit of Tax Reliefs (taking into account the ability of the parties to utilise such Tax Reliefs and any other benefits which may be available);

1.1.3
subject to Clause 1.1.1, procure that transfers of businesses pursuant to the Restructuring are not subject to VAT (for example by endeavouring to ensure that any applicable conditions for such transfers to be treated as transfers of going concerns for VAT purposes are satisfied);

1.1.4	facilitate the distribution of cash (in the case of assets that have been sold for cash pursuant to the Restructuring) from the Company and ABN AMRO Group Companies in a tax-efficient manner;
1.1.5
facilitate the making of distributions pursuant to clause 15 of this Agreement in a tax efficient manner, including (if appropriate, and to the extent that this can be done pursuant to the relevant company law and without other adverse tax costs), the issuing of dividend access shares to particular Investors;

1.1.6
to the extent possible and consistent with the other principles in this Agreement, maximise deductions for interest in respect of existing financings of the ABN AMRO Group (including financings which constitute innovative tier 1 capital for regulatory purposes) by allocating such financings appropriately taking into account their terms and tax rules in relevant jurisdictions;

1.1.7
to the extent possible and consistent with the other principles in this Agreement, maximise deductions for costs attributable to the Retained Business (in particular head office costs), including by way of recharging such costs where appropriate; and

1.1.8
procure that indemnity payments, adjustments and allocations in connection with this Agreement and the Tax Agreement are structured in a tax-efficient manner to the extent possible. It is acknowledged that this may include putting in place local transfer agreements between ABN Group Companies or ABN Group Companies and New Companies between whom any assets are to be transferred pursuant to the Restructuring (including any reorganisation contemplated by Clause 5.1.2(ii)) and providing for payments to operate as adjustments to the consideration under such agreements where appropriate.

2	Allocation of Taxes

The cost of the following Taxes shall be allocated between the Investors as follows, subject to any agreement between the parties to the contrary:
2.1
Transfer Taxes arising in connection with the acquisition of the ABN AMRO Shares (including any Transfer Taxes arising in connection with the indirect transfer of real estate and other assets of ABN AMRO Group Companies) shall be allocated in the Consortium Proportions. For the avoidance of doubt, this paragraph 2.1 shall not apply to any United Kingdom stamp duty or stamp duty reserve tax payable in connection with the issue of the RBS Shares pursuant to the Offer which shall be for the account of RBS.

2.2
Taxes payable or suffered by an ABN AMRO Group Company or a New Company in connection with the direct or indirect transfer of any Retained Company or Retained Business or part thereof pursuant to the Restructuring (including any reorganisation as referred to in Clause 5.1.2(ii)), and any distribution of proceeds in connection with any cash sale of a Retained Business or retained Company shall be allocated in Consortium Proportions, subject to paragraph 2.7 below.

2.3
Taxes payable or suffered by an ABN AMRO Group Company or a New Company in connection with the direct or indirect transfer of any Santander Acquired Company or Santander Acquired Business to Santander or a member of its Group or to a New Company to be acquired by Santander pursuant to the Restructuring (including any reorganisation as referred to in Clause 5.1.2(ii)), and any distribution of proceeds in connection with any cash sale of a Santander Acquired Business or Santander Acquired Company shall be allocated to Santander.

2.4
Taxes payable or suffered by an ABN AMRO Group Company or a New Company in connection with the direct or indirect transfer of any Fortis Acquired Company or Fortis Acquired Business to Fortis or a member of its Group or to a New Company to be acquired by Fortis pursuant to the Restructuring (including any reorganisation as referred to in Clause 5.1.2(ii)), and any distribution of proceeds in connection with any cash sale of a Fortis Acquired Business or Fortis Acquired Company shall be apportioned between Fortis and RBS in the Adjusted Consortium Proportions.

2.5
Taxes payable or suffered by an ABN AMRO Group Company or a New Company in connection with the direct or indirect transfer of any RBS Acquired Company or RBS Acquired Business to RBS or a member of its Group or to a New Company to be acquired by RBS pursuant to the Restructuring (including any reorganisation as referred to in Clause 5.1.2(ii)), and any distribution of proceeds in connection with any cash sale of a RBS Acquired Business or RBS Acquired Company shall be apportioned between Fortis and RBS in the Adjusted Consortium Proportions.

2.6
Tax payable or suffered by an ABN AMRO Group Company or a New Company in connection with any transfer of assets contemplated by paragraphs 7.2 or 7.3 of Schedule 3 Part 1 shall be allocated to the transferee.

2.7
Subject to Paragraph 2.11, Taxes payable by an Investor or a member of the Investor’s Group (excluding for the avoidance of doubt any ABN AMRO Group Company or any New Company) in the jurisdiction in which such person is resident for Tax purposes (including Taxes payable in respect of the Restructuring including the distribution of assets or cash to them pursuant to the Restructuring) shall be borne by the relevant Investor (or Group member).

2.8
Taxes payable or suffered by an ABN AMRO Group Company in respect of transactions effected or deemed to be have been effected, or profits earned, accrued, received or deemed to have been earned, accrued or received, on or before the Offer Satisfaction Date shall be allocated as follows:

•	in the case of Taxes that relate solely to the RBS Acquired Business, to RBS;
•	in the case of Taxes that relate solely to the Fortis Acquired Business, to Fortis;
•	in the case of Taxes that relate solely to the Santander Acquired Business, to Santander;
•	in the case of Taxes that relate solely to the Retained Business, in the Consortium Proportions;
•
in the case of Taxes payable or suffered by an ABN AMRO Group Company which has carried on more than one Acquired Business or an Acquired Business and Retained Business, where such Taxes cannot be attributed solely to one Acquired Business or Retained Business, to the relevant Investors in appropriate proportions determined by reference to the extent to which the relevant ABN AMRO Group Company carried on each business; and

•	in the case of Taxes which cannot be attributed to any Acquired Business or Retained Business (the parties having used best efforts to so attribute such Taxes), in the Consortium Proportions.
The Tax Agreement shall contain detailed principles for determining whether Taxes relate to a particular Business. Unless otherwise agreed, it shall be assumed that Taxes payable in respect of transactions which are taken into account in the profit and loss account of a particular business relate to that business, save in the case of transactions effected on non-arm’s length terms between businesses acquired by different Investors.
2.9
Taxes payable or suffered by an ABN AMRO Group Company (other than Taxes within paragraphs 2.2 to 2.6 above) in respect of transactions effected or deemed to be have been effected, or in respect of profits earned, accrued, received or deemed to have been earned, accrued or received, between the Offer Satisfaction Date and Completion of the Restructuring in relation to the relevant ABN AMRO Group Company shall be allocated in accordance with paragraph 2.8 above.

2.10
Taxes payable by the Company (other than Taxes within paragraphs 2.2 to 2.6 above) in respect of transactions effected or deemed to be have been effected, or in respect of profits earned, accrued, received or deemed to have been earned, accrued or received, on or before completion of the Restructuring shall be allocated in the Consortium Proportions. Taxes payable by any other New Company (other than Taxes within paragraphs 2.2 to 2.6 above) in respect of transactions effected or deemed to be have been effected, or in respect of profits earned, accrued, received or deemed to have been earned, accrued or received, on or before completion of the Restructuring in relation to the relevant New Company shall be allocated to the Investor which is to acquire such company.

2.11
Taxes arising in connection with payments pursuant to indemnity and adjustment provisions in this Agreement (including paragraph 7 of Schedule 3 Part 1 other than paragraphs 7.2 and 7.3 in respect of which paragraph 2.6 applies) or pursuant to the Tax Agreement shall be allocated to the party making the payment where such payment is made pursuant to Paragraph 7.1 of Schedule 3 Part 1 or under the Tax Agreement or otherwise relates to a Liability of the paying party or is attributable to a breach or other default of such party. In other cases, such Taxes shall be allocated on a basis which it is agreed or determined produces a fair and reasonable result in accordance with the general principles in this Agreement.

3	The Restructuring — Special Provisions
3.1
It is acknowledged in Clause 5.1.2(i) of this Agreement that the Investors do not know many of the key facts relating to the ABN AMRO Group. The Investors also acknowledge that there are a range of possible options for effecting the Restructuring and that the current expectation, on the basis of the information currently available, is that as regards ***. The final structure will only be determined after the Offer Satisfaction Date following detailed due diligence and after appropriate Tax clearances have been obtained, in accordance with the principles in paragraph 1.1 of this Schedule and Clause 5 of this Agreement ***.

3.2	Notwithstanding anything in paragraph 1.1 above, ABN AMRO Bank shall be acquired by *** or a member of its Group pursuant to the Restructuring to proceed by way of one or more Legal Demergers ***.
4	Tax Reliefs
4.1
It is acknowledged that the Restructuring may give rise to Tax Reliefs for an Investor (the “Relevant Investor”) or member of its Group or New Company or ABN AMRO Group Company which it is to acquire. Such Tax Reliefs shall be for the benefit of the Relevant Investor, save to the extent that the transaction giving rise to the Tax Relief also resulted in a Tax Liability which is to be borne or shared by another Investor in accordance with paragraph 2 hereof. In the latter case, the amount to be allocated in accordance with Clause 2 shall be the amount by which the Tax liability exceeds the net present value of the Tax Relief and the balance shall be borne by the Relevant Investor. For the avoidance of doubt, any step up in the base cost of an asset which a party obtains as a result of the Restructuring shall not constitute a Tax Relief for this purpose. Further, any Tax Reliefs which arise as a result of any transaction effected by an Investor or a member of its Group after the acquisition by it of the relevant Acquired Business shall not fall within this paragraph but shall be for the benefit of such Investor.

4.2
Any Tax Reliefs arising to any ABN Group Company in respect of periods beginning on or before the date of completion of Restructuring (other than Tax Reliefs falling within Clause 4.1 above) shall be dealt with as follows:

4.2.1
To the extent any such Tax Relief can be used to reduce Tax liabilities which would otherwise arise on the Restructuring (in circumstances where the use of such Tax Relief for this purpose is in accordance with the principles in Clause 1.1 above), such Tax Relief shall first be used for that purpose. As between RBS and

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Fortis and in the case of any Tax Relief within paragraph 4.2.6 below, no adjustments shall be made in respect thereof. As between Santander on the one hand and Fortis and RBS on the other hand, save in the case of Tax Reliefs within Paragraph 4.2.6 below, adjustments shall be made between the parties to compensate the party that would otherwise have been entitled to the Tax Relief (or the value thereof) in accordance with paragraphs 4.2.2 to 4.2.5 below (the “Affected Party”) for the loss of such Tax Relief. The amount of the payment shall equal the value of the Tax Relief to the Affected Party. The remaining provisions of this paragraph shall apply to Tax Reliefs which are not used in this way.
4.2.2
To the extent that any such Tax Relief relates to a particular Acquired Business and such Tax Relief can be transferred with the relevant Acquired Business pursuant to the Restructuring or otherwise made available to the Relevant Investor (or any member of its Group or ABN AMRO Group Company acquired by it) without increased Tax costs, such Tax Relief shall be so transferred or made available.

4.2.3
To the extent that any such Tax Relief relates to a particular Acquired Business and such Tax Relief cannot be transferred with the relevant Acquired Business pursuant to the Restructuring or otherwise made available to the Relevant Investor (or any member of its Group or ABN AMRO Group Company acquired by it) but can be and is used by another Investor or member of its Group or ABN AMRO Group Company acquired by it, no payment shall be made by the latter Investor to the former Investor unless determined to be fair and reasonable.

4.2.4
To the extent that any such Tax Relief is lost as a result of the acquisition of ABN AMRO by the Company or as a result of the Restructuring, no payments or adjustments shall be made between the Investors.

4.2.5
To the extent that any such Tax Relief relates to more than one Acquired Business, it shall be allocated between the relevant Investors in appropriate proportions and paragraphs 4.2.2 and 4.2.3 shall apply accordingly.

4.2.6
To the extent that any such Tax Relief does not relate to a particular Acquired Business (and cannot be allocated as described at paragraph 4.2.5, the parties having used best efforts to so allocate it) it shall be treated as an asset of the Retained Business. In the event that such Tax Relief is used by an Investor or a member of its Group (whether the Investor which acquires the relevant ABN AMRO Group Company or any other Investor to whom such Tax Relief is made available pursuant to Clause 4.2.7), adjustment shall be made between the Investors by reference to the Consortium Proportions.

4.2.7
In the event that a Tax Relief arises or has arisen to an ABN AMRO Group Company acquired or to be acquired directly or indirectly by one Investor (the “Former Investor”) or a member of its Group and such Tax Relief can be made available to an ABN Group Company acquired or to be acquired directly or indirectly by another Investor (the “Latter Investor”) or a member of its Group or vice versa, the Latter Investor shall be entitled to procure that such Tax Relief is so made available to it in priority to any third party (and the Investors will co-operate in completing any procedural formalities to facilitate this). Subject to paragraph 4.2.6, the amount to be paid for such Tax Relief shall be agreed between the relevant Investors acting reasonably taking into account the value of the Tax Relief to the Former Investor.

4.2.8
In the event that a transaction has been entered into between an ABN Group Company acquired or to be acquired directly or indirectly by one Investor (the “Former Investor”) or a member of its Group and an ABN Group Company acquired or to be acquired directly or indirectly by another Investor (the “Latter Investor”) or a member of its Group (other than a transaction falling within paragraph 4.2.9 below) and it is subsequently determined that for any Tax purpose such transaction was not regarded as having been effected on arm’s length terms such that the Former Investor or a member of its Group is subject to Tax (or is subject to an increased amount of Tax) or is denied a Tax Relief (or is entitled to a reduced Tax Relief) in respect of such transaction, the Latter Investor shall procure that, where possible, a corresponding Tax Relief is claimed. Where such Tax Relief is claimed and can be made available to the Former Investor or a member of its Group, such Tax Relief shall be so made available. Where the Tax Relief is obtained but cannot be made available, the Latter Investor shall indemnify the Former Investor in respect of such Tax liability up to an amount equal to the net present value of the Tax Relief to the Latter Investor. Where no Tax Relief can be claimed or where the Tax liability exceeds the amount of Tax Relief that is made available or the net present value of any Tax Relief that is claimed (as appropriate), the excess shall be dealt with in accordance with the principles in paragraph 2.

4.2.9
Where under this Agreement (including pursuant to Clause 5.7 of this Agreement, paragraph 1.4 Schedule 3 Part 6, paragraphs 3 and 4 Schedule 3 Part 7, and paragraph 3 of Schedule 4), it is contemplated that any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any one Investor or a member of its Group (the “Recipient”) should be supplied or should use or continue to be supplied or use assets, facilities or services of any member of the Retained Group or any Acquired Company or Acquired Business to be acquired by any other Investor or member of its Group (the “Provider”) and it is determined by any Tax authority that such provision is not made on arm’s length terms such that the Provider is subject to Tax (or to an Increased amount of Tax) or the Recipient is denied a Tax Relief (or is entitled to reduced Tax Relief) in respect thereof or vice versa, any affected Investor shall be entitled to request Board approval (by Super Board Majority) to amend the amount charged by the Provider for such supply or use to such amount as the Board shall agree or is determined to constitute an arm’s length amount. In the event that the Board (by Super Board Majority) cannot reach agreement as to the amount to be charged by the Provider, such adjustments shall be made between the affected Investors to compensate for such Tax or loss of Tax Relief as is determined to be fair and reasonable.

5	Withholding Tax and VAT
5.1
All payments to be made under any indemnity, adjustment or allocation provision shall be made without deduction or withholding for or on account of Tax unless required by law. If any deductions or withholding are required by law, the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a withholding or deduction, but only in circumstances where the party making such payment would be required to bear the cost of any tax payable by the recipient on receipt of the payment in accordance with paragraph 2.11. In other cases no additional amount shall be payable and the cost of the withholding tax shall be allocated in accordance with the principles in paragraph 2.11.

5.2
In a case where an additional amount is paid pursuant to paragraph 5.1 and the recipient of the relevant payment receives a credit for or refund of any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax then it shall reimburse to the other party such part of such additional amounts paid to it pursuant to paragraph 5.1 above as the recipient of the payment certifies to the other party will leave it (after such reimbursement) in no better and no worse position than it would have been if the other party had not been required to make such deduction or withholding.

5.3
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using all reasonable endeavours to recover such amount of VAT as may be practicable.

5.4	If any payment under or contemplated by this Agreement constitutes the consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due.
6	Tax Correspondence and Tax Disputes
6.1
Tax Correspondence and Tax Disputes relating to the ABN AMRO Group Companies for periods beginning before the completion of the Restructuring shall, so far as reasonably practicable, be dealt with by the relevant ABN AMRO Group Company. Subject to paragraphs 6.3 and 6.4 below and to Clauses 7 and 11 of this Agreement, until the Completion of the Restructuring in relation to the relevant ABN AMRO Group Company, such matters shall be dealt with at the direction and under the control of RBS provided that RBS shall procure that Fortis and Santander are kept informed of the progress of and given the opportunity to comment on the following such matters:

•	(in the case of Santander only) Tax Correspondence and Tax Disputes which relate to the Santander Acquired Business;
•	(in the case of Fortis only) Tax Correspondence and Tax Disputes which relate to the Fortis Acquired Business;

•	Tax Disputes which relate to the Retained Business where the potential Tax liability which is the subject of the Tax Dispute exceeds €1 million; and
•
Tax Disputes which relate to potential Tax liabilities which may be partially allocated to Fortis or Santander (as the case may be) in accordance with paragraph 2 where the potential Tax liability exceeds €1 million.

6.2
Paragraph 6.1 above shall also apply to Tax Disputes which relate to the Retained Business for periods beginning after the completion of the Restructuring where the potential Tax liability which is the subject of the Tax Dispute exceeds €1 million.

6.3
In the case of Tax Liabilities of a Fortis Acquired Company or a Santander Acquired Company which solely or principally carries on a Fortis Acquired Business or Santander Acquired Business (as the case may be), paragraph 6.1 shall not apply to the Tax Correspondence or Tax Disputes of such company and instead such Tax Correspondence and Tax Disputes shall be dealt with under the control of Fortis or Santander (as the case may be), subject to the Phase 2 Governance provisions in Clauses 7.4 and 7.5 of this Agreement and the Provision of Information requirements in Clause 11 of this Agreement. Fortis and Santander shall procure that RBS is provided with such information in respect thereof as may be reasonably necessary to enable RBS to comply with legal, regulatory and accounting requirements.

6.4
Fortis shall be entitled to participate in all contact (on behalf of any New Company or ABN AMRO Group Company) with the Dutch Tax authorities which relates to a potential Tax liability which exceeds €1 million.

6.5
It is acknowledged that certain Dutch Tax clearances are likely to be required in relation to the Restructuring. Fortis shall have the primary responsibility for contact with the Dutch Tax authorities in relation to such clearances but RBS and Santander shall have the right to be consulted and represented in relation thereto.

6.6
Following Completion of the Restructuring in relation to a particular Acquired Business, the Investor which has acquired such Business shall from that time have control of Tax Disputes and Tax Correspondence in relation to that Business. Where the Acquired Business was formerly carried on by an ABN AMRO Group company acquired or to be acquired by another Investor (the “Latter Investor”), the Latter Investor shall co-operate (and procure that the relevant ABN AMRO Group Company shall co-operate) in relation thereto and shall have the right to comment thereon.

7	Tax Agreement
As soon as reasonably practicable, and in any event before the time of the Restructuring or any reorganisation as referred to in Clause 5.1.2(ii), the parties shall negotiate in good faith and enter into a detailed agreement in relation to and consistent with the provisions of this Schedule 3 — Part 10 (but taking into account any key facts as are referred to in Clause 5.1.2(i) which subsequently become known to the parties).
Any requirement in this Schedule for any matter to be determined between the parties shall be determined in accordance with Clause 9 of this Agreement unless otherwise agreed.

Schedule 3 — Part 11
Allocation of Capital
1
The core tier 1 capital attributable to any Acquired Business or the Retained Business (and therefore to be acquired by the relevant Investor or to form part of the Retained Business in accordance with the terms of this Agreement) shall be that allocated to such Acquired Business or the Retained Business for the purposes of the ABN AMRO Accounts and the accounting records of the ABN AMRO Group which form the basis of the ABN AMRO Accounts. No change to such allocation of core tier 1 capital shall be made other than:

•	in accordance with the remainder of this Schedule 3, Part 11; or

•	by agreement between the Investors (including as to the appropriate financial adjustment to be made in respect of such change).
For the purposes of this Schedule 3, Part 11, the core tier 1 capital of the ABN AMRO Group shall be calculated assuming full conversion, as at 31 December 2006, of the convertible financing preference shares forming part of the share capital of ABN AMRO and in accordance with the definition of core tier 1 capital which appears in Note 40 to the ABN AMRO Accounts (page 217), where tier 1 capital is calculated on the basis of the DNB regulatory filings of the ABN AMRO Group for the year ended 31 December 2006.
2
If the allocation of capital referred to in paragraph 1 (the “Allocation”) results in the Acquired Businesses to be acquired by any Investor (the “Affected Investor”) having a ratio of core tier 1 capital to risk weighted assets of less than 4.95 per cent. (calculated as at 31 December 2006), such Allocation shall, at the option of the Affected Investor but subject to paragraph 5, be adjusted in accordance with paragraph 3.

3
If, in accordance with paragraph 2, the Affected Investor opts for an adjustment to the Allocation, the Company and the Investors other than the Affected Investor (the “Unaffected Investors”) shall, subject to paragraph 7, procure that there is contributed to the Acquired Businesses of the Affected Investor (by the Acquired Businesses of the Unaffected Investors) such amount of core tier 1 capital as is necessary to cause the Acquired Businesses of the Affected Investor to have a ratio of core tier 1 capital to risk weighted assets of 4.95 per cent. (calculated as at 31 December 2006). The contributions to be made by the Acquired Businesses of the Unaffected Investors (the “Contributions”) shall be in the same proportions as the core tier 1 capital allocated to the Acquired Businesses of the Unaffected Investors in accordance with the Allocation (the “Contribution Proportions”).

4
Immediately following the making of the Contributions referred to in paragraph 3, the amount of such Contributions shall be invested in selected assets (the “Investment Assets”). Each of the Unaffected Investors shall bear the economic risk and reward attached to the Investment Assets acquired with the amount of its Contribution which, for the avoidance of doubt, will include the right to receive the return as generated by those Investment Assets. The Investment Assets shall be selected in each case:

•	by agreement between the Affected Investor and the relevant Unaffected Investor; or

•	in default of agreement, by such Unaffected Investor.
Where an Investment Asset matures, the Affected Investor will re-invest the proceeds in accordance with the provisions of this paragraph 4. Subject to paragraph 8, the arrangements contemplated by this paragraph 4 will continue without limit in time.
5	Prior to making any adjustment to the Allocation pursuant to paragraph 2, the Company and the Investors shall procure that any instruments (“Relevant Instruments”) which:
•	are accepted by the home regulator of the Affected Investor as having the effect of reducing regulatory capital requirements;

•	are held by the Retained Business or any Acquired Business of an Unaffected Investor (the “Transferring Business”); and

•	in respect of which the underlying assets are held by an Acquired Business of the Affected Investor, shall be marked to market and transferred to such Acquired Business of the Affected Investor. Any gain or loss resulting from the mark to market exercise shall be for the account of the Transferring Business. An adjustment to the Allocation pursuant to paragraph 2 shall only be required where the ratio of core tier 1 capital to risk weighted assets of the Acquired Businesses of the Affected Investor remains less than 4.95 per cent. following the actions required by this paragraph 5 (calculated as at 31 December 2006 and as if the actions required by this paragraph 5 had taken place as at such date).
6
If any Relevant Instrument is transferred to an Acquired Business of the Affected Investor in accordance with paragraph 5, the Company and the Investors shall procure that an appropriate compensatory payment shall be made by the Transferring Business to such Acquired Business of the Affected Investor. Such compensatory payment shall be calculated by multiplying the annual cost of the Relevant Instrument (after taking account of any deduction for tax purposes) for the year ended 31 December 2006 by the post-synergies price/earnings multiple used to calculate the value of such Acquired Business of the Affected Investor for the purposes of this Agreement.

7
If and to the extent any Contribution would cause the Company, any Unaffected Investor or any Acquired Business of an Unaffected Investor (as the case may be) to be in breach of any legal or regulatory requirement, the Affected Investors, the Company and the Unaffected Investors shall negotiate in good faith to restructure the Contributions as would be necessary to cause the Acquired Businesses of the Affected Investor to have a ratio of core tier 1 capital to risk weighted assets of 4.95 per cent (calculated as at 31 December 2006).

8
If Contributions are made in accordance with paragraph 3, the Affected Investor shall keep under review the ratio of core tier 1 capital to risk weighted assets of its Acquired Businesses (the results of such review being communicated to the Unaffected Investors on a quarterly basis). If, as a result of the management of the assets of the Retained Group, additional core tier 1 capital becomes available to the Acquired Businesses of the Affected Investor and such ratio exceeds 5.5 per cent. (the core tier 1 capital in excess of such ratio being the “Excess”), the Affected Investor shall procure that its Acquired Businesses return the Excess to the Acquired Businesses of the Unaffected Investors in the Contribution Proportions. Each return of Excess shall be considered a refund of the amount of the respective Contributions. Accordingly, the arrangements contemplated by this paragraph 8 will continue until, and will therefore expire automatically as soon as, the amounts of the Contributions shall have been refunded to the respective Unaffected Investors in full.

Schedule 4
The Retained Business
1
The Retained Business shall be managed for the benefit of all the Investors. Save as otherwise expressly provided in this Agreement (including in particular Clause 5.7 of this Agreement), all transactions and dealings between the Retained Business and any Acquired Business shall be on arm’s length terms.

2
The Board shall promptly identify those parts of the Retained Business which are to be sold. The Board shall use reasonable endeavours to maximise the value realised on the sale of such assets, but subject to that, shall determine the timing and manner of any sale. Investors shall be entitled to participate in any auctions of assets to be sold.

3
The Board shall use reasonable endeavours to reduce unallocated costs. To the extent that such costs are, on the Unconditional Date, recharged to any part of the Acquired Businesses, such recharging shall continue on the same basis as that adopted by the ABN AMRO Group as at 31 December 2006. Unallocated costs borne centrally shall be borne by the Company. The paragraph shall have effect subject to the provisions of Schedule 3 to the extent that they provide for the bearing of costs in a different manner.

4
Without prejudice to paragraph 7.1 of Part 1 of Schedule 3, Liabilities of the Retained Business shall be borne by the Retained Group (and therefore, indirectly, by the Investors in their respective Consortium Proportions).

5
The Investors agree to consider and agree in due course an appropriate holding structure for any part of the Retained Business that has not been sold and, as part of such consideration, will consider appropriate governance arrangements for such Retained Business.

6
All Investors shall have the right to participate in discussions and negotiations with works councils and other relevant third parties in relation to “social issues” with a view to agreeing (where required or appropriate) a joint social plan.

Schedule 5
Corporate Governance
Part A
Proceedings at Board Meetings
1	Convening a Meeting

The Chairman of the Board shall procure that a Board meeting is convened and held when reasonably requested by any Director.

2	Quorum
2.1
No business shall be transacted at any meeting of the Board unless a quorum of eligible Directors is present at the time when the meeting proceeds to business and remains present during the transaction of business. The quorum necessary for the transaction of the business of the Board shall be the presence of three Directors or their duly appointed proxies, including at least one RBS Director, one Santander Director and one Fortis Director (or their respective proxies). A meeting of the Board shall not be quorate if a majority of the Directors present are resident for tax purposes in the United Kingdom.

2.2
Should a quorum not be constituted at a Board meeting, the relevant meeting shall be adjourned for not less than 3 Business Days and upon resumption the quorum shall be the presence of three Directors (or their respective proxies), including at least one RBS Director (or his proxy).

3	Notice

Not less than 2 Business Days’ notice of any (including an adjourned) meeting shall be given to all Directors.
4	Voting

At any meeting of the Directors or of a committee of Directors, each Director (or his proxy) shall be entitled to one vote and in the case of an equality of votes, the Chairman of the Board shall have a second or casting vote.

5	Delegation to committees
5.1
The Board may appoint standing and/or ad hoc committees from among its members, which are charged with tasks specified by and shall be composed as determined by the Boards from time to time, provided that:

(i)	such committee comprises (unless otherwise agreed) one RBS Director, one Fortis Director and one Santander Director (or their respective proxies);

(ii)	the RBS Director or his proxy, shall be the chairman of such committee and shall have a casting vote;

(iii)	no more than half of the members of such a committee shall be resident for tax purposes in the United Kingdom; and

(iv)	the proceedings of such a committee shall be conducted in accordance with Schedule 5 Part C.
5.2
The Board remains collectively responsible for decisions made by committees . A committee may only exercise such powers as are explicitly attributed or delegated to it and may never exercise powers beyond those exercisable by the Board as a whole.

5.3
Each committee must inform the Board in a clear and timely way of the manner in which it has used delegated authority and of any major development in the area of its responsibilities. All Board members have unrestricted access to all committee meetings and records. The Board shall receive a report from each committee of its deliberations and findings.

Part B
Proceedings at General Meetings
1	Convening a Meeting
1.1	The Board shall, and any of the Directors shall be authorised to, immediately following notice from an Investor, procure:
1.1.1
the convening and holding of a general meeting of Shareholders of the Company at such place and time as such Investor shall reasonably determine subject to paragraphs 2 and 3 of Part C of this Schedule; and

1.1.2	that any resolution required by such Investor shall be proposed at that meeting.
2	Quorum
2.1
No business shall be transacted at any general meeting of Shareholders unless a quorum of Shareholders is present at the time when the meeting proceeds to business and remains present during the transaction of business. The quorum necessary for the transaction of business at a general meeting of Shareholders shall be three Shareholders (including at least one member of the RBS Group, one member of the Santander Group and one member of the Fortis Group), present in person or by proxy or a representative duly authorised.

2.2	If there is a tie in voting, the proposal shall be deemed to have been rejected.
2.3
If within half an hour of the time appointed for a meeting a quorum is not present, a second meeting may be convened and, subject to paragraph 3 of Part C of this Schedule, held no earlier than 15 days after and no later than 30 days later than the first meeting. In this second meeting, the items tabled for the first meeting can be adopted by a simple majority of the votes cast and the quorum for such second meeting shall be any one Shareholder. In the notice of the new meeting it must be stated that this concerns a second meeting as referred to in this Clause 2.3 and explained that a resolution can be adopted with a quorum of one Shareholder.

3	Voting
3.1
All voting shall take place orally. The chairperson of the general meeting of Shareholders is, however, entitled to decide that votes be cast by a secret ballot. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by a secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers.

3.2	Blank and invalid votes shall not be counted as votes.

3.3	Resolutions may be adopted by acclamation if none of the persons with voting rights present at the meeting objects.

3.4
The Chairman’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

3.5	The Chairman of any meeting of the Companies shall not be entitled in any circumstances to a second or casting vote in addition to any other vote he, if any, may have.
3.6	Notwithstanding the forgoing the Investors agree to procure that:
3.6.1	no resolution shall be proposed or voted in favour of by any Shareholder that is part of their Group at any Shareholders meeting of the Company without the prior written consent of RBS; and

3.6.2	no resolution relating to a Board Reserved Matter shall be passed at any Shareholders meeting of the Company without the unanimous approval of all Shareholders.

Part C
Administration of Board and Shareholder Meetings
1	All meetings of the Board, the Board Committees and the Shareholders shall be held in the Netherlands.
2
A minimum of 5 Business Days’ notice of meetings of the Board and a minimum of 15 days’ notice of meetings of the general meeting of Shareholders, accompanied by details of the venue for such meeting (taking into account the requirements of paragraph 1 and an agenda of the business to be transacted (together with, where practicable, all papers to be circulated or presented to the same), shall be given to all the Directors or Shareholders (as appropriate). Where either (i) the Chairman of the Board or any Shareholder determines (acting reasonably) that urgent business has arisen, or (ii) with the prior consent of any two Investors, notice of meetings of the Board may be reduced to 2 Business Days.

3
A meeting of the Board or of the general meeting of Shareholders may be held at shorter notice than set out above or without notice with the unanimous consent of the Directors or the Shareholders (as appropriate), provided that in case of a general meeting of Shareholders, valid resolutions of the General Meeting may only be adopted if all of the Company’s issued capital is represented.

4
Subject to paragraph 1, a meeting of the Directors may consist of a conference call between Directors some or all of whom are in different places provided that each Director who participates in the meeting is able:

4.1	to hear each of the other participating Directors addressing the meeting; and

4.2	if he so wishes, to address each of the other participating Directors simultaneously,

whether directly, by conference telephone or by any other form of communication equipment or by a combination of such methods and provided that the majority of the Directors present is physically present in the Netherlands and resident for tax purposes outside the United Kingdom. A quorum shall be deemed to be present if those conditions are satisfied in respect of at least the number and designation of Directors required to form a quorum. Subject to paragraph 1, a meeting held in this way shall be deemed to take place at the place in the Netherlands where the largest group of Directors is assembled or, if no such group is readily identifiable, at the place in the Netherlands from where the chairman of the meeting participates at the start of the relevant meeting.

Notwithstanding the foregoing, no Director shall be entitled to participate in any conference call or other form of communication equipment as aforesaid from the United Kingdom.

Part D
Other Board Matters
1	Directors’ Insurance

Each Investor shall, for and on behalf of the Company, at all times maintain or procure the maintenance of indemnity insurance in respect of any Directors appointed by that Investor to the Board or to the board of directors of any other member of the Group pursuant to this Agreement, on ordinary commercial terms.

2	Remuneration

No Director shall be entitled to remuneration from, or reimbursement of expenses by, the Company unless otherwise determined by a Super Board Majority.

3	Directors’ Indemnification

No Director shall be entitled to indemnification from the Company but shall instead rely on such arrangements as may exist between him and the Investor which nominated him for appointment.

4	Interested Parties
4.1
Subject to the provisions of applicable law and save as notified to the contrary by a majority of the other Directors present at a meeting of the Board, provided that he has disclosed to the Board the nature and extent of any material interest of his, a Director notwithstanding his office:

(i)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or a member of the Group, or in which the Company or a member of its Group is otherwise interested;

(ii)
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or a member of the Group or in which the Company or a member of its Group is otherwise interested; and

(iii)
shall not, by reason of his office, be accountable to the Company or a member of the Group for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

4.2
Subject to the provisions of applicable law, provided that it has disclosed to the Investors the nature and extent of any material interest, an Investor may exercise its rights as a shareholder (including its voting rights) in respect of any transaction or arrangement which both the Investor and the Company or a member of their Groups may be a party to, or otherwise interested.

4.3	For the purposes of paragraphs 4.1 and 4.2:
(i)
a general notice given to the Board or the Investors that a Director or Investor, respectively, is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director or Investor has an interest in any such transaction of the nature and extent so specified; and

(ii)	an interest of which a Director or Investor has no actual knowledge shall not be treated as his or its interest.

Schedule 6
Board Reserved Matters
For the purposes of this Schedule 6, any reference to the “Group” shall be construed as a reference to the Company and its Group.
1	Share Capital
1.1
Any variation, creation, increase, re-organisation, consolidation, sub division, conversion, reduction, redemption, repurchase, re-designation or other alteration of the authorised or issued share or loan capital of the Company or any member of its Group or the variation, modification, abrogation or grant of any rights attaching to any such share or loan capital except, in each case, as may be required by or permitted under this Agreement.

1.2
The entry into or creation by the Company or any member of its Group of any agreement, arrangement or obligation requiring the creation, allotment, issue, Transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the creation, allotment, issue, Transfer, redemption or repayment of, a share in the capital of any member of the Company’s Group (including an option or right of pre emption or conversion) except, in each case, to a member of the Company’s Group or as may be required by or permitted under this Agreement or as provided for or contemplated in the Business Plan.

1.3
Other than as expressly required by the Articles, the reduction, capitalisation, repayment or distribution of any amount standing to the credit of the share capital, any share premium account, capital redemption reserve or any other reserve of any member of the Company’s Group (other than a wholly-owned subsidiary undertaking of the Company), or the reduction of any uncalled liability in respect of partly paid shares of any member of the Company’s Group.

1.4	Any amendment to the Articles.
2	Winding Up
2.1	To the extent within the powers of the board, the taking of steps in respect of any member of the Company’s Group to:
2.1.1	wind up or dissolve such Group Company;

2.1.2	obtain an administration order in respect of such Group Company;

2.1.3	invite any person to appoint a receiver or receiver and manager of the whole or any part of the business or assets of such Group Company;

2.1.4	make a proposal for a creditors’ voluntary arrangement in respect of such Group Company; and

2.1.5	do anything similar or analogous to those steps referred to in paragraphs 2.1.1 to 2.1.4 above, in any other jurisdiction.
3	Capital Expenditure

Any capital expenditure *** (in respect of an individual item or a series of related items).

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4	Related Party Contracts

The entry into, termination or variation of any material contract or arrangement between any member of the Group and an Investor or an Investor Group member, other than (i) as expressly provided for in this Agreement; or (ii) a contract on arm’s length terms in the ordinary course of business.

5	Joint Venture Agreements

The entry into of any joint venture, partnership, consortium or other similar arrangement other than in the ordinary course of business.

6	Acquired Businesses and Retained Business

Any material change in the nature of any Acquired Business or the Retained Business.

7	Litigation

The commencement or settlement of any litigation, arbitration or other proceedings which are material in the context of the RBS Acquired Business, the Fortis Acquired Business, the Santander Acquired Business or the Retained Business (as the case may be).

8	Acquisitions

The acquisition of any company or undertaking other than as contemplated by the Business Plan.

9	Contracts

The entering into or termination of any contract which is not in the ordinary course of business and which is material in the context of the RBS Acquired Business, the Fortis Acquired Business, the Santander Acquired Business or the Retained Business (as the case may be).

Schedule 7
Representations and Warranties
1	Capacity

The Investor has capacity and power to carry on its activities as now carried on and as proposed to be carried on, to own its property and other assets and sue and be sued in its own name and to execute, deliver and perform its obligations under this Agreement, the Transaction Documents (as applicable) and the transactions contemplated by this Agreement.

2	Authority

Except as provided in Clause 8.2, the Investor has taken all necessary action to authorise the execution, delivery and performance of its obligations under this Agreement and the Transaction Documents (as applicable).

3	Legal, Valid and Binding
3.1	The Agreement and the Transaction Documents (as applicable) once executed by the Investor will constitute legal, valid and binding obligations of such party enforceable in accordance with their terms.

3.2
No authorisation, approvals or consents from any governmental or other authorities is necessary for the execution and delivery by the Investor of this Agreement or the Transaction Documents (as applicable) or, except to the extent set out in Clause 8.2 and/or reflected in the conditions to the Offer, the exercise of its rights and the performance of its obligations under this Agreement and the Transaction Documents (as applicable) including, the making of all payments due or to become due from it and to render the same legal, valid, enforceable and admissible in evidence. The execution, delivery and performance by it of this Agreement, the Transaction Documents (as applicable) and the transactions contemplated by this Agreement will not contravene any existing law, regulation, ordinance, decree or authorisation to which it is subject, or contravene any provision of its memorandum and articles of association or any equivalent documents in any jurisdiction where it is formed.

4	No Encumbrances

Neither the Investor’s execution nor its performance of this Agreement will result in the creation of, or oblige it to create or permit to subsist, an Encumbrance over any of its present or future assets or revenues.

Schedule 8
Form of Deed of Accession
THIS DEED is made on [•] 20[•]
BY [•], a company incorporated under the laws of [•] having its [registered] office at [•] (“New Shareholder”).
Whereas:
(A)
The New Shareholder has agreed to [purchase] [subscribe for] Shares in the capital of the Company in the capital of the Company as described in the Schedule (the “[Transferred] [Issued] Interest”) subject to and in accordance with the terms and conditions of [an agreement] [a notarial deed of [transfer] [issuance]] to be dated [date of Transfer/Subscription Agreement or Deed of Transfer/Issuance] and made between [ ] (the “[Transferor] [Company]”) and the New Shareholder (the “[Transfer Agreement] [Subscription Agreement [Deed of Transfer] [Deed of Issuance]”) and the Consortium and Shareholders’ Agreement dated [•] 2007 as amended, amended and restated or otherwise modified from time to time between, amongst others, the Company and the Investors (the “Shareholders’ Agreement”).

Now this Deed witnesseth and it is hereby agreed with and for the benefit of each party to the Shareholders’ Agreement and each party who becomes a party to the Shareholders’ Agreement after the date of this Deed:
1	Definitions and Interpretations
1.1	Definitions

In this Deed (including the Recitals and Schedule hereto), unless the subject or context otherwise requires, words defined in the Shareholders’ Agreement shall have the same meanings when used herein and:

"Closing” means the closing of the [Sale and Transfer] [Issuance] of the [Transferred] [Issued] Interest to take place at the offices of [•] on [date];

"Closing Date” has the meaning ascribed thereto in Clause 2.

1.2	Interpretation

The provisions of Clause 1 of the Shareholders’ Agreement shall apply to this Deed mutatis mutandis.

1.3	Headings

Headings shall be ignored in the construction of this Deed.
2	Undertakings of the New Shareholder

In consideration of the agreement of the [Transferor to Transfer the Transferred Interest] [Company to issue the Issued Interest] to the New Shareholder, the New Shareholder undertakes, for the benefit of each party to the Shareholders’ Agreement, that it will with effect from the date of Transfer by the Transferor] [issue by the Company] to the New

Shareholder of the [Transferred] [Issued] Interest (the “Closing Date”) and without prejudice to or assuming any liability of the Transferor in respect of any breach by it of obligations under the Shareholders’ Agreement prior to the Closing Date], assume, perform and comply with each of the obligations of [the Transferor] [an Investor] under the Shareholders’ Agreement as if it had been a party to the Shareholders’ Agreement at the date of execution thereof and been named in it as an Investor. Each other party to the Shareholders’ Agreement may enforce the terms of this Clause 2.
3	Rights of the New Shareholder

There shall be accorded to the New Shareholder with effect from the Closing Date all the rights [of the Transferor] [of a Shareholder] with respect to the [Transferred Interest (in each case without prejudice to the accrued rights of the Transferor under the Shareholders’ Agreement in respect of any breach by any other party thereto of its obligations thereunder at any time prior to the Transfer Date)] [Issued Interest] as if the New Shareholder had been a party to the Shareholders’ Agreement at the date of execution thereof and had been named in it as an Investor and, with effect from the Closing Date, the Transferor shall cease to be entitled to those rights.

4	Notices

The address and facsimile number designated by the New Shareholder for the purposes of Clause 21 (Notices) of the Shareholders’ Agreement are:

Address:

Fax:

For the attention of:

5	Assignment and Transfer

The New Shareholder hereby acknowledges and agrees that it shall have no right to assign, transfer or in any way dispose of the benefit (or any part thereof) or the burden (or any part thereof) of this Deed without the prior consent of all the other parties to the Shareholders’ Agreement.

6	Third Party Rights

Except where expressly stated otherwise in this Deed and other than by any party to the Shareholders Agreement, no term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

7	General Provisions

The provisions of Clauses [10 (representations and warranties)], 16 (Confidentiality and Announcements), [19 Entire Agreement and Non Reliance], 20 (General) and 22 (Governing Law and Arbitration) of the Shareholders’ Agreement shall apply (mutatis mutandis) to this Deed as if expressly set out herein.

In witness whereof this Deed has been entered into the day and year first before written.

Schedule 9
Permitted Disclosure
Clause 16.1 shall not prevent:
1	any disclosure which is required by law or regulation to be disclosed to any person who is authorised by law or regulation to receive the same;

2
any disclosure which is required by the regulations of any exchange upon which the share capital of the disclosing party is or is proposed to be from time to time listed or dealt in provided that such disclosure is, where practicable, discussed with the other relevant parties hereto before being made;

3
any disclosure which is made to a court, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing party is a party in a case where such disclosure is required by such proceedings or is necessary in connection with enforcing any right, power or remedy it may have under a document to which it is a party;

4	any disclosure which is made to any professional advisers of the disclosing party who are bound to the disclosing party by a duty of confidence which applies to any information disclosed;

5	any disclosure which is made to an Affiliate who is bound to the disclosing party by a duty of confidence which applies to any information disclosed;

6	any disclosure which is made to any person appointed as an Investor Director or Alternate Director;

7	any disclosure which is made to an Investor’s or the Group’s bankers and financiers or proposed bankers and financiers from time to time;

8	any disclosure required by law, a governmental, taxation or other authority with relevant powers or professional standards body to which the party making the disclosure is subject or submits;

9	any disclosure which is made pursuant to the terms of this Agreement.

In witness whereof this Agreement has been entered into the day and year first above written.

SIGNED by M.R. McLean on behalf of THE ROYAL BANK OF SCOTLAND GROUP PLC	}	/s/ M.R. McLean

SIGNED by J.I. Benjumea Cabeza de Vaca on behalf of BANCO SANTANDER CENTRAL HISPANO S.A.	}	/s/ J.I. Benjumea Cabeza de Vaca

SIGNED by M. Lippens and J.P. Votron on behalf of FORTIS N.V. and FORTIS SA/NV	}	/s/ M. Lippens /s/ J.P. Votron

SIGNED by M.R. McLean, J.I. Benjumea Cabeza de Vaca, K.A.M. de Boeck and A.M. Kloosterman on behalf of RFS HOLDINGS B.V.	}	/s/ M.R. McLean /s/ J.I. Benjumea Cabeza de Vaca /s/ K.A.M. de Boeck /s/ A.M. Kloosterman